UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under § 240.14a-12

LODGIAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326

March 5, 2010

To Our Stockholders:

On behalf of the board of directors and management of Lodgian, Inc. (“Lodgian”), I cordially invite you to attend a special meeting of the stockholders of Lodgian, to be held on April 15, 2010, at 10:00 a.m. local time, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309.

At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2010, which we refer to in this proxy statement as the “merger agreement”, by and among Lodgian, LSREF Lodging Investments, LLC (“LSREF Investments”), and LSREF Lodging Merger Co., Inc. (“Merger Sub”), and to approve the merger of Merger Sub with and into Lodgian, which we refer to in this proxy statement as the “merger”, and the other transactions contemplated by the merger agreement. If the merger is completed, Lodgian will be a wholly owned subsidiary of LSREF Investments, and you will receive $2.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger, and you will cease to have ownership interest in the continuing business of Lodgian. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

After careful consideration, our board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Lodgian and its stockholders. OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on us from documents we filed with the Securities and Exchange Commission, who we refer to in this proxy statement as the “SEC”.

Your Vote is Very Important.  The merger cannot be completed unless Lodgian’s stockholders holding a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. If you do not vote, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call Innisfree M&A, Incorporated, our proxy solicitor, who is assisting us, toll-free at: (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833).

On behalf of our board of directors, I thank you in advance for your cooperation and continued support.

Sincerely yours,

Daniel E. Ellis
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated March 5, 2010 and is first being mailed, along with the attached proxy card, to our stockholders on or about March 12, 2010.

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 15, 2010

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Lodgian, Inc. (“Lodgian,” “we”, “us” or “our”) will be held at 10:00 a.m. local time, on April 15, 2010, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, for the following purposes:

1. To consider and vote on a proposal, which we refer to in this proxy statement as the “merger proposal”, to adopt the Agreement and Plan of Merger, dated as of January 22, 2010, which we refer to in this proxy statement as the “merger agreement”, by and among Lodgian, LSREF Lodging Investments, LLC (“LSREF Investments”), and LSREF Lodging Merger Co., Inc. (“Merger Sub”), and to approve the merger of Merger Sub with and into Lodgian, which we refer to in this proxy statement as the “merger”, and the other transactions contemplated by the merger agreement. The merger agreement provides that, upon completion of the merger, each holder of shares of the Company’s common stock will be entitled to receive $2.50 in cash, without interest, in exchange for each share held (subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger).

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on March 10, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at, the special meeting and any adjournment or postponement of the special meeting. Holders of Lodgian’s common stock are entitled to appraisal rights under Delaware law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 46.

Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you promptly complete, sign, date and return the enclosed proxy or submit your proxy or voting instructions by telephone or Internet, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board on any matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, but will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

After careful consideration, our board has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Lodgian and its stockholders. OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Please carefully read the proxy statement and other materials concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME

By order of the Board of Directors,

James A. MacLennan
Executive Vice President and Chief Financial Officer

March 5, 2010
Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE OR SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

i

References in this proxy statement to “Lodgian,” “we,” “us,” “our,” “our Company” and the “Company” refer to Lodgian, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our subsidiaries.

ii

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

PROXY STATEMENT

For the Special Meeting of Stockholders
to be held April 15, 2010

This Proxy Statement is furnished by and on behalf of the board of directors of Lodgian in connection with the solicitation of proxies for use at a Special Meeting of Stockholders of Lodgian to be held at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on April 15, 2010, beginning at 10:00 a.m. local time. Pursuant to the merger agreement, the parties have agreed to merge LSREF Lodging Merger Co., Inc. with and into Lodgian. If our stockholders approve the merger proposal and the other conditions to the merger are satisfied, each stockholder will receive $2.50 in cash, without interest, per share of our common stock owned at the time of the merger, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger.

The merger cannot occur unless holders of a majority of our outstanding common stock entitled to vote approve the merger proposal. A failure to vote has the same effect as voting your shares against the merger proposal.

This document provides you with detailed information about the merger proposal. Please see “Where You Can Find More Information” on page 74 for additional information about Lodgian on file with the SEC.

The Proxy Statement and the proxy card are first being mailed on or about March 12, 2010 to our stockholders of record on March 10, 2010, the record date.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES “FOR” THE PROPOSALS SET OUT IN THIS PROXY STATEMENT BY ANY OF THE AVAILABLE METHODS — BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to in this proxy statement as the “merger agreement”, dated as of January 22, 2010, by and among Lodgian, LSREF Lodging Investments, LLC, and LSREF Lodging Merger Co., Inc., is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 15)

Lodgian

Lodgian is one of the largest independent hotel owners and operators in the United States in terms of the number of guest rooms according to Hotel Business. The Company is considered an independent owner and operator because the Company does not operate its hotels under its own name. The Company operates substantially all of its hotels under nationally recognized brands, such as “Crowne Plaza”, “Four Points by Sheraton”, “Hilton”, “Holiday Inn”, “Marriott” and “Wyndham”. The Company’s hotels are primarily full-service properties that offer food and beverage services, meeting space and banquet facilities and compete in the midscale, upscale and upper upscale market segments of the lodging industry. Management believes that these strong national brands provide many benefits such as guest loyalty and market share premiums.

As of December 31, 2009, the Company operated 34 hotels with an aggregate of 6,401 rooms, located in 20 states. Of the 34 hotels, 33 hotels, with an aggregate of 6,272 rooms, were held for use, while one hotel with an aggregate of 129 rooms, was held for sale.

As of December 31, 2009, the Company operated 16 hotels under franchises obtained from InterContinental Hotels Group (“IHG”) as franchisor of the Crowne Plaza, Holiday Inn and Holiday Inn Express brands. The Company operated 12 hotels under franchises from Marriott International as franchisor of the Marriott, Courtyard by Marriott, Fairfield Inn by Marriott, Residence Inn by Marriott and SpringHill Suites by Marriott brands. The Company operated an additional six hotels under other nationally recognized brands.

LSREF Investments

LSREF Lodging Investments, LLC, a Delaware limited liability company, which we refer to in this proxy statement as “LSREF Investments”, was formed by an affiliate of Lone Star Real Estate Fund (U.S.), L.P., a Delaware limited partnership which is one of the Lone Star Funds, and which we refer to in this proxy statement as “Lone Star Guarantor”, for the purpose of entering into the merger agreement with Lodgian and completing the merger. LSREF Investments has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Lone Star Funds is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single family residential and consumer debt products as well as banks and asset rich operating companies requiring rationalization. Since the establishment of its first fund in 1995, the principals of Lone Star Funds have organized private equity funds totaling approximately $24 billion of capital that has been invested globally through Lone Star Funds’ worldwide network of affiliate offices.

Merger Sub

LSREF Lodging Merger Co., Inc., a Delaware corporation, which we refer to in this proxy statement as “Merger Sub”, was formed by LSREF Investments for the purpose of entering into the merger agreement with Lodgian and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger (Page 16)

You are being asked to vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Upon the terms and subject to the conditions contained in the merger agreement, Merger Sub shall be merged with and into Lodgian. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of LSREF Investments.

Merger Consideration (Page 51)

If the merger is completed, each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, LSREF Investments or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will be entitled to receive $2.50 per share in cash, without interest and less applicable withholding taxes, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger.

Effective Time of the Merger (Page 50)

The closing of the merger will occur on the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and LSREF Investments. Although we expect to complete the merger shortly after the special meeting of our stockholders, we cannot specify when, or assure you that, we and LSREF Investments will satisfy or waive all the conditions to the merger.

Effect on Option Plans (Page 51)

Each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled and all such holder’s rights under such options or under any option plan of Lodgian shall terminate at the time of the merger.

Recommendation of Our Board of Directors (Page 33)

After careful consideration, our board of directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Lodgian and its stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Opinion of Houlihan Lokey (Page 33 and Annex B)

On January 20, 2010, at a meeting of our board of directors held to evaluate the proposed merger, our financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. who we refer to in this proxy statement as “Houlihan Lokey”, delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 20, 2010, to the effect that, as of the date of the opinion and based on and subject to the various qualifications, factors, assumptions and limitations described in its opinion, the per share merger consideration to be received by the holders of shares of our common stock in the proposed merger pursuant to the merger agreement was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of Lodgian and only addressed the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of Lodgian’s common stock in the merger pursuant to the merger agreement, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

Conditions to the Merger (Page 62)

We, LSREF Investments and Merger Sub will not be required to complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval and adoption by our stockholders of the merger agreement.

Termination of the Merger Agreement (Page 64)

Either we or LSREF Investments can terminate the merger agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of closing conditions set forth in the merger agreement.

In addition to certain other circumstances, LSREF Investments may also terminate the merger agreement if our board of directors elects to withdraw or adversely modify its recommendation of the merger. We may also terminate the merger agreement, after complying with certain procedures, in order to enter into a definitive acquisition agreement with a third party that our board of directors has determined is a company superior offer. If the merger agreement is terminated as described in this paragraph, we will be required to pay LSREF Investments a $3.25 million termination fee.

Further, on January 22, 2010, Hospitality Mortgage Investments, LLC, an affiliate of LSREF Investments, who we refer to in this proxy statement as “Hospitality”, purchased the lender’s interest in Lodgian’s $130 million mortgage loan facility originally made in 2007 by Goldman Sachs Commercial Mortgage Capital II, L.P, which we refer to in this proxy statement as the “Mortgage Loan”. An amendment to the Mortgage Loan was also concurrently entered into by Hospitality and Lodgian’s subsidiary borrowing entities which own the hotels securing the Mortgage Loan. Pursuant to such amendment, amongst other things, if the merger agreement is validly terminated for any reason other than as a result of a breach by LSREF Investments of any of its representations, warranties, covenants or agreements contained in the merger agreement such that certain of the Company’s closing conditions in the merger agreement would not be met, Lodgian’s subsidiary borrowing entities on the Mortgage Loan will be required, in their sole discretion, to either pay down the principal balance of such loan by $5.0 million, or to cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan. If the Holiday Inn Monroeville, Pennsylvania property is pledged as additional security for the Mortgage Loan, it may be subsequently released from the Mortgage Loan upon payment of a cash release price of $5.0 million.

Acquisition Proposals (Page 57)

The merger agreement contains non-solicitation provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive an unsolicited company superior offer from a third party under certain circumstances set forth in the merger agreement.

Reasons for the Merger (Page 29)

In making its recommendation that you vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, our board carefully considered a number of factors. Please refer to the more detailed information contained in “The Merger — Reasons for the Merger” on page 29.

Special Meeting; Quorum; Merger Vote (Page 12)

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on April 15, 2010, beginning at 10:00 a.m. local time. The holders of a majority of the outstanding shares of our common stock, entitled to vote, must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote required to approve Proposal 1, the merger proposal, is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting and the vote required to approve Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, is the affirmative vote of a majority of the votes cast at the special meeting.

Certain Material United States Federal Income Tax Consequences of the Merger (Page 47)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them as a result of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 44)

Members of our board of directors and certain of our executive officers have various interests in the merger that may be in addition to, or different from, the interests of our stockholders, including the following:

•	our directors and executive officers will receive cash proceeds from the accelerated vesting of the shares of common stock subject to restricted stock grants and conversion of those shares of stock into the merger consideration;

•	certain of our executive officers are parties to employment and separation agreements which provide for enhanced payments upon the termination of employment due to a change of control of the Company; and

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Financing of the Merger (Page 49)

The merger agreement does not contain a financing condition or a “market MAC” condition and the merger is not conditioned upon any financing arrangements. LSREF Investments estimates that the total amount of funds required to complete the merger, and the payment of any related fees and expenses, will be approximately $55.0 million.

Guaranty (Page 49)

Lone Star Guarantor provided us with a direct guarantee of the full and prompt payment and performance of all of the obligations of LSREF Investments and Merger Sub arising under the merger agreement (including, without limitation, payment of the merger consideration and any damages payable by LSREF Investments and/or Merger Sub as a result of its and/or their breach of the merger agreement) as limited pursuant to the terms of the merger agreement. The guaranty is a guaranty of payment and performance and not of collection, and Lone Star Guarantor agreed that its obligations under the guaranty are primary, absolute and unconditional.

Regulatory Approvals (Page 49)

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing with the SEC of this proxy statement and any other filings and reports that may be required in connection with the merger agreement and the transactions contemplated by the merger agreement under the Exchange Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or the consummation of the merger.

Voting Agreements (Page 42)

Concurrently with the execution and delivery of the merger agreement, Key Colony Fund, L.P., who we refer to in this proxy statement as “Key Colony”, and OCM Real Estate Opportunities Fund II, L.P., and certain of its affiliates, who we refer to in this proxy statement as “Oaktree”, which hold in the aggregate 26.8% as of the date of the merger agreement of our total outstanding common shares, entered into voting agreements whereby Key Colony and Oaktree committed to vote their shares for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Appraisal Rights (Page 68)

If the merger is consummated, holders of shares of Lodgian’s common stock who do not vote in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement will have the right to seek appraisal of the fair value of their shares of Lodgian’s common stock as determined by the Delaware Court of Chancery, but only if they submit a written demand for appraisal to Lodgian before the vote is taken on the merger agreement and they comply with all other requirements of Delaware law, which are summarized in this proxy statement beginning on page 68. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to received under the terms of the merger agreement. Any holder of shares of Lodgian’s common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to Lodgian prior to the vote on the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our stockholders will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on April 15, 2010, beginning at 10:00 a.m. local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the board of directors of Lodgian.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following:

• Proposal 1, which we also refer to in this proxy statement as the “merger proposal”, the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

• Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement; and

• the transaction of any other business that may properly come before the special meeting or any adjournment or postponements of the special meeting.

Q:	What is the proposed transaction?

A:	Once the merger agreement has been adopted and the merger and the other transactions contemplated by the merger agreement have been approved by our stockholders and all of the conditions set forth in the merger agreement have been satisfied or waived, Merger Sub will be merged with and into us and LSREF Investments will be our sole stockholder. Each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, LSREF Investments or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will receive $2.50 per share in cash, without interest and less applicable withholding taxes, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger, for each share of our common stock they own.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

• “FOR” Proposal 1, the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; and

• “FOR” Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Q:	Have any stockholders already agreed to approve the merger?

A:	Yes. In connection with the merger agreement, Key Colony and Oaktree, which beneficially hold an aggregate of 26.8% as of the date of the merger agreement of our total outstanding shares of common stock, entered into voting agreements with LSREF Investments and Merger Sub, pursuant to which such stockholders agreed to vote their shares for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The votes required to adopt the proposals are as follows:

• Proposal 1, the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting; and

• Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on March 10, 2010, are entitled to receive notice of and to vote at, the special meeting and any adjournment or postponement of the special meeting. You will have one vote at the special meeting for each share of common stock you owned at the close of business on the record date. As of March 1, 2010, 21,631,958 shares of our common stock were issued and outstanding.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	Holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy before we may transact business at the special meeting. This is called a “quorum”. Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:	What do I need to do now? How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement, the Annexes attached to this proxy statement and the documents referred to in this proxy statement, please vote your shares of our common stock as soon as possible. Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the Special Meeting or by proxy. There are three ways to vote by proxy:

• By Telephone — You can vote by telephone by calling 1 (800) 776-9437 and following the instructions on the proxy card if you are located in the United States;

• By Internet — You can vote over the Internet at www.voteproxy.com by following the instructions on the proxy card; or

• By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card if you received your proxy materials by mail.

Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on April 14, 2010.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	How are votes counted?

A:	For Proposal 1, the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 1 but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN” it has the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

For Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 2 but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” from voting on Proposal 2, it will have no effect on the outcome of the vote.

If you sign and return your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1, the merger proposal, “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and, in accordance with the recommendation of our board of directors, on any other matters properly brought before the special meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote “AGAINST” Proposal 1 because adoption of this Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Q:	May I vote in person?

A:	Yes. Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

• Stockholder of Record.  If your shares are registered directly in your name with our exchange agent, American Stock Transfer & Trust Company, LLC, you are considered to be the stockholder of record with respect to those shares and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

• Beneficial Owner.  If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a stockholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your being admitted to the special meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 10, 2010, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

The meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:00 a.m. local time, and you should allow ample time for the check-in procedures.

Q:	When should I return my proxy card?

A:	You should return your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Lodgian, Inc., 3445 Peachtree Road, Suite 700, N.E., Atlanta, Georgia, 30326, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone or through the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal and the postponement or adjournment of the special meeting, if necessary or appropriate.

Q:	Should I send in my stock certificate(s) now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $2.50 per share in cash, without interest and less any applicable withholding tax, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger.

Q:	Who will bear the cost of solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Lodgian. We have retained Innisfree M&A, Incorporated, who we refer to in this proxy statement as “Innisfree”, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $25,000, of which $12,500 is payable upon the execution of the proxy solicitation agreement, and the remaining $12,500 is payable on the date of the special meeting plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card you receive.

Q:	How can I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each stockholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call Innisfree at (888) 750-5834, toll-free (banks and brokers may call collect at (212) 750-5833), to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your rights to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than two business days after obtaining stockholder approval, assuming that all of the conditions set forth in the merger agreement have been satisfied or waived. See “Proposal 1 — The Merger Agreement — Conditions to Each Party’s Obligations” on page 62.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explains how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the exchange agent a payment of the cash consideration for your shares.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law, which we refer to as “DGCL” in this proxy in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” on page 46. The judicially determined fair value of your shares could be greater than, equal to or less than the $2.50 in cash per share that our stockholders are entitled to receive in the merger.

Q:	Where can I find more information about Lodgian?

A:	Lodgian files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 74 in this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Innisfree at (888) 750-5834 toll-free (banks and brokers may call collect at: (212) 750-5833). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $3.25 million termination fee to LSREF Investments and require our subsidiary borrowing entities on the Mortgage Loan, in their sole discretion, to either pay down the principal balance of such loan by $5.0 million, or to cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on relationships with franchisors, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of a share of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	the risk that we may be subject to litigation in connection with the proposed merger;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q, which discuss other important risk factors concerning our operations. See “Where You Can Find More Information” on page 74.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF THE STOCKHOLDERS

The proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our stockholders.

Date, Time and Place

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, on April 15, 2010, beginning at 10:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not aware of any additional business that may come before the special meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously (1) approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement and (2) determined that the merger is advisable and in the best interests of Lodgian and our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on March 10, 2010, the record date, are entitled to receive notice of and to vote at the special meeting. As of March 1, 2010, 21,631,958 shares of our common stock were issued and outstanding. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the merger proposal, the proposal to adjourn or postpone the special meeting, if necessary or appropriate, and any other business that may come before the special meeting.

The holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (discussed below) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting will be adjourned or postponed to solicit additional proxies.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. A broker non-vote will be a vote against Proposal 1 because approval of Proposal 1 requires the affirmative vote of a majority of all outstanding shares of our common stock. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Vote Required

The adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Voting of Proxies

To vote your shares, you should follow the instructions as indicated on your proxy card if you vote over the Internet or by telephone, or you should mark, sign, date and return the enclosed proxy card in the enclosed envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you return your proxy card and it is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you return your proxy card and it is unsigned, then your vote cannot be counted. If you return your proxy card and it is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and in accordance with the recommendation of our board on any other matters properly brought before the special meeting for a vote.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct such entity to vote their shares.

We do not expect that any matter other than the ones discussed in this proxy will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•	first, you can deliver to our Corporate Secretary, at our principal executive offices located at 3445 Peachtree Road, N.E., Suite 700, Atlanta, GA 30326, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•	second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	third, you can attend the special meeting and vote in person.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Solicitation of Proxies

The board of directors of Lodgian is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Lodgian may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation material to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Innisfree to solicit proxies in connection with the special meeting at a cost of approximately $25,000, of which $12,500 is payable upon the execution of the proxy solicitation agreement, and the remaining $12,500 is payable on the date of the special meeting plus reimbursement of out-of-pocket fees and expenses.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call (toll-free):

Innisfree M&A, Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the DGCL, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with the recommendation of our board of directors.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER AGREEMENT

Lodgian

Lodgian is one of the largest independent hotel owners and operators in the United States in terms of the number of guest rooms according to Hotel Business. The Company is considered an independent owner and operator because the Company does not operate its hotels under its own name. The Company operates substantially all of its hotels under nationally recognized brands, such as “Crowne Plaza”, “Four Points by Sheraton”, “Hilton”, “Holiday Inn”, “Marriott” and “Wyndham”. The Company’s hotels are primarily full-service properties that offer food and beverage services, meeting space and banquet facilities and compete in the midscale, upscale and upper upscale market segments of the lodging industry. Management believes that these strong national brands provide many benefits such as guest loyalty and market share premiums.

As of December 31, 2009, the Company operated 34 hotels with an aggregate of 6,401 rooms, located in 20 states. Of the 34 hotels, 33 hotels, with an aggregate of 6,272 rooms, were held for use, while one hotel with an aggregate of 129 rooms, was held for sale.

As of December 31, 2009, the Company operated 16 hotels under franchises obtained from IHG as franchisor of the Crowne Plaza, Holiday Inn and Holiday Inn Express brands. The Company operated 12 hotels under franchises from Marriott International as franchisor of the Marriott, Courtyard by Marriott, Fairfield Inn by Marriott, Residence Inn by Marriott and SpringHill Suites by Marriott brands. The Company operated an additional six hotels under other nationally recognized brands.

LSREF Investments

LSREF Investments was formed by an affiliate of Lone Star Guarantor for the purpose of entering into the merger agreement with Lodgian and completing the merger. LSREF Investments has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Lone Star Funds is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single family residential and consumer debt products as well as banks and asset rich operating companies requiring rationalization. Since the establishment of its first fund in 1995, the principals of Lone Star Funds have organized private equity funds totaling approximately $24 billion of capital that has been invested globally through Lone Star Funds’ worldwide network of affiliate offices.

Merger Sub

Merger Sub was formed by LSREF Investments for the purpose of entering into the merger agreement with Lodgian and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE MERGER

Background of the Merger

Introduction

Our board, with the assistance of our management and advisors, has considered a wide variety of strategic alternatives to enhance stockholder value over the past several years, including:

•	continued execution of our strategic operating plan, as modified from time to time with guidance and direction from our board and management;

•	a sale of our company;

•	the surrender of selected assets in satisfaction of non-recourse financing;

•	the sale of selected assets;

•	the refinance, restructuring or extension of maturing debt;

•	going-private through a reverse-stock split and delisting our stock from NYSE Amex Equities;

•	outsourcing management of our properties;

•	raising additional equity capital; and

•	an orderly liquidation of the Company.

Since November 1, 2006, our financial advisors and/or our management have had contact with over 140 third parties to determine their interest in potentially entering into a strategic transaction with us. Over 40 parties entered into confidentiality agreements with us and received non-public information regarding our business. Seventeen parties submitted non-binding indications of interest. We subsequently engaged in negotiations with 11 parties regarding a potential strategic transaction, only to have each of these negotiations fail, except for our negotiations with LSREF Investments and its affiliate Lone Star U.S. Acquisitions, LLC, which we refer to in this proxy statement as “Lone Star Acquisitions”. In addition, during this time period, we sold 35 hotels for aggregate gross sales proceeds of $139.1 million, and gave back two hotels to their respective lenders. We are also in the process of surrendering six additional hotels to the lender.

2006

On November 2, 2006, we issued a press release announcing a major strategic initiative to reconfigure our hotel portfolio. As a result of a detailed review undertaken by our board and management, we redefined our core portfolio to be comprised of 43 hotels. We also announced our intention to sell 27 hotels, including 14 hotels that were currently held for sale at the time.

In December 2006, we engaged Goldman, Sachs & Co., who we refer to in this proxy statement as “GS&Co”, and Genesis Capital, L.L.C., who we refer to in this proxy statement as “Genesis Capital”, as our financial advisors. At that time, we also asked our outside counsel, Morris, Manning & Martin, LLP, who we refer to in this proxy statement as “Morris Manning”, to advise us on legal issues in connection with the discussions regarding our strategic alternatives.

2007

In January 2007, we issued a press release announcing that we had initiated a review of strategic alternatives to enhance stockholder value as well as the engagement of GS&Co and Genesis Capital to assist us in the review.

Following the issuance of our January 2007 press release and in accordance with our board’s directives, our financial advisors had discussions with third parties in February 2007 to gauge their interest in potentially entering into a strategic transaction with us. Over 140 parties, comprised of strategic companies, financial entities and real estate investment trusts were either contacted or had contact with us or our financial advisors.

Of those parties, over 40 ultimately executed confidentiality agreements with us and the remainder indicated that they were not interested in pursuing a transaction with us or failed to respond to the inquiry of our financial advisors. Lone Star Acquisitions was one of the parties contacted during this process but they did not pursue or show interest in a potential transaction with us at that time.

Each of the parties who executed a confidentiality agreement with us received a confidential information memorandum and a bid process letter. In response to our bid process letter, we received initial indications of interest from nine parties. At a meeting of our board on April 9, 2007, the board discussed the strengths and weaknesses of the proposals that we had received from the potential bidders. Of these nine parties, six were invited to move forward in the process, with the next step being a meeting with our management, property tours and access to an online data room containing non-public information about the Company. At this time, one of the six parties elected not to move forward in the process and we decided to dismiss another party from the process after they failed to produce evidence that they had sufficient access to the capital required to consummate a transaction.

During the second quarter of 2007, the four remaining parties participated in management meetings with our executive team and property tours of key properties. Following these tours, one of the four parties indicated that it was no longer interested in exploring a strategic transaction with us.

In late April 2007, second round bid process letters were distributed to the three remaining parties, which we refer to in this proxy statement as “Company A”, “Company B”, and “Company C”. The bid process letters stated that a draft merger agreement would be posted to an online data room and requested the three bidders submit second round indications of interest and comments regarding the merger agreement by no later than mid-May, 2007. During this time, all three parties continued to conduct due diligence.

In May 2007, we received second round indications of interest and comments regarding the merger agreement from all three parties. The revised bid from Company A contained a small upward adjustment to the per share purchase price originally proposed by Company A. The revised bid from Company C was at the lower end of the per share range that had been originally proposed by Company C. Company B sent a letter expressing concerns regarding certain tax issues related to structuring the transaction and complications associated with their bid, as well as concerns regarding year-to-date operating performance and the potential capital expenditures that would be required on our properties. Following receipt of the second round indications of interest, we continued to negotiate with each of the three potential parties regarding various issues contained in their indications of interest.

In June 2007, third round bid process letters were distributed to the three remaining parties. The letters asked the bidders to submit a “best and final” offer and any additional comments to the draft merger agreement.

At board meetings on June 8, 2007 and June 20, 2007, our board, with the assistance of our management and financial advisors, engaged in extensive discussions regarding the merits of each revised bid, including an examination of pricing, timing, transaction certainty and other proposed terms from each bidder. Following these discussions, our board determined not to pursue a transaction with Company A or Company B at that time. Company A’s offer contemplated a corporate restructuring that would be costly and uncertain with regard to time and process and was subject to a closing contingency to obtain franchisor consents. Company B’s bid was the lowest of the three bidders and required payment of the highest termination fee and reimbursement of transaction-related expenses. Given the terms of Company C’s bid and other relevant considerations, our board authorized management to enter into exclusive negotiations with Company C.

Consistent with our previously announced process to sell non-core assets of the Company, we issued a press release on June 14, 2007 announcing that we had completed the sale of sixteen hotels to Kronos Hotels & Resorts for an aggregate sales price of $64.9 million.

During the second half of 2007, conditions in the credit markets continued to deteriorate with increasing velocity and economic conditions became increasingly challenging. Despite the volatility in the markets, our board, together with members of our management and representatives of Morris Manning, Genesis Capital and GS&Co, continued to explore potential strategic alternatives for the Company.

During the third quarter of 2007, we continued to receive ongoing inquiries from Company B as well as another of the first round bidders; however, these inquiries were at substantially lower valuation ranges than originally proposed.

On August 24, 2007, we issued a press release to update investors regarding our previously announced review of strategic alternatives to enhance stockholder value. We announced that we had entered into confidentiality agreements with certain interested parties, made substantial amounts of detailed information available to these parties, engaged in management presentations with selected parties, solicited and received several indications of interest, and in several cases engaged in substantive discussions with regard to the sale of the Company. We further stated that, although we had received indications of interest to purchase the Company, we had not received any proposals that our board judged appropriate to present to our stockholders. At that time, we also announced that our board had authorized plans to implement a cost-reduction initiative and had authorized repurchases of up to $30 million of our common stock over a period of time ending no later than August 22, 2009.

In September 2007, negotiations regarding a potential strategic transaction with Company C were terminated. Several factors contributed to the termination of negotiations, including an inability to reach an agreement upon price, the turmoil in the credit markets that prevented Company C from obtaining the debt financing it required to finance a transaction, and the inability to reach a definitive agreement on material issues in the merger agreement, particularly with respect to the conditions to close the transaction.

In the Fall of 2007, we received an unsolicited, non-binding indication of interest from a company, who we refer to in this proxy statement as “Company D”, in which Company D expressed an interest in acquiring a substantial number of our hotels. We also received two more non-binding indications of interest from companies, who we refer to in this proxy statement as “Company E” and “Company F”, in which they expressed an interest in acquiring the Company. All three indications of interest were subject to further diligence. At the time, our board determined that it was in the best interest of our stockholders to pursue a sale of our entire company rather than the sale of a portfolio of a substantial number of our assets. Also, our board decided not to pursue a transaction with Company F due to Company F’s inability to obtain financing and likely inability to close a transaction. Therefore, we began negotiations with Company E, including providing access to the online data room, management meetings, and site visits of our properties.

At a meeting on November 14, 2007, the executive committee of our board discussed a status letter received from Company E, which detailed certain issues raised by Company E and Company E’s agreement to eliminate a condition to the closing of the transaction related to financing. Our executive committee also discussed Company E’s proposed equity structure, and proposed expense reimbursement provision if Company E determined during the due diligence period that there would be tax liability triggered by a transaction. The executive committee instructed Genesis Capital and GS&Co to continue negotiations with Company E in an attempt to remove as many contingencies from their offer as possible and to shorten the due diligence period.

On December 2, 2007, we received a revised draft indication of interest from Company E. At a board meeting on December 4, 2007, our board discussed the progress of discussions with Company E, including attempts to finalize an indication of interest. The board noted that numerous drafts of the letter of intent had been circulated back and forth between the parties; however, certain provisions remained unacceptable, including Company E’s demand for an extended due diligence period, expense reimbursement if Company E determined during the due diligence period that there would be tax liability triggered by a transaction, and Company E’s lack of equity capital. Following this discussion, the board determined that we should not enter into a letter of intent with Company E as it was currently drafted and directed GS&Co and Genesis Capital to continue negotiations to remove contingencies from closing and shorten the due diligence period. Ultimately, the proposed transaction with Company E did not move forward as a result of issues discussed by our board in the December 4th meeting.

On December 27, 2007, we issued a press release to update investors regarding our previously announced review of strategic alternatives to enhance stockholder value. We announced that in light of the volatility in the credit markets, we had suspended discussions with interested parties regarding a strategic transaction. Also, we announced that we would continue with our share repurchase program and our plan to sell certain assets, having already sold 24 hotels since November 1, 2006 for aggregate gross proceeds of approximately $92 million. Finally, in addition to the board meetings detailed above, our board discussed various strategic alternatives at 12 other board meetings in 2007.

2008

During 2008, our board continued to review our strategic alternatives, including a potential sale of all or a portion of our assets. In 2008, three parties, which we refer to as “Company G”, “Company H” and “Company I”, made unsolicited offers to pursue a potential transaction with us. Each of these parties executed confidentiality agreements, received due diligence materials, and attended meetings with management. All three of these parties eventually indicated that they were not interested in entering into a strategic transaction with us at that time. One or more of the following issues were cited by these parties that prevented them from moving forward with a transaction with us: (1) a belief that we were over-leveraged, (2) the risk of refinancing or restructuring our existing indebtedness, (3) a lack of available acquisition financing, (4) the product improvement plan expenses and capital expenditures that would be required on our properties, including capital upgrades, (5) franchise renewal risks, and (6) our deteriorating operating and financial performance.

In the first quarter of 2008, we engaged King & Spalding LLP, who we refer to in this proxy statement as “King & Spalding”, as outside corporate counsel.

As the conditions in the financial markets worsened in the fall of 2008, the turmoil in the economy continued to have a profound impact on our industry in general and on us in particular as corporate and leisure travelers significantly reduced their travel budgets. We also faced a looming problem with approximately $128 million of our mortgage debt scheduled to mature in July 2009. During this period, our stock price declined from $9.67 on September 19, 2008 to $1.25 on December 5, 2008.

In late 2008, we engaged Jones Lang LaSalle to assist us with the refinancing of our debt held by Merrill Lynch Fixed Mortgage Lending, Inc., who we refer to in this proxy statement as “Merrill Lynch”. The engagement of Jones Lang LaSalle was in direct response to the impending maturity on July 1, 2009 of approximately $128 million of our debt held by Merrill Lynch. The Merrill Lynch debt is comprised of three individual pools. Merrill Lynch Fixed Pool 1, which we refer to in this proxy statement as “ML Pool 1”, is secured by four hotels and had a principal balance of $34.5 million as of December 31, 2009. Merrill Lynch Fixed Pool 3, which we refer to in this proxy statement as “ML Pool 3”, is secured by six hotels and had a principal balance of $45.5 million as of December 31, 2009. Merrill Lynch Fixed Pool 4, which we refer to in this proxy statement as “ML Pool 4”, is secured by six hotels and had a principal balance of $34.6 million as of December 31, 2009. We also asked Jones Lang LaSalle to explore the possibility of obtaining financing on or sale of unencumbered properties in Monroeville, Pennsylvania and Melbourne, Florida. In total, Jones Lang LaSalle contacted over 300 parties to seek refinancing and/or financing of these 18 properties.

At a board meeting on December 9, 2008, representatives from King & Spalding discussed their recommendations concerning the appropriate steps that could be taken regarding renegotiation of our debt held by Merrill Lynch that was scheduled to mature on July 1, 2009.

Throughout 2008, our board, with the help of our management, Genesis Capital and GS&Co, continued to explore a wide range of strategic alternatives, including the evaluation and marketing of individual assets for sale. In furtherance of our plan to sell non-core assets, we sold five hotels in 2008 for aggregate gross sales proceeds of $25 million. Also, by the end of 2008, a total of six properties remained classified as held for sale and were in varying stages of the sale process. In addition to the board meetings detailed above, our board discussed strategic alternatives at meetings on January 29, 2008 and August 14, 2008.

2009

At a board meeting on February 4, 2009, our board discussed the status of each of the Company’s held-for-sale assets, our cash flow forecast and the possibility of outsourcing management of our hotels to a third party. After the discussion, our board resolved to form a special committee comprised of certain directors for purposes of evaluating the potential outsourcing of management of our hotels. In addition, with the assistance of Genesis Capital and GS&Co, our board discussed a potential recapitalization of the Company and our impending debt maturities and capital expenditure requirements.

Into 2009, our management continued to work on refinancing our mortgage debt that was scheduled to mature in the near future. In the course of this work, our management identified matters which raised substantial doubt about our ability to continue as a going concern because approximately $128 million of our mortgage debt was scheduled to mature in July 2009. The mortgage debt could not be extended without the approval of the loan servicers, which extension had been requested by us, but not yet granted. On March 11, 2009, the audit report of Deloitte & Touche, LLP, our independent registered public accounting firm, contained in our Form 10-K filed with the SEC, addressed these matters identified by our management and qualified their audit report with a “going concern” qualification. To address the pending maturities, we announced that we were pursuing opportunities to refinance the maturing mortgage debt or to acquire new mortgage debt using currently unencumbered properties. In addition, during that time, the credit markets generally and the real estate credit markets specifically, continued to deteriorate and affect our ability to refinance our mortgage debt and acquire new mortgage debt. Thus, in early 2009, we engaged Jones Lang LaSalle to sell our two unencumbered properties in Monroeville, Pennsylvania and Melbourne, Florida in an attempt to raise cash in anticipation of these maturities.

At a board meeting on April 9, 2009, our board and management discussed a memorandum from King & Spalding regarding fiduciary duties of boards of financially troubled companies. After substantial discussion, our board directed management to hire an outside advisor that specialized in debt restructuring to further assist the Company with its July 1, 2009 debt maturities and plan for all possible contingencies, including for a Chapter 11 bankruptcy filing for one or more pools of assets securing the maturing debt and the Company as a whole. In addition, the board discussed the status of the investigation into the possibility of hiring a third party management firm to take over day-to-day operations of our hotels. The special committee reported that it had narrowed the list of potential management companies from six to three. Our board agreed that the special committee should continue to pursue the outsourcing issue, but that no decision should be reached until after resolution of the July 1, 2009 debt maturity issues.

On May 11, 2009, we received an unsolicited, non-binding indication of interest from a company, who we refer to in this proxy statement as “Company J”. Company J proposed a strategic transaction pursuant to which: (1) our stock would be valued at approximately $3.00 per share (which was approximately a 43% premium at the time), (2) Company J would contribute certain of its assets to the Company in exchange for shares in our Company, and (3) a third party investment fund would simultaneously make a $150 million equity investment in the Company in exchange for 50 million newly issued shares of our common stock at $3.00 per share. Other terms proposed by Company J included a required restructuring of the Mortgage Loan. Company J informed us that they had been independently negotiating for the purchase of this debt at a substantial discount to the principal amount prior to proposing the strategic transaction. The terms of the proposal were subject to further due diligence.

At a board meeting on May 13, 2009, our board and management, with the assistance of Genesis Capital, reviewed and discussed the terms of Company J’s proposal. After discussion, the board authorized management to continue discussions with Company J and to determine its source of financing as soon as possible.

On May 26, 2009, we entered into a confidentiality agreement with Company J and we continued to engage in negotiations with Company J while Company J conducted due diligence.

On June 3, 2009, we engaged Morgan Joseph & Co. Inc., who we refer to in this proxy statement as “Morgan Joseph”, to act as our financial advisor with respect to (1) negotiating with our special servicers regarding refinancing and/or extending our debt, (2) assisting with analysis of our debt maturities, and (3) reviewing the possibility of the Company or some of its subsidiaries entering into Chapter 11 bankruptcy.

At a board meeting on June 11, 2009 and an executive committee meeting on June 19, 2009, our management provided an update regarding extension negotiations with the special servicers for our

Merrill Lynch loans. In addition, our management discussed the recent work with representatives from Morgan Joseph to address the maturing Merrill Lynch loans so that they would be able to assist us with negotiations related to the loan maturities. At each of these meetings, our management, board and/or executive committee also discussed the status of negotiations with Company J.

Throughout the summer and fall of 2009, we engaged in discussions with Goldman Sachs’ Mortgage Company, who we refer to in this proxy statement as “GSCMC”, regarding a potential restructuring of the Mortgage Loan. Through the restructuring, we were seeking to obtain an extension of the maturity date, a waiver of certain release provisions, an extension of the completion date for renovation work required at the Albany, New York property, and the removal of the cash trap provision. Our continued compliance with the financial debt covenant in the Mortgage Loan depended upon the financial results of our hotels and, given the severe economic crisis, we recognized that there was a likelihood we would breach this covenant. The breach of this covenant, if not cured or waived by the lender, would lead to a declaration of a cash trap by the lender whereby excess cash flows produced by the mortgaged hotels securing the applicable loans (after funding of required reserves, principal and interest, operating expenses, management fees and servicing fees) would be placed in a restricted cash account rather than be released to us. This cash trap would result in a current estimate of over $6 million annually being placed in a restricted cash account. These discussions resulted in various proposals from GSCMC, including principal paydown, increased interest rates, issuance of ownership warrants in our Company, and other terms which our board ultimately determined were unacceptable based on, among other concerns, the significant diminution of value to our stockholders.

In mid-June 2009, representatives from Lone Star Acquisitions met with a representative of Key Colony Fund, L.P., who we refer to in this proxy statement as “Key Colony”, who was also a director of the Company in Little Rock, Arkansas. In the meeting, Lone Star Acquisitions expressed its interest in pursuing a strategic transaction with us.

At a board meeting on June 25, 2009, our board discussed the status of negotiations with Company J. Management indicated that Company J had completed its tours of our properties and was beginning to spend more time and money in conducting its due diligence.

Throughout the first half of 2009, we continued to engage in discussions with the special servicers regarding the Merrill Lynch mortgage pools that were scheduled to mature on July 1, 2009. We received two successive six-month extensions on the maturity date for ML Pool 1. The first six-month period expired on January 1, 2010 and, upon the expiration, we exercised the second six-month extension. As a result, ML Pool 1 is now scheduled to mature on July 1, 2010. In exchange for the special servicer’s consent to the extensions, we paid extension fees to the special servicer and made principal reduction payments of $2 million at the time of the first extension and $1 million at the time of the second extension. We are also required to make approximately $1.5 million in increased amortization payments over the term of both extensions. After reaching agreement upon the extensions with the special servicer, we have continued our attempts to refinance ML Pool 1 in anticipation of the 2010 maturity date, but have been unsuccessful in our attempts so far.

ML Pool 3 matured on October 1, 2009, following two short-term extensions. The extensions were intended to provide time for us to reach an agreement with the special servicer to modify ML Pool 3, but an agreement was not reached and ML Pool 3 went into default. As a result of the default, the revenues generated by the six hotels which secure ML Pool 3 are deposited into a restricted cash account (a cash trap), that is controlled by the special servicer. Since a modification agreement has not been reached, we are in the process of surrendering the hotels securing ML Pool 3 to the lender.

With respect to ML Pool 4, the special servicer agreed to extend the maturity date to July 1, 2012. In connection with this agreement, we paid an extension fee and made a principal reduction payment. We also agreed to pay the lender an “exit fee” upon a full or partial repayment of ML Pool 4 and issued a full recourse guaranty of ML Pool 4 in connection with the amendment. As a result of our breach of certain financial debt covenants under ML Pool 4, the lender has declared a cash trap whereby excess cash flows produced by the mortgaged hotels (after funding of required reserves, principal and interest, operating expenses, management fees and servicing fees) have been placed in a restricted cash account. The breach of this financial covenant remains uncured, and current projections do not show the loan coming into compliance with the covenant in the near term.

In July 2009, Company J indicated that it was no longer interested in entering into a strategic transaction with us at that time, citing (1) the product improvement plan expenses and capital expenditures that would be required with respect to our hotels, (2) our deteriorating financial and operating performance, (3) the inability to acquire the Mortgage Loan at a substantial discount or on terms acceptable to Company J, (4) high transaction costs and severance payments in connection with a change of control transaction, and (5) the lack of progress in extension negotiations for certain pools of our Merrill Lynch debt. Company J also indicated at that time that a transaction at even $2.00 per share would not provide acceptable returns to them as a buyer.

On July 15, 2009, our management met with representatives of Lone Star Acquisitions at our corporate offices in Atlanta, Georgia. In the meeting, Lone Star Acquisitions expressed its interest in pursuing a strategic transaction with us. Lone Star Acquisitions further indicated orally that it valued its proposal at $2.50 per share, subject to due diligence, and that the proposed transaction would not be subject to any financing contingency. Our management responded by indicating that they would discuss the proposal and the possibility of executing a confidentiality agreement with our board.

At a board meeting on July 22, 2009, our board met, together with members of our management, to discuss the status of the strategic alternatives process. Our board was updated as to the discussions that had taken place with Lone Star Acquisitions. Following this discussion, our board authorized the entry into a confidentiality agreement with Lone Star Acquisitions and instructed management, with the assistance of our financial advisors, to permit Lone Star Acquisitions to receive non-public information and continue its diligence efforts. Our board and management also discussed the status of ongoing negotiations with GSCMC related to the Company’s attempted restructuring of the Mortgage Loan. Our management informed our board that GSCMC believed they had an ability to declare a default under the Mortgage Loan relating to the delay in the completion of certain renovation work at our property in Albany, New York.

In July 2009, we surrendered control of the Holiday Inn Phoenix, Arizona to a court-appointed receiver. We had ceased making mortgage payments on the debt secured by the hotel and had begun discussions with the lender to surrender control of the hotel on a consensual basis in May 2009.

On July 31, 2009, we entered into a confidentiality and standstill agreement with Lone Star Acquisitions. Lone Star Acquisitions, in turn, sent a due diligence request list to our management and we began to send to Lone Star Acquisitions information responsive to their diligence request list.

Based on our cash flow projections, management determined that the Company faced a significant liquidity issue. Accordingly, from late July 2009 through September 2009, our management team worked to develop a comprehensive five-year strategic plan for our Company, which we refer to in this proxy statement as the “strategic plan”. The strategic plan set forth a restructuring of the Company so that we could continue to survive in the near and immediate term, as well as provide a foundation for potential growth going forward. The strategic plan was comprised of three phases: (1) we would surrender ten additional hotels to lenders and continue to reduce corporate and hotel operating expenses, (2) we would attempt to restructure the Mortgage Loan and refinance the ML Pool 1 loan with additional Mortgage Loan proceeds that would be paid to us in connection with the restructuring, and (3) we would refinance or sell selected assets. Even under the best case scenario for the Company, the strategic plan highlighted the serious liquidity issues that the Company would face in the near future and had significant execution risk.

In early August 2009, in light of the ongoing negotiations regarding the Company’s attempt to restructure the Mortgage Loan and the potential purchase of the Mortgage Loan by third-party acquirors, we discussed suspending the activities of GS&Co as our financial advisor with representatives from GS&Co. On August 12, 2009, representatives from GS&Co notified us that they would be suspending activities as our financial advisor until the Mortgage Loan was either sold or restructured.

On August 20, 2009, a member of our management had a conversation with a representative from Lone Star Acquisitions during which Lone Star Acquisitions updated us regarding the status of their review of the diligence materials. During this conversation, Lone Star Acquisitions indicated that its diligence had resulted in a proposed purchase price less than its initial indication of $2.50 per share. The lower valuation was driven by high expenses associated with a strategic transaction and a larger-than-anticipated capital expenditure obligation with respect to our properties. Management indicated a view that at this time a price of less than $2.75 per share would not be acceptable to our board.

On September 5, 2009, an advisor of Lone Star Acquisitions contacted a member of our management and advised us that the proposed transaction with us had not received the approval of Lone Star Acquisitions. Lone Star Acquisitions indicated that their primary concern was related to our indebtedness. They also discussed the practical considerations associated with asking our lenders to restructure our debt or extend the maturity dates.

Throughout September 2009, we continued, however, to have conversations with representatives from Lone Star Acquisitions regarding the terms of a potential transaction. In addition, Lone Star Acquisitions continued to conduct due diligence on our Company.

On September 28, 2009, we received a non-binding written proposal from Lone Star Acquisitions, indicating that it was interested in acquiring us for $2.00 per share, subject to a $4 million termination fee, a restructuring of substantially all of our mortgage indebtedness and further due diligence.

At a board meeting on September 29, 2009, management presented the strategic plan to the board. After a lengthy discussion, our board authorized management to begin implementation of the strategic plan as presented, except for the proposed restructuring of the Mortgage Loan. The board expressed several concerns regarding the terms of the restructuring of the Mortgage Loan, including (1) a potential increase in the interest rate and fees associated with the extension of the loan beyond 2012, (2) the Company would be adding four assets as collateral that had significant equity value into a loan pool that was undersecured and (3) GSCMC’s desire to receive warrants in the Company. Our board then directed management to meet with GSCMC to attempt to deal with these concerns.

Later on that same day, our board met in executive session, during which time they discussed the proposal from Lone Star Acquisitions that had been received the previous day. At the meeting, our board indicated that it would not accept $2.00 per share, but gave our management authority to continue negotiations with Lone Star Acquisitions to enter into a strategic transaction at a higher per share price. Our management subsequently communicated our board’s message to representatives from Lone Star Acquisitions.

In September 2009, we also provided due diligence to Company E on seven properties identified by Company E for potential purchase in a single transaction. In mid-October 2009, Company E made an all-cash offer to acquire the seven properties. Our board, with the assistance of our management, analyzed the proposed transaction with Company E and concluded that the proposed purchase price was significantly less than our own internal valuations of these properties. Our management requested that Company E submit a revised offer to acquire six of the seven properties, as we felt that the transaction would be more valuable to us due to the debt balance associated with the excluded property. A revised offer was made, but this offer was also deemed insufficient upon a review by management and our board. We also provided due diligence and had discussions with Company E regarding a purchase of the entire Company rather than a select group of properties. However, these discussions stalled as Company E preferred to purchase a select group of assets.

On October 2, 2009, we issued a press release announcing that, in conjunction with our strategic plan to strengthen our balance sheet and better position the Company for the near- and intermediate-term, we had stopped servicing the debt secured by the Crowne Plaza in Worcester, Massachusetts. As a result, we announced that we intended to surrender control of the hotel to the lender. In addition, we announced that ML Pool 3 was in default and that we had engaged in negotiations with the lender regarding an extension and modification of the loan, with no resolution. Further, we indicated that unless an agreement was reached with the lender in the near-term, we intended to surrender control of the hotels to the lender.

In October 2009, we received an unsolicited non-binding indication of interest from Company D. Company D offered $1.80 to $2.40 per share, indicated that it was interested in conducting further due diligence to narrow the terms of its offer and that it would also need to secure financing. Company D’s indication of interest was predicated on several factors, including the assumption or purchase of the Mortgage

Loan at a substantial discount, and completion of due diligence particularly with respect to capital expenditures and product improvement plan expenses required with respect to our properties.

On October 5, 2009, we received a revised, non-binding proposal from Lone Star Acquisitions. The revised proposal was at $2.00 per share, and included a $4 million termination fee, a 30-day exclusivity period, expense reimbursement of up to $1 million and a required restructuring of substantially all of our mortgage debt.

The next day, October 6, 2009, our management and representatives from Lone Star Acquisitions discussed Lone Star Acquisitions’ revised proposal. Lone Star Acquisitions’ representatives advised management that the upper limit to their offer at that time was $2.25 per share, while noting the substantial premium over the recent trading price of our stock. Our management responded by stating their view that at that time $2.75 per share was likely the lower limit acceptable to our board.

At a board meeting on October 9, 2009, our management advised our board of the status of discussions with Lone Star Acquisitions. Our board was briefed on the material terms of the October 5, 2009 letter from Lone Star Acquisitions, including subsequent discussions with Lone Star Acquisitions regarding pricing. The board then discussed a potential strategy to allow Lone Star Acquisitions to increase its offer, and the board asked our management to continue discussions with Lone Star Acquisitions. Next, representatives from Genesis Capital reported on certain discussions with Company D concerning their interest in acquiring the Company. Finally, the board and management discussed potential revised terms of the Mortgage Loan in anticipation of an upcoming meeting with representatives from GSCMC.

On October 14, 2009, the executive committee of the board met and considered Lone Star Acquisitions’ offer of $2.00 per share. The executive committee authorized our management to offer to pursue a strategic transaction with Lone Star Acquisitions at $2.50 per share, which could be increased in certain circumstances. Ultimately, the purchase price was not increased.

Between October 14 and 27, 2009, we continued negotiations with Lone Star Acquisitions. During this time period, Lone Star Acquisitions proposed submitting a revised, non-binding indication of interest and entering into an exclusivity agreement with us.

On October 22, 2009, certain members of our board met with representatives from GSCMC to discuss a restructuring proposal of the Goldman Loan made by GSCMC as contemplated in the strategic plan presented to our board in September 2009. Our board requested that GSCMC reduce the interest cost and fees associated with the proposed extensions to the Loan. The representatives from GSCMC agreed to consider this request.

In response to our request on October 22, 2009, GSCMC proposed to us to extend and restructure the Mortgage Loan. GSCMC offered to extend the Mortgage Loan to May 2014 if we agreed to a principal paydown, we issued warrants to acquire our common stock, and paid an amendment fee. In exchange, we would have two one-year extension options that would require payment of an extension fee. Also, we would be required to begin making amortization payments on the loan during the extension periods equal to 50% of the net cash flow of the hotels securing the loan.

On October 26, 2009, Company D indicated that the range now being proposed for a potential transaction was $1.80 to $2.30 per share and this range of values could be achieved only by restructuring or purchasing the Mortgage Loan at a discount of between 20% and 40% of the principal amount (or a $26 million to $52 million discount). Company D reiterated the need to conduct additional due diligence and verify any product improvement plan expenses with respect to our properties. Further, Company D indicated that, while it preferred to engage an equity partner, it had sufficient funds to close a transaction at the lower end of the per share range, assuming that it could either purchase or assume the Mortgage Loan at the discounted value. To get to the upper part of the range, Company D indicated that it would need a third party equity partner in addition to a purchase or assumption of the Mortgage Loan at a discounted value. Together with Genesis

Capital, we continued to work with Company D to improve its offer up until the time we signed an exclusivity agreement with Lone Star Acquisitions on November 4, 2009.

At a board meeting on October 28, 2009, our board was updated as to the status of negotiations with Lone Star Acquisitions and Company D. Our board discussed drafts of the indication of interest and exclusivity agreement being negotiated with Lone Star Acquisitions. The material terms of the indication of interest were: (1) acquiring us at an acquisition price of $2.50 per share (subject to certain adjustments), (2) a $4 million termination fee would be paid to Lone Star Acquisitions if we terminated the acquisition agreement under certain circumstances, (3) the restructuring of substantially all of our mortgage debt, and (4) a requirement that Key Colony enter into a voting agreement agreeing to vote in favor of the proposed transaction. The board also reviewed and approved a thirty-day exclusivity agreement that would require us to pay up to $1 million of Lone Star Acquisitions’ out-of-pocket fees and expenses under certain circumstances. After extensive discussion, our board resolved to authorize management to enter into the proposed exclusivity agreement.

Between October 28, 2009 and November 4, 2009, the Company, Lone Star Acquisitions, King & Spalding and Hunton & Williams LLP, outside legal counsel to Lone Star Acquisitions and who we refer to in this proxy statement as “Hunton & Williams”, continued to negotiate the terms of the exclusivity agreement and indication of interest, including the size of the termination fee. During these negotiations, Lone Star Acquisitions insisted on coming to an understanding regarding the size of any termination fee in order for them to proceed with a potential transaction. On November 4, 2009, Lone Star Acquisitions delivered the indication of interest, and we and Lone Star Acquisitions executed the exclusivity agreement. The indication of interest provided for substantially similar terms to those terms discussed at the October 28, 2009 board meeting; however, the termination fee had been reduced to $3.25 million.

Upon delivery of the executed exclusivity agreement, we immediately ceased discussions with Company D. Also, on that same day, a member of our senior management, along with representatives of Lone Star Acquisitions and Genesis Capital met with representatives from GSCMC to discuss the Mortgage Loan.

On November 5, 2009, GSCMC informed our management of their belief that we had already triggered the cash trap provision in the Mortgage Loan. We indicated to GSCMC at that time that we disagreed with their conclusion.

On November 6, 2009, our management discussed GSCMC’s desire to wrap up a sale of the loan quickly with representatives from Lone Star Acquisitions. Our management and Lone Star Acquisitions began discussing a potential two-step transaction, whereby Lone Star Acquisitions would acquire the Mortgage Loan and subsequently acquire the Company, therefore satisfying GSCMC’s requirement that the Mortgage Loan sale be closed promptly.

Later on that same day, Lone Star Acquisitions informed our management that it would be willing to move forward with an expedited purchase of the Mortgage Loan, and would also agree to remove substantially all of the other debt restructuring requirements contained in the indication of interest letter. Lone Star Acquisitions also stated that they would work to negotiate a discounted price with GSCMC for the purchase of the Mortgage Loan.

Between November 7 and 11, 2009, in order to facilitate Lone Star Acquisitions’ purchase of the Mortgage Loan, we negotiated with Lone Star Acquisitions, with the assistance of our respective legal advisors, an agreement to waive the standstill provision contained in the confidentiality agreement prohibiting Lone Star Acquisitions from seeking to acquire any of our debt. Our management agreed to recommend a limited waiver to our board. The waiver would be conditioned on Lone Star Acquisitions agreeing to certain amendments to the Mortgage Loan upon its acquisition, including Lone Star Acquisitions agreeing to waive the cash trap provision in the Mortgage Loan for so long as the parties continued their negotiations concerning an acquisition of our Company. The waiver of the cash trap provision would provide a benefit to the Company of a current estimate of approximately $6 million on an annual basis. Additionally, Lone Star Acquisitions agreed that if it acquired the Mortgage Loan, it would extend the date to May 1, 2010 for us to complete a renovation at the Crowne Plaza in Albany, New York.

At a meeting of the executive committee of our board on November 11, 2009, the committee approved the proposed amendments to the standstill provision in the confidentiality agreement. On November 11, 2009, the revision to the standstill provision was executed by us and Lone Star Acquisitions. Lone Star Acquisitions also delivered a revised indication of interest, which substantially reduced the restructuring of our mortgage debt required to complete the transaction.

On November 13, 2009, our management had a conversation with GSCMC regarding their negotiations with Lone Star Acquisitions for the sale of the Mortgage Loan. GSCMC informed us that they would prefer to continue discussing the restructuring of the Mortgage Loan with the Company in addition to discussing the sale of the loan to a third party at a deep discount. GSCMC again reiterated their belief that they could issue a default notice based on the missed renovation deadline for the Albany, New York property, and that the cash trap provision may have already been triggered. GSCMC further stated that it was comfortable owning the properties securing the Mortgage Loan if necessary.

During further discussions between our management and GSCMC on November 17, 2009, we stated our belief that the assets securing the Mortgage Loan were worth substantially less than the principal amount of the loan and that we were prepared to give the properties back. We advised GSCMC that Lone Star Acquisitions was still working on a two step transaction, and that we were also considering alternatives to a potential transaction with Lone Star Acquisitions, such as returning the hotels in satisfaction of the Mortgage Loan.

As previously announced, on November 19, 2009, we surrendered control of the Crowne Plaza hotel in Worcester, Massachusetts to a court-appointed receiver.

On November 24, 2009, a representative of Lone Star Acquisitions called to inform us that Lone Star Acquisitions had offered to acquire the Mortgage Loan from GSCMC at a discounted amount. At that time, Lone Star Acquisitions also proposed that in the event that Lone Star Acquisitions acquired just the Mortgage Loan and not the Company, that the parties agree to modify the Mortgage Loan such that any trapped cash would be used the reduce the principal balance of the loan. Our management rejected this proposal.

In late November 2009, our management and Genesis Capital continued to negotiate with Lone Star Acquisitions in an attempt to agree on an acceptable structure such that Lone Star Acquisitions would agree to acquire the Mortgage Loan and then complete an acquisition of the Company. During this period, we agreed to an arrangement with Lone Star Acquisitions where, in the event Lone Star Acquisitions acquired the Mortgage Loan, but did not complete an acquisition of our Company, Lone Star Acquisitions would agree to delete the cash trap provisions in the Mortgage Loan in exchange for an increase in the interest rate under the loan. Additionally, Lone Star Acquisitions agreed to remove substantially all of the debt restructurings required to continue with the acquisition.

During an executive committee meeting of our board on November 29, 2009, the committee reviewed a draft amendment to the confidentiality and standstill agreement with Lone Star Acquisitions. The material terms of the proposed amendment granted Lone Star Acquisitions the authority to acquire the Mortgage Loan. The proposed amendment also provided for certain amendments to the Mortgage Loan in the event that Lone Star Acquisitions failed to complete an acquisition of the Company, which included removing the concept of a cash trap, an increase in the interest rate and giving us additional time to complete renovation work in Albany, New York.

The next day, November 30, 2009, Lone Star Acquisitions delivered a revised indication of interest letter, providing for the removal of substantially all of the mortgage debt restructurings required to continue with the acquisition, and we and Lone Star Acquisitions executed the amendment to the confidentiality and standstill agreement.

On December 2, 2009, Lone Star Acquisitions entered into a non-binding CRE Loan Trade Confirmation with GSCMC related to the Mortgage Loan. Subsequent to December 2, 2009, Lone Star Acquisitions conducted extensive due diligence, including site visits, on the properties securing the Mortgage Loan.

On December 8, 2009, Hospitality, an affiliate of Lone Star Acquisitions, entered into an Assignment and Assumption Agreement with GSCMC to acquire the Mortgage Loan, with an agreement to close by December 31, 2009, subject to due diligence.

In the second week of December 2009, Lone Star Acquisitions advised a representative of our management that Lone Star Acquisitions’ underwriting of the assets that secured the Mortgage Loan only supported a purchase price that was lower than the price in the Assignment and Assumption Agreement. Because GSCMC refused to agree to a lower price for the Mortgage Loan, Lone Star Acquisitions proposed that either there be a downward adjustment to the per share merger consideration of $2.50 or that we add an unencumbered property to the collateral pool to bridge a $5 million valuation gap under the Mortgage Loan. After discussing the proposal with our board and our legal advisors, our management rejected this proposal and suggested that we structure the transaction so that the purchase by Hospitality of the Mortgage Loan and the execution of a definitive agreement to acquire our Company would occur simultaneously. Lone Star Acquisitions stated that this timing would be difficult as GSCMC required that Hospitality close on the acquisition of the Mortgage Loan by the end of 2009. Hospitality agreed to seek an extension from GSCMC so that a definitive agreement could be finalized.

On December 14, 2009, a representative of our management was informed by Lone Star Acquisitions that GSCMC had agreed to postpone the closing date of the purchase of the Mortgage Loan to January 22, 2010.

On December 15, 2009, our management discussed with Lone Star Acquisitions the potential terms upon which we would consider moving forward with a potential transaction with Lone Star Acquisitions. It was outlined that if Lone Star Acquisitions signed a definitive agreement to acquire our Company contemporaneously with Hospitality’s acquisition of the Mortgage Loan, then we would, at our option, either (1) pay the Mortgage Loan down by $5 million or (2) contribute the Holiday Inn Monroeville, Pennsylvania property as additional collateral to support the loan, with the only condition of release of this collateral being a principal reduction payment of $5 million. The parties continued to discuss the conditions under which we would be required to contribute the collateral or pay down the Mortgage Loan if the transaction to acquire our Company did not close. On December 18, 2009, we and Lone Star Acquisitions agreed to this proposal.

Between December 20 and 31, 2009, GS&Co reduced the investment banking fee due to it in connection with the proposed merger transaction as a result of GS&Co’s inability to render a fairness opinion in connection with the proposed transaction in light of GS&Co’s suspension of its investment banking services as described above. On January 14, 2010, we executed an amendment to the GS&Co investment banking engagement letter pursuant to which their investment banking fees in connection with the potential transaction were reduced. However, this reduction was substantially offset by fees paid to Houlihan Lokey.

On December 31, 2009, we received the first draft of the merger agreement from Hunton & Williams.

In furtherance of our plan to sell non-core assets, we sold five hotels in 2009 for aggregate gross sales proceeds of $21.9 million. We also surrendered control of two properties to their respective lenders.

2010

On January 4, 2010, representatives of King & Spalding discussed with our senior management certain key issues related to Lone Star Acquisitions’ draft merger agreement, including Lone Star Acquisitions’ right to avoid completing a transaction upon (1) Lone Star Acquisitions’ failure to close the purchase of the Mortgage Loan, (2) our failure to obtain certain third-party consents, (3) holders of more than 5% of our common stock demanding appraisal for their shares, (4) the failure to receive estoppel certificates, (5) Lone Star Acquisitions’ failure to receive certain modifications of our franchise agreements and (6) the occurrence of certain stock market trading suspensions, declines in the stock market, banking moratoriums or limitations on extensions of credit by banks or other lending institutions. In addition, King & Spalding discussed with management our right to terminate the merger agreement and pay a termination fee of $3.25 million plus expenses as liquidated damages upon such termination, the definition of a “material adverse effect”, specific performance, and certain other issues.

On January 5, 2010, King & Spalding distributed a revised draft of the merger agreement to Lone Star Acquisitions and Hunton & Williams.

On January 6, 2010, we engaged Houlihan Lokey as our financial advisor to render an opinion with respect to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of common stock of the Company in the proposed merger pursuant to the merger agreement.

On January 7, 2010, Hunton & Williams distributed a memorandum to King & Spalding highlighting certain key issues with the King & Spalding draft of the merger agreement distributed on January 5, 2010. Specifically, the memorandum addressed Lone Star Acquisitions’ right to avoid completing a transaction upon the occurrence of certain events, payment of Lone Star Acquisitions’ expenses in addition to a termination fee, the restrictions on our ability to conduct our business between the signing of the merger agreement and the closing of the merger, the definition of “material adverse effect” and certain other issues. Later that day, representatives of King & Spalding discussed these key issues with Hunton & Williams.

Over the next week, our management and representatives from King & Spalding, Hunton & Williams and Lone Star Acquisitions continued to negotiate the terms of the merger agreement. Through those negotiations it was agreed that no expenses would be paid by the Company in those cases where a termination fee was payable by the Company and the definition of “material adverse effect” was modified to be more beneficial to the Company. Also, Lone Star Acquisitions made certain concessions that enhanced the certainty that a transaction with Lone Star Acquisitions would close. In particular, Lone Star Acquisitions agreed to relinquish its request for a right to terminate the merger agreement if (1) Lone Star Acquisitions failed to close upon the purchase of the Mortgage Loan, (2) we failed to obtain certain third-party consents, (3) Lone Star Acquisitions failed to receive estoppel certificates, (4) Lone Star Acquisitions failed to receive certain modifications of our franchise agreements, and (5) there were stock market trading suspensions, declines in the stock market, banking moratoriums or limitations on extensions of credit by banks or other lending institutions between signing and closing.

On January 13, 2010, our board met to discuss the status of the Lone Star Acquisitions transaction and potential alternatives to the transaction, including continuing to operate as a standalone, independent company. Among the alternatives discussed were (1) a surrender of the assets securing the Mortgage Loan, and (2) the delisting of our stock and substantially reducing corporate overhead. After extensive discussion regarding the risks and benefits of the potential transaction with Lone Star Acquisitions and the Company continuing to operate as a standalone, independent company, our board directed management to continue to pursue a potential transaction with Lone Star Acquisitions.

On January 13, 2010, Hunton & Williams distributed a revised draft of the merger agreement to King & Spalding, and on January 16, 2010, King & Spalding submitted a revised draft of the merger agreement to Hunton & Williams. Over the next few days that followed, King & Spalding and Hunton & Williams continued to negotiate certain key terms of the merger agreement. The parties agreed to modify the dissent condition so that Lone Star Acquisitions could terminate the merger agreement if holders of more than 25% of our common stock demanded appraisal rights. In addition, the parties agreed that if we had met all of our conditions to Lone Star Acquisitions’ obligation to close the transaction and Lone Star Acquisitions then failed to close the transaction, we would retain the ability to pursue a remedy of specific performance to force Lone Star Acquisitions to close the transaction. In certain circumstances we would be able to receive, in lieu of specific performance, money damages (capped at $20 million), which may include a claim for damages based on the merger consideration to be paid to our stockholders.

On January 20, 2010, our board met to review the status of the negotiations with Lone Star Acquisitions. King & Spalding discussed the board’s fiduciary duties and summarized the key terms of the proposed merger agreement, noting that the current draft resolved a number of significant issues previously discussed with the board and that, as a result of such resolution, there was more deal certainty than had been provided in earlier proposals. Genesis Capital discussed with our board a history of strategic alternatives pursued by the Company, key events that had occurred over that period, the Company’s relative stock performance during the period and other factors in the market. Also, at this meeting, Houlihan Lokey reviewed with our board its financial analysis of the Company and the proposed merger and rendered to our board its oral opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness from a financial point of view of the per share merger consideration to be received by the holders of shares of common stock of the Company in the proposed merger pursuant to the merger agreement. Our board also reviewed and considered the alternative of the Company continuing to operate as a stand-alone independent entity with only the ML Pool 3 assets being returned to the lender. Among other things our board noted that the As-Is Projections summarized on page 40 of this proxy statement indicated that the Company would generate net losses through 2014 and negative net cash flows through 2013 and concluded that pursuing the proposed merger with LSREF Investments was in the best interests of our shareholders.

Following this discussion, our board unanimously determined to approve the merger agreement with LSREF Investments and Merger Sub and to recommend that our stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Over the next two days, the merger agreement and the related documents were finalized and executed. We and LSREF Investments and Merger Sub issued a press release announcing the execution of the merger agreement on January 22, 2010.

Concurrently with the execution of the merger agreement, Hospitality purchased GSCMC’s interest in the Mortgage Loan. An amendment to the loan was also concurrently entered into by Hospitality and our borrower subsidiaries that own the hotels securing the Mortgage Loan. The material terms of the loan amendment are: (1) effective upon the execution of the loan amendment, the cash lockbox provisions of the loan were amended to provide that excess cash flow from the mortgaged properties after debt service, reserves and operating expenses, would not be retained by the lender in an excess cash flow reserve account, but would instead be released to the borrowers on a monthly basis, even if the properties do not meet previously required financial ratio tests, (2) the deadline for our subsidiary which owns the Crowne Plaza Albany, New York, to complete renovation work on the hotel was extended to May 1, 2010, (3) the allocated loan amounts for each of the properties securing the Mortgage Loan were readjusted, (4) effective July 1, 2010, the margin over LIBOR used to determine the interest rate on the Mortgage Loan will be increased from 1.50% to 4.25%, and (5) if the merger agreement is validly terminated for any reason other than as a result of certain breaches by Lone Star Acquisitions’ affiliates, our subsidiary borrowing entities on the Goldman Loan will be required, in their sole discretion, to either pay down the principal balance of the Mortgage Loan by $5,000,000, or to cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan until it is released from the Mortgage Loan upon payment of principal reduction of $5,000,000.

Reasons for the Merger

In evaluating the merger agreement and the transactions contemplated thereby and recommending that our stockholders vote their shares of common stock in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisors. Our board consulted with outside legal counsel regarding its fiduciary duties and the terms of the merger agreement and related agreements. Based on the foregoing and other factors, including the material factors discussed below, our board concluded that entering into the merger agreement with LSREF Investments and Merger Sub is in the best interests of our stockholders.

In the course of reaching its determination, our board of directors considered the following material factors, each of which it believes supported its decision:

•	The $2.50 per share merger consideration (subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger, which our board of directors believes is unlikely to occur) represents a premium of approximately 67.2% over our average closing share price during the trading period of one calendar month prior to January 15, 2010 and 64.3% over our average closing share price during the trading period of six calendar months prior to January 15, 2010, and our board of directors’ belief that the merger consideration represented the highest consideration that LSREF Investments was willing to pay and the highest per share value obtainable as of the date of signing the merger agreement.

•	Our board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, after discussing, among other things, the wide variety of strategic alternatives explored over an extended period of time, the thoroughness of the process for exploring and reviewing such alternatives, the financial condition, results of operations, business and prospects of the Company and the current economic, industry and market conditions.

•	The fact that, as part of our review of strategic alternatives, we explored and negotiated potential transactions with numerous alternative acquirors and such potential transactions failed to move forward for various reasons, including some potential acquirors declining to move forward and us electing not to move forward with others based on concerns regarding transaction terms, valuation issues and/or the potential acquirors’ ability to finance the transaction.

•	The fact that, as part of our review of strategic alternatives, we explored continuing to operate as a stand-alone, independent company through (i) maintaining our current status quo, (ii) restructuring the Mortgage Loan, or (iii) surrendering the properties to the lender under the Mortgage Loan, the IXIS 3 loan and ML/Pool3, ceasing to be a public company and continuing to reduce our overhead through further cost reductions, and our board’s belief that based on the timing and the likelihood of accomplishing any of such alternatives the merger was more favorable to our stockholders than any such alternatives, given the risks (including execution risks, refinancing risks, the potential for franchisors to claim liquidated damages in connection with the surrender of properties, potential increases in interest rates, illiquidity of our stock should we cease to be publicly traded, cash flow concerns and continued economic weakness) involved in implementing any such alternatives.

•	The fact that, as part of our review of strategic alternatives, we explored an orderly liquidation of our Company, and our board’s belief that based on the timing and the likelihood of accomplishing such alternative the merger was more favorable to our stockholders given the risks (including execution risks, the potential sales prices of our properties given the current real estate market, the lack of availability of debt financing, the downward pressure on the prices for our properties resulting from being sold in an orderly liquidation and the fact that numerous properties would be returned to lenders because their current value is less than their associated debt, which gives rise to increased risk of the potential for franchisors to claim liquidated damages) involved in implementing such alternative.

•	The fact that, as part of our review of strategic alternatives, we determined that at this time the most likely strategic alternatives for the Company were (i) continuing to operate as a stand-alone, independent company by surrendering the properties to the lender under the Mortgage Loan, the IXIS 3 loan and ML/Pool3, ceasing to be a public company and continuing to reduce our overhead through further cost reductions, or (ii) the potential transaction with LSREF Investments, and our board’s belief that the potential transaction with LSREF Investments was more favorable to our stockholders than any such other alternative.

•	Our business and financial prospects, if we were to remain an independent company with a going concern opinion having been issued by our independent registered public accounting firm in connection with the audit of our calendar year ended December 31, 2008 and the anticipated going-concern opinion being issued by our independent registered public accounting firm in connection with the audit of our calendar year ended December 31, 2009, and the uncertain current economic and industry environment.

•	Uncertainties with respect to our prospective performance and our ability to achieve our projections, particularly given industry expectations for further declines in revenue per available room, which we refer to in this proxy statement as “RevPAR”, in 2010.

•	The substantial amount of our indebtedness and the risks relating to our ability to extend, refinance or repay such indebtedness as a result of, among other things, the current condition of the economy, the resulting decline in the lodging industry and the very challenging credit markets, including the risk, if we were unable to extend or refinance such indebtedness, that one or more of our subsidiaries or the Company as a whole may be forced to make a Chapter 11 bankruptcy filing to seek protection from our creditors.

•	Our board’s belief that we would face significant, and possibly insurmountable, difficulties in refinancing our existing mortgage indebtedness as a result of, among other things, (i) the very challenging credit markets, (ii) the lower loan-to-value ratios now required in refinancings, (iii) the perception of our Company as a sponsor due to, among other things, our past bankruptcy filing, and (iv) the decrease in the value of our properties, and the imminent maturities of certain indebtedness, including approximately $54 million maturing in fiscal year 2010, $26 million maturing in fiscal year 2011 and $162 million maturing in fiscal year 2012, and if we were unable to obtain reasonable refinancing for such indebtedness that one or more of our subsidiaries or the Company as a whole may be forced to make a Chapter 11 bankruptcy filing to seek protection from our creditors or we may be forced to surrender certain properties securing our indebtedness in satisfaction of such indebtedness, or both.

•	The relatively inflexible nature (including the difficulty and high cost to pull specific assets out of our securitized loan pools and maintain covenant compliance) of our indebtedness and the potential for covenant and other defaults in respect of such indebtedness, which can result in, among other things, cash traps.

•	Our potential inability to fund our future capital and operating needs from operating cash flows, which may impact our ability to service our indebtedness and pay our expenses and may result in us being unable to meet requirements imposed by our franchisors under our franchise agreements therefore potentially resulting in the loss of the right to operate one or more hotels under a national brand.

•	The possibility that, absent engaging in a strategic transaction, we may have significant liquidity issues in the near future, that if we were unable to address may force one or more of our subsidiaries or the Company as a whole to make a Chapter 11 bankruptcy filing to seek protection from our creditors.

•	The likelihood that GSCMC would enforce the cash trap provision of the Mortgage Loan based upon either a default or a breach of the financial covenant, which would cause a current estimate of approximately $6 million annually of the excess cash flows produced by the mortgaged hotels under such loan (after funding of required reserves, principal and interest, operating expenses, management fees and servicing fees) to be placed in a restricted cash account, thereby making such funds unavailable to the Company for general corporate purposes and further exacerbating the Company’s significant liquidity issues.

•	Uncertainties with respect to future capital expenditures and property improvement requirements that might be imposed by franchisors or be required as a result of the increasing age of our properties, and the sources of the financing for such capital expenditures and property improvement requirements.

•	The financial analysis reviewed and discussed with our board of directors by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey delivered to our board on January 20, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of our common stock in the proposed merger pursuant to the merger agreement. See “The Merger — Opinion of Houlihan Lokey” on page 33.

•	Our board of directors discussion with representatives of Genesis Capital regarding the Company’s review of strategic alternatives, key events that occurred over that period, the Company’s relative stock performance during the period and other factors in the market.

•	The financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•	the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited company takeover proposal prior to obtaining stockholder approval;

•	should we receive an unsolicited company takeover proposal that our board of directors determines to be a company superior offer and enter into a definitive acquisition agreement with respect thereto, the ability of the board to change its recommendation with respect to the merger and to terminate the merger agreement upon (i) the payment of a termination fee of $3.25 million to LSREF Investments and (ii) certain of our subsidiary borrowing entities on the Mortgage Loan, in their sole discretion, either paying down the principal balance of such loan by $5.0 million, or causing the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan;

•	our board’s determination, after consultation with its legal counsel, that our obligation to pay the $3.25 million termination fee (and the circumstances when such fee is payable) is reasonable in light of the benefits of the merger, the circumstances and the demands of LSREF Investments; and

•	the likelihood of satisfying the other conditions to complete the merger and the likelihood that the merger will be completed.

•	LSREF Investments’ and Merger Sub’s obligation to complete the merger is not subject to any financing contingencies and Lone Star Guarantor has provided us with a direct guarantee of the full and prompt payment and performance of all of the obligations of LSREF Investments and Merger Sub arising under the merger agreement (including, without limitation, payment of the merger consideration and any damages payable by LSREF Investments and/or Merger Sub as a result of its and/or their breach of the merger agreement) as limited pursuant to the terms of the merger agreement.

•	The fact that the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the parties.

•	The merger consideration will be paid in cash, which provides certainty and immediate value to our stockholders.

•	The availability of appraisal rights to our holders of common stock who comply with all of the required procedures under Delaware law, which allows such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

•	The fact that concurrently with the execution and delivery of the merger agreement, Key Colony and Oaktree and certain of their respective affiliates, which represent in the aggregate 26.8% of our total outstanding common shares as of the date of the merger agreement, entered into voting agreements where Key Colony and Oaktree have agreed to vote for the approval and adoption of the merger agreement.

•	The merger agreement is subject to the approval of our stockholders.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:

•	The risks and costs to us if the merger is not consummated, including the diversion of management and employee attention, possible employee attrition and the potential effect on business relationships.

•	The restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger. See “Proposal 1 — The Merger Agreement — Conduct of the Business of the Company” on page 54.

•	The possible deterrent effect of (i) our liability for a $3.25 million termination fee owed to LSREF Investments and (ii) that certain of our subsidiary borrowing entities on the Mortgage Loan, in their sole discretion, either must pay down the principal balance of such loan by $5.0 million, or cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan, if our board supports or accepts a company superior proposal could have on other parties that might otherwise be interested in offering to acquire the Company at a higher price, even though under certain circumstances the merger agreement would allow us to accept such an offer. See “Proposal 1 — The Merger Agreement — No Solicitation” on page 57.

•	The conditions to LSREF Investments’ and Merger Sub’s obligation to complete the merger, including that holders of not more than 25% of our common stock exercise their appraisal rights.

•	The fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes. See “The Merger— Certain Material United States Federal Income Tax Consequences of the Merger” on page 47.

•	The fact that the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s properties, future earnings growth, or future appreciation of the value of our common stock, if any.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

During its consideration of the transaction with LSREF Investments described above, our board of directors was also aware that one of our directors and some of our executive officers may have interests in the merger that are different than or in addition to those of our stockholders generally, described under “The Merger — Interests of Directors and Executive Officers in the Merger”.

Recommendation of Our Board of Directors

On January 20, 2010, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously determined that the merger with Merger Sub is advisable and in the best interest of Lodgian and our stockholders and unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF LODGIAN VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Opinion of Houlihan Lokey

On January 20, 2010, Houlihan Lokey rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of January 20, 2010, the per share merger consideration to be received by the holders of shares of Lodgian common stock in the proposed merger pursuant to the merger agreement was fair to such stockholders from a financial point of view.

Houlihan Lokey’s opinion was directed to our board of directors and only addressed the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of Lodgian common stock in the merger pursuant to the merger agreement, and did not address any other aspect or implication of the proposed merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1. reviewed a draft dated January 18, 2010, of the merger agreement;

2. reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2009 through 2014;

4. spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, properties, operations, financial condition and prospects of the Company, the proposed merger and related matters;

5. compared the financial and operating performance of the Company and certain of its properties with that of other companies with publicly traded securities that Houlihan Lokey deemed relevant;

6. reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

7. reviewed a liquidation analysis prepared by Company’s management as to the value, if any, that holders of common stock would be expected to receive with respect to the shares of common stock in an orderly liquidation of the Company, which we refer to in this proxy statement as the “Company Liquidation Analysis”;

8. reviewed a certificate addressed to Houlihan Lokey from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the projections reviewed by it had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Furthermore, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Company Liquidation Analysis reviewed by it had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the value that holders of common stock would be expected to receive with respect to the shares of common stock in an orderly liquidation of the Company, and Houlihan Lokey expressed no opinion with respect to such estimates or the assumptions on which they were based. For purposes of its analyses and its opinion, management of Lodgian advised Houlihan Lokey and directed it to assume that, (i) Lodgian was experiencing issues that have adversely affected its business, assets, properties, condition (financial or otherwise), liabilities, results of operations and prospects; and (ii) Lodgian will convey 19 hotels securing three loans to the lenders whose loans are secured by those hotels, which we refer to in this proxy statement as the “Property Conveyance”. Houlihan Lokey also assumed, with Lodgian’s consent, that any adjustments to the per share merger consideration pursuant to the merger agreement or otherwise would not be material to its analyses or its opinion. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement were true and correct, (b) each party to the merger agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed merger would be satisfied without waiver thereof, and (d) the proposed merger would be consummated in a timely manner in accordance with the terms described in the merger agreement, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ from the draft of the merger agreement identified above in any respect material to its analyses.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the proposed merger, the assets, businesses or operations of the Company or any other party, or any alternatives to the proposed merger, (b) negotiate the terms of the proposed merger, or (c) advise Lodgian’s board of directors, the Company or any other party with respect to alternatives to the proposed merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of our board of directors (solely in its capacity as such) in connection with its consideration of the proposed merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to our board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the proposed merger.

Houlihan Lokey’s opinion only addressed the fairness to the holders of shares of common stock, from a financial point of view of the per share merger consideration to be received by such holders in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger or any agreement, arrangement or understanding entered in connection therewith or otherwise including, without limitation, any agreements between Lone Star Funds or its affiliates and the Company’s lenders relating to outstanding loans of the Company or the Company’s hotel properties. In addition, Houlihan Lokey’s opinion did not address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the proposed merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the proposed merger or otherwise (other than the per share merger consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed merger to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except as expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the proposed merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the proposed merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the proposed merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the proposed merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed merger, any class of such persons or any other party, relative to the per share merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Company’s consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the proposed merger, including potential contingent liabilities arising out of the Property Conveyance. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve such opinions.

In preparing its opinion to our board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to our board of directors in connection with its consideration of the proposed merger and Houlihan Lokey’s analyses were among many factors considered by our board in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the per share merger consideration or of the views of our board or our management with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to our board of directors on January 20, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding common equity securities (taking into account its outstanding warrants and other securities convertible into common equity securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of January 14, 2010. Estimates of EBITDA of the Company for the fiscal years ending 2009 and 2010 were based on estimates provided by our management to Houlihan Lokey, as adjusted by the Company’s management to exclude certain non-recurring items, including contingent liabilities. Estimates of EBITDA for the selected companies listed below for fiscal year 2009 and 2010 were based on publicly available research analysts’ estimates for those companies.

For purposes of Houlihan Lokey’s analyses and opinion, our management advised and directed Houlihan Lokey to assume the following: (i) the properties associated with the Mortgage Loan and the IXIS 3 loan would be surrendered to the respective lenders in March 2010, (ii) the properties associated with ML Pool 3 would be surrendered to the lender in January 2010, (iii) the projections provided by management do not include the operating results of the properties securing the Mortgage Loan, the IXIS 3 loan or ML Pool 3, (iv) the Holiday Inn Express Palm Desert property is sold early in 2010 with net proceeds of approximately $1.8 million included in the pro forma cash balance, (v) the Company’s pro forma debt balance does not include the Mortgage Loan, ML Pool 3, the IXIS 3 loan or the debt associated with the Holiday Inn Palm Desert property, (vi) the Company would cease to be a public company in mid-2010 and (vii) the Company would continue to reduce its overhead expenses through further cost and headcount reductions. Houlihan Lokey was informed by our management that the before mentioned assumptions comprised the most likely scenario for the Company outside of the proposed transaction with LSREF Investments. Houlihan Lokey’s analyses and opinion are therefore based on the Company ceasing to be a public company and operating with only 14 hotels.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to Adjusted EBITDA and certain other financial data for the Company and the selected companies in the hotel industry.

The calculated multiples included:

Enterprise Value as a multiple of 2009E Adjusted EBITDA; and
Enterprise Value as a multiple of 2010E Adjusted EBITDA.

The selected companies were selected because they were deemed to be similar to the Company in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company. The selected companies were:

Branded Comparable Companies

Marriott International, Inc.
Starwood Hotels & Resorts Worldwide, Inc.
Wyndham Worldwide Corp.
Choice Hotels International Inc.

Independent Comparable Companies

FelCor Lodging Trust Inc.
Host Hotels & Resorts, Inc.
LaSalle Hotel Properties
Sunstone Hotel Investors, Inc.
Diamondrock Hospitality Co.
Hersha Hospitality Trust

The selected companies analysis indicated the following:

Multiple Description	High		Low		Median		Mean

Enterprise Value as a multiple of:
FY 2009E Adjusted EBITDA	17.1	x	9.3	x	14.8	x	14.0	x
FY 2010E Adjusted EBITDA	18.0	x	9.3	x	15.3	x	14.8	x

Houlihan Lokey applied multiple ranges of 10.0x to 11.0x based on the selected companies analysis to the Company’s FY 2009E Adjusted EBITDA and multiple ranges of 11.0x to 12.0x based on the selected companies analysis to the Company’s FY 2010E Adjusted EBITDA. The selected companies analysis indicated (i) an implied reference range of $0.82 to $2.03 per share based on Enterprise Value as a multiple of FY 2009E Adjusted EBITDA and (ii) an implied reference range of $1.59 to $2.83 per share based on Enterprise Value as a multiple of 2010E Adjusted EBITDA, in each case as compared to the per share merger consideration of $2.50 per share of Company common stock in the proposed merger.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of the Company’s unlevered, after-tax cash flows based on the net cash flows included in the “Give-Back Projections” provided by management of the Company as adjusted by Houlihan Lokey based on discussions with Company management to exclude certain non-recurring items. In performing a discounted cash flow analysis with respect to the Company, Houlihan Lokey applied discount rates ranging from 13.0% to 15.0% based on the estimated weighted average cost of capital for the Company and terminal value multiples ranging from 9.0x to 10.0x to the Company’s 2014E EBITDA. The discounted cash flow analyses indicated an implied reference range of $2.26 to $4.11 per share, as compared to the per share merger consideration of $2.50 per share of Company common stock in the proposed merger.

Other Considerations

Implied Transaction Premiums.  Houlihan Lokey also considered the premium of the per share merger consideration to the trading prices of Company common stock for various periods as follows:

	Average
Trading Period	Closing	Implied
(prior to 1/15/10)	Stock Price	Premium

1 Day	$1.75	42.9%
5 Day	$1.71	45.8%
10 Day	$1.61	55.1%
1 Month	$1.50	67.2%
3 Month	$1.59	57.4%
6 Month	$1.52	64.3%
1 Year	$1.80	39.0%
52 Week High (03/23/2009)	$3.20	−21.9%
52 Week Low (07/08/2009)	$1.20	108.3%

Other Matters

We engaged Houlihan Lokey as a financial advisor in connection with the proposed merger pursuant to a letter agreement dated as of January 6, 2010. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of the Company and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey was paid a fee of $375,000 for rendering its opinion, which was not contingent upon the successful completion of the proposed merger. We have also agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify it and certain related parties for certain potential liabilities arising out of Houlihan Lokey’s engagement.

Houlihan Lokey and its affiliates have had, and may currently or in the future have, financial advisory or other investment banking relationships with parties other than the Company, including, among others, parties involved in the proposed merger. However, based on a review of information available from Houlihan Lokey’s information management systems, representatives of Houlihan Lokey were not aware of any current engagements or engagements during the past two years by the other parties to the proposed merger for Houlihan Lokey to provide financial advisory or investment banking services to such parties. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company and other participants in the proposed merger (including, without limitation, Lone Star Funds, Key Colony and Oaktree) and/or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by Lone Star Funds, Key Colony, Oaktree, other participants in the proposed merger and/or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with such funds, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company, Lone Star Funds, Key Colony, Oaktree, other participants in the proposed merger and/or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Lone Star Funds or entities affiliated or associated with Lone Star Funds, or any other party that may be involved in the proposed merger and their respective affiliates or any currency or commodity that may be involved in the proposed merger.

Lodgian Projected Financial Information

Lodgian does not, as a matter of course, make public projections as to future performance or earnings. However, our management prepared certain sets of financial projections, which were provided to our financial advisors. We have included certain portions of those financial projections in this proxy statement to provide our shareholders with access to certain non-public information in connection with their evaluation of our board’s unanimous recommendation to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The accompanying financial projections were not prepared with a view toward public disclosure or toward complying with accounting principles generally accepted in the United States, or “GAAP”, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the accompanying financial projections. These projections do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction that has occurred or that may occur and that was not anticipated as of the respective dates the projections were prepared and, in particular, do not take into account or give effect to the merger. Financial projections of this type are based on various estimates and assumptions by our management, many of which are beyond our control, including estimates and assumptions with respect to industry performance, general business, economic, regulatory, credit market and financial conditions, as well as changes to our business, financial condition or results of operations, including the factors described under “Caution Regarding Forward-Looking Statements”.

Neither our independent registered public accounting firm, nor any other independent accountants or advisors, have compiled, examined or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of this information should not be regarded as an indication that we, our financial advisor, Houlihan Lokey, or any other person considered, or now considers, it to be predictive of actual future results. Since the projections cover multiple years, the projections by their nature may become subject to greater uncertainty with each successive year. We do not intend to update or otherwise revise any set of financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections appear now or in the future to be in error. As a result, there can be no assurance that the results described in any of these projections will be realized or that actual results will not be significantly higher or lower than those projected. These projections do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact on the information set forth below. No one has made or makes any representation to any of our shareholders regarding the information contained in these projections.

We have made publicly available the actual results of our operations for fiscal year 2008, and for fiscal year 2009, through September 30, 2009. You should review our Forms 10-K and 10-Q to obtain this information.

Lodgian Management “As-Is” Projections

The projections set forth below, which we refer to in this proxy statement as the “As-Is Projections”, were discussed with our board on January 13, 2010, in connection with our review of strategic alternatives, and were also made available to our financial advisors.

The As-Is Projections assume that the merger is not consummated and reflect actual data through November 2009. From December 2009 through December 2014, the As-Is Projections assume that the ML Pool 3 assets are returned to the lender. Accordingly, these assets and the associated cost of debt service, as well as operating results from these properties, were excluded from the As-Is Projections. RevPAR growth estimates for the Company for 2010 through 2014 were determined by adjusting estimates that are published by PKF Hospitality Research, who publishes forecasts of anticipated industry trends for future years and who we refer to in this proxy statement as “PKF”. PKF’s estimates of RevPAR growth for 2010 through 2013, as published in December 2009, are noted below. Our company’s portfolio typically performs slightly below the PKF trends. PKF measures the top 50 markets in the United States, while Lodgian’s portfolio includes hotels not in those markets. Separate RevPAR estimates were developed for the IXIS 3-Hotel loan pool properties, as this loan pool is driven primarily by the market in Phoenix, Arizona.

RevPAR Growth (% change)	2010	2011	2012	2013	2014

PKF Estimates	(1.1)%	5.9%	8.6%	9.6%	n/a
Company portfolio (Excl. IXIS 3)	(2.2)%	4.3%	7.0%	8.2%	5.5%
IXIS 3-Hotel loan pool	(7.5)%	8.6%	6.0%	7.1%	3.9%

The As-Is Projections for 2010 through 2014 are as follows:

($ millions, except
RevPAR amounts)	2010	2011	2012	2013	2014

RevPAR	$60.59	$63.46	$67.83	$73.32	$77.23
Total revenue	163.5	169.8	181.5	196.1	206.6
EBITDA	23.2	27.7	33.3	40.3	45.1
Net income/(loss)(a)	(17.4)	(16.8)	(14.6)	(5.1)	(0.6)
Net cash-flow(b)(c)	(11.6)	(32.7)	(40.4)	(6.4)	16.7

(a)	Net income /(loss) numbers are before-tax

(b)	Net cash-flow includes the impacts of shortfalls related to re-financing of mortgage debt facilities; impact is significant in 2012 due to the maturity of the Mortgage Loan ($35 million)

(c)	Net cash-flow includes the effects of forecast capital expenditures (“capex”); 2011 forecast capex exceeds 2010 forecast capex by $24 million

Lodgian Management “Give-Back” Projections

The projections set forth below, which we refer to in this proxy statement as the “Give-Back Projections”, were discussed with our board on January 13, 2010, in connection with our review of strategic alternatives and were also made available to our financial advisors.

The Give-Back Projections assume that the merger is not consummated and reflect actual data through November 2009. From December 2009 through December 2014, the Give-Back Projections assume the following: (i) the properties associated with the Mortgage Loan and the IXIS 3 loan would be surrendered to the respective lenders in March 2010, (ii) the properties associated with ML Pool 3 would be surrendered to the lender in January 2010, (iii) the projections provided by management do not include the operating results of the properties securing the Mortgage Loan, the IXIS 3 loan or ML Pool 3, (iv) the Holiday Inn Express Palm Desert property is sold early in 2010 with net proceeds of approximately $1.8 million included in the pro forma cash balance, (v) the Company’s pro forma debt balance does not include the Mortgage Loan, ML Pool 3, the IXIS 3 loan or the debt associated with the Holiday Inn Palm Desert property, (vi) the Company would cease to be a public company in mid-2010 and (vii) the Company would continue to reduce its overhead expenses through further cost and headcount reductions. The Give-Back Projections are therefore based on the Company ceasing to be a public company and operating with only 14 hotels. RevPAR growth estimates for the Company for 2010 through 2014 were determined by adjusting estimates that are published by PKF. PKF’s estimates of RevPAR growth for 2010 through 2013, as published in December 2009, are noted below. Our company’s portfolio typically performs slightly below the PKF trends. PKF measures the top 50 markets in the United States, while Lodgian’s portfolio includes hotels not in those markets.

RevPAR Growth (% change)	2010	2011	2012	2013	2014

PKF Estimates	(1.1)%	5.9%	8.6%	9.6%	n/a
Company portfolio	(2.2)%	4.3%	7.0%	8.2%	5.5%

The Give-Back Projections for 2010 through 2014 are as follows:

($ millions, except
RevPAR amounts)	2010	2011	2012	2013	2014

RevPAR	$62.53	$65.22	$69.78	$75.50	$79.65
Total revenue	82.9	85.6	91.6	99.1	104.6
EBITDA	9.8	14.3	17.2	20.7	23.0
Net income/(loss)(a)	(12.0)	(10.5)	(8.4)	(1.8)	0.2
Net cash-flow(b)	(6.9)	(3.9)	(4.8)	(5.6)	10.6

(a)	Net income/(loss) numbers are before-tax

(b)	Net cash-flow includes the effects of forecast capex

Voting Agreements

In connection with the merger agreement, LSREF Investments entered into voting agreements with Key Colony and Oaktree and certain of its affiliates. As set forth in the voting agreements, Key Colony held an aggregate of 3,004,853 shares of our common stock, which constituted approximately 13.9% of our outstanding shares of common stock as of January 22, 2010 and Oaktree held an aggregate of 2,788,864 shares of our common stock, which constituted approximately 12.9% of our outstanding shares of common stock as of January 22, 2010.

Pursuant to the voting agreements, Key Colony and Oaktree agreed to vote (or cause to be voted), in person or by proxy, all their shares of our common stock owned as of the record date:

•	to adopt, approve and vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement and any other actions or agreements required in furtherance thereof;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of us under the merger agreement; and

•	against any action or agreement (other than the merger agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the merger, including but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation, tender or exchange offer or other business combination involving us or any of our subsidiaries; (ii) a sale, lease or transfer of a material amount of our or any of our subsidiaries assets or a reorganization, recapitalization, dissolution or liquidation of us or any of our subsidiaries; (iii) any change in our management or our board of directors, except as otherwise agreed to in writing by LSREF Investments; (iv) any change in our present capitalization or dividend policy; (v) any amendment of our certificate of incorporation or by-laws; or (vi) any other material change in our corporate structure or business.

In addition, pursuant to the voting agreements, Key Colony and Oaktree also granted and appointed LSREF Investments, each executive officer of LSREF Investments and each other person designated by LSREF Investments in writing, as Key Colony’s and Oaktree’s proxy, agent and attorney-in-fact (with full power of substitution) to attend any meeting of the stockholders of the Company at which the merger agreement or the merger may be discussed or considered and to vote Key Colony’s and Oaktree’s shares of common stock to adopt, approve and vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and against any company takeover proposal or company superior offer.

The voting agreements terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, and (ii) the effective time of the merger; provided that no party shall be relieved from any liability for any willful breach of the voting agreements by virtue of such termination.

Certain Effects of the Merger

If the merger agreement is adopted and the merger and the other transactions contemplated by the merger agreement are approved by our stockholders and all of the conditions set forth in the merger agreement have been satisfied or waived, Merger Sub will be merged with and into Lodgian, the separate existence of Merger Sub will cease and Lodgian will be the surviving corporation in the merger, and Lodgian will become a wholly owned subsidiary of LSREF Investments. When the merger is completed, we will cease to be a publicly traded company.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, LSREF Investments or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $2.50 in cash, without interest, subject to any applicable withholding tax, for each share of our common stock that you own, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger. Each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled and all such holder’s rights under such option and any option plan shall terminate at the time of the merger.

At the effective time of the merger, our stockholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our stockholders. Therefore, our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act”, and is quoted on NYSE Amex Equities under the symbol “LGN”. As a result of the merger, we will be the surviving corporation, our common stock will cease to be quoted on NYSE Amex Equities and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

When the merger becomes effective, the directors and officers of Merger Sub will be the directors and officers of the surviving corporation. Also at the effective time of the merger, our amended and restated certificate of incorporation will be amended as set forth in the merger agreement, and as so amended, will become our certificate of incorporation following the consummation of the merger until such time as it is amended in accordance with applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will become our bylaws following the consummation of the merger until such time as they are amended in accordance with applicable law.

Effects on Us if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on NYSE Amex Equities. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to our level of indebtedness, the volatility of the credit markets and continued weak economic conditions.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $3.25 million to LSREF Investments. For a description of the circumstances triggering payment of the termination fee, see “Proposal 1 — The Merger Agreement — Termination Fee” on page 65. In addition, pursuant to the terms of the amendment to the Mortgage Loan entered into with Hospitality on January 22, 2010, if the merger agreement is validly terminated for any reason other than as described in paragraph 5 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” on page 64, the Company’s subsidiary borrowing entities on the loan will be required, in their sole discretion, to either pay down the principal balance of such loan by $5,000,000, or to cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan.

Interests of Our Directors and Executive Officers in the Merger

Members of our board of directors and certain of our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger proposal. The members of our board of directors were aware of these interests and considered them at the time they approved the merger proposal.

Restricted Stock

The following table sets forth the cash proceeds that each of our independent directors and Messrs. Ellis, MacLennan, Kelly and Ms. Cohen who we refer to in this section of our proxy statement as our executive officers, could receive at the closing of the merger from the (i) conversion of their shares of common stock into the merger consideration and (ii) the accelerated vesting of the shares of common stock subject to restricted stock grants and the conversion of those shares of stock into the merger consideration, based on his or her beneficial ownership as of February 12, 2010:

	Shares	Restricted Stock	Total Cash Proceeds
Interested Party	(#)	(#)(1)	($)

W. Blair Allen	46,166	2,334	121,250
John W. Allison	66,766	1,334	170,250
Stewart J. Brown	18,799	5,002	59,503
Daniel E. Ellis	35,832	40,610	191,105
Paul J. Garity	3,999	4,001	20,000
Michael J. Grondahl	7,332	5,668	32,500
Alex R. Leiblong	3,020,019	2,334	7,555,883
Mark S. Oei	2,788,864	—	6,972,160
James A. MacLennan	53,470	27,928	203,495
Donna B. Cohen	13,117	9,201	55,795
Joseph F. Kelly	9,473	5,084	36,393
Total	6,063,837	103,496	$15,418,334

Employment Agreements

We have employment agreements with three executive officers, and these employment agreements provide for enhanced payments upon a termination of employment under certain circumstances upon or after a change in control of Lodgian.

Daniel E. Ellis.  If Mr. Ellis resigns for “good reason” (as defined in his employment agreement) or his employment is terminated by Lodgian without “cause” (as defined in his employment agreement) during the period which starts 60 days before a “change in control” (as defined in his employment agreement) and ends 365 days after such change in control and he signs a release of any claims he might have against Lodgian and abides by his restrictive covenants, he will be paid his accrued but unpaid base salary plus (1) he will be paid in a lump sum an amount equal to 2 times his then annual base salary, (2) he will be paid a lump sum of $300,012, (3) Lodgian will reimburse him for his COBRA premiums for 24 months and (4) his interest in restricted stock grants will fully vest. If the payments made to Mr. Ellis exceed the maximum amount which can be paid before his payments are subject to the 20% additional tax as excess parachute payments, Lodgian will pay all of his resulting taxes unless such payments are no more than 110% of such maximum amount, in which event his payments shall be reduced to equal such maximum amount. Finally, the consummation of the merger will constitute a “change in control” but a change in control does not expressly constitute “good reason” for Mr. Ellis to resign.

James A. MacLennan.  If Mr. MacLennan resigns for “good reason” (as defined in his employment agreement) or his employment is terminated by Lodgian without “cause” (as defined in his employment agreement) during the period which starts 60 days before a “change in control” (as defined in his employment agreement) and ends 365 days after such change in control and he signs a release of any claims he might have against Lodgian and abides by his restrictive covenants, he will be paid his accrued but unpaid base salary plus (1) he will be paid in a lump sum an amount equal to 2 times his then annual base salary, (2) he will be paid a lump sum of $300,012, (3) Lodgian will reimburse him for his COBRA premiums for 24 months and (4) his interest in restricted stock grants will fully vest. If the payments made to Mr. MacLennan exceed the maximum amount which can be paid before his payments are subject to the 20% additional tax as excess parachute payments, Lodgian will pay all of his resulting taxes unless such payments are no more than 110% of such maximum amount, in which event his payments shall be reduced to equal such maximum amount. Finally, the consummation of the merger will constitute a “change in control” and a change in control expressly constitutes “good reason” for Mr. MacLennan to resign.

Donna Cohen.  If Ms. Cohen resigns for “good reason” (as defined in her employment agreement) or her employment is terminated by Lodgian without “cause” (as defined in her employment agreement) during the period which starts 60 days before a “change in control” (as defined in her employment agreement) and ends 365 days after such change in control and she signs a release of any claims she might have against Lodgian and abides by her restrictive covenants, she will be paid her accrued but unpaid base salary plus (1) she will be paid in a lump sum an amount equal to her then annual base salary, (2) she will be paid a lump sum of $50,002, (3) Lodgian will reimburse her for her COBRA premiums for 12 months and (4) her interest in restricted stock grants will fully vest. Finally, the consummation of the merger will constitute a “change in control” but a change in control does not expressly constitute “good reason” for Ms. Cohen to resign.

Separation Pay Agreement

We have a separation pay agreement with one executive officer which provides for payments upon a termination of employment under certain circumstances upon or after a change in control of Lodgian.

Joseph F. Kelly.  If Mr. Kelly resigns for “good reason” (as defined in his separation pay agreement) or his employment is terminated by Lodgian without “cause” (as defined in his separation pay agreement) during the period which starts 60 days before a “change in control” (as defined in his separation pay agreement) and ends 365 days after such change in control and he signs a release of any claims he might have against Lodgian and abides by his restrictive covenants, he will be paid his accrued but unpaid base salary plus (1) he will be paid in a lump sum an amount equal to two-thirds of his then annual base salary, (2) Lodgian will reimburse him for his COBRA premiums on a monthly basis for eight months, and (3) his interest in restricted stock grants will fully vest. Finally, the consummation of the merger will constitute a “change in control”, but a change in control does not expressly constitute “good reason” for Mr. Kelly to resign.

2002 Stock Incentive Plan

The Company maintains the Lodgian Amended and Restated 2002 Stock Incentive Plan (our “2002 Plan”), and all of our outstanding stock option grants and restricted stock grants have been made under our 2002 Plan, including the restricted stock grants called for under the terms of the Lodgian Executive Incentive Plan. If there is a “change in control” (as defined in the 2002 Plan), all of our outstanding stock options and restricted stock grants automatically will fully vest. The consummation of the merger will constitute a “change in control” of Lodgian under the 2002 Plan. Thus all outstanding stock options and restricted stock grants will full vest upon the consummation of the merger. Full vesting for restricted stock grants will benefit all individuals who hold outstanding restricted stock grants.

Cash Severance

The following table sets forth an estimate of the potential cash severance payments that would be payable in the event the executive officer resigns for “good reason” (as defined in his or her agreement) or his or her employment is terminated by Lodgian without “cause” (as defined in his or her agreement) following the merger pursuant to his or her employment agreement or severance pay agreement (assuming for illustrative purposes that the executive officer’s employment is terminated on February 12, 2010, but utilizing current annual salaries without regard to additional payments resulting from any further anticipated annual pay increases in 2010).

			CIC
	Annual Base	Lump Sum	Severance	Restricted	COBRA
Name	Salary	Payment	Amount	Stock(5)	Coverage	Total

Daniel E. Ellis(1)	$400,000	$300,012	$1,100,012	$101,525	$29,231	$1,230,768
James A. MacLennan(2)	338,000	300,012	976,012	69,820	17,349	1,063,181
Donna B. Cohen(3)	195,645	50,002	245,647	23,003	14,616	283,266
Joseph F. Kelly(4)	235,000	0	156,667	12,710	9,737	179,114

(1)	CIC Severance Amount equals 2 times annual base salary plus lump sum payment.

(2)	CIC Severance Amount equals 2 times annual base salary plus lump sum payment.

(3)	CIC Severance Amount equals annual base salary plus lump sum payment.

(4)	CIC Severance Amount equals 66.67% of annual base salary.

(5)	The amount of benefit for restricted stock represents the number of outstanding shares of restricted stock multiplied by the per share merger consideration.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “Appraisal Rights” on page 68.

Delisting and Deregulation of Our Common Stock

If the merger is completed, our common stock will be delisted from NYSE Amex Equities and deregistered under the Securities Exchange Act and we will no longer file periodic reports with the SEC.

Accounting Treatment

We expect that the merger will be accounted for by LSREF Investments using the purchase method of accounting, in accordance with generally accepted accounting principles.

Certain Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to stockholders whose shares of our common stock are converted into the right to receive cash in the merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations, Internal Revenue Service (“IRS”) rulings, and judicial and administrative decisions, each as in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any such contrary position will not be sustained in court.

This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Code. This discussion does not apply to stockholders who received shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation for services, or through a tax-qualified retirement plan, or to stockholders subject to special rules under the U.S. federal income laws, including, for example, banks and financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities (such as trusts and S corporations), controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, and corporations described in section 7874 of the Code. In addition, the following discussion does not apply to stockholders whose functional currency is not the U.S. dollar, or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. This discussion also does not discuss any state, local, foreign or other tax considerations. If any entity that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity.

All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any of its political subdivisions;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons has authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes;

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

U.S. Holders

The receipt by a U.S. holder of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) surrendered for cash in the merger. Any capital gain or loss will be long-term provided the U.S. holder’s holding period for the shares of our common stock is more than one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A non-U.S. holder’s gain or loss from the exchange of shares of our common stock for cash pursuant to the merger generally will be determined in the same manner as that of a U.S. holder. A non-U.S. holder generally should not be subject to U.S. federal income taxation on any gain or loss from the exchange of shares of our common stock for cash pursuant to the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies and so requires, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual treated as being present in the United States for 183 days or more in the taxable year of the disposition of the shares of our common stock and certain other requirements are met; or (iii) as described below, shares of our common stock constitute a “United States real property interest,” or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30 percent branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of shares of our common stock will generally be treated as a U.S. resident for federal income taxes and the federal income tax consequences with respect to their gain or loss from the exchange of our common stock for cash will be the same as the consequences described above for a U.S. holder. A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of shares of our common stock and is not treated as a U.S. resident for federal income purposes under an applicable tax treaty or otherwise and who meets certain other requirements will be subject to a 30 percent tax on the gain derived from that disposition, which gain may be offset by United States source capital losses.

In general, gain from the sale of shares of our common stock will be subject to tax under provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980 (the “FIRPTA tax”) if (i) we are, or have been, at any time during the shorter of the five year period preceding the date of the disposition or the non-U.S. holder’s holding period (the “testing period”) classified as a USRPHC, and (ii) the “publicly traded exception” to the FIRPTA tax does not apply to the non-U.S. holder. In general, the “publicly traded exception” applies if the non-U.S. holder owned, actually or constructively, no more than 5 percent of our outstanding common stock throughout the testing period. Non-U.S. holders who do not qualify for the “publicly traded exception” are required by applicable Treasury regulations to obtain a statement from us regarding our status as a USRPHC during the testing period and to file such statement with their U.S. federal income tax return for the year of sale. Such non-U.S. holders should consult their own tax advisors regarding the potential application of the FIRPTA tax to the exchange of their shares of our common stock in the merger.

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax liabilities discussed herein. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information and Backup Withholding

Cash payments made pursuant to the merger will be reported to our stockholders and the IRS to the extent required by the Code and applicable Treasury Regulations. These amounts ordinarily will not be subject to withholding of the U.S. federal income tax.

Backup withholding, currently imposed at a rate of 28 percent, and information reporting may apply to cash received pursuant to the merger, however. Backup withholding generally will not apply, however, to a holder that (i) in the case of a U.S. holder, furnishes a correct TIN and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form; (ii) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or (iii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if requirement information is timely furnished to the IRS.

This discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Except for the filing of a certificate of merger with the Secretary of the State of the State of Delaware and the filing with the SEC of this proxy statement and any other filings and reports that may be required in connection with the merger agreement and the transactions contemplated by the merger agreement under the Exchange Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or the consummation of the merger.

Financing of the Merger

The merger agreement does not contain a financing condition or a “market MAC” condition and the merger is not conditioned upon any financing arrangements. LSREF Investments estimates that the total amount of funds required to complete the merger, and the payment of any related fees and expenses, will be approximately $55.0 million.

Guaranty

Lone Star Guarantor provided us with a direct guarantee of the full and prompt payment and performance of all of the obligations of LSREF Investments and Merger Sub arising under the merger agreement (including, without limitation, payment of the merger consideration and any damages payable by LSREF Investments and/or Merger Sub as a result of its and/or their breach of the merger agreement) as limited pursuant to the terms of the merger agreement. The guaranty is a guaranty of payment and performance and not of collection, and Lone Star Guarantor agreed that its obligations under the guaranty are primary, absolute and unconditional.

Stockholder Litigation

On January 26, 2010, a putative class action was commenced in the Superior Court of Fulton County, Georgia against us, each of our directors, LSREF Investments and Merger Sub alleging that our board of directors breached their fiduciary duties to our stockholders in approving and adopting a merger agreement that allegedly contains preclusive deal protection measures and unfair merger consideration. The complaint further alleges that we, LSREF Investments and Merger Sub aided and abetted our board of directors in allegedly breaching their fiduciary duties. On February 23, 2010, the plaintiff amended his complaint to add claims that the members of our board breached their duties of disclosure by allegedly failing to disclose certain matters in the Schedule 14A Preliminary Proxy. The amended complaint seeks to enjoin the completion of the merger, an award of unspecified monetary damages and to recover certain costs incurred by the plaintiff. We believe the lawsuit to be without merit and intend to defend it vigorously, including opposing any efforts to enjoin the proposed transaction.

In addition, on January 29, 2010, a putative class action was commenced in the Court of Chancery of the State of Delaware by United Capital Corp. against us, each of our directors, LSREF Investments, Merger Sub and Lone Star Funds, alleging that our board of directors breached their fiduciary duties to our stockholders by allegedly failing to obtain the highest price available for our stockholders, failing to adequately shop the Company and approving and adopting a merger agreement that allegedly contains preclusive deal protection measures. The complaint further alleges that Lone Star Funds aided and abetted our board of directors in allegedly breaching their fiduciary duties. The complaint seeks to enjoin the completion of the merger, an order compelling the board of directors to undertake a new sale process, an award of unspecified monetary damages and costs of litigation. In other papers filed with the Court, United Capital Corp. has asserted that it desires to make a bid for the Company but has not done so because of the allegedly preclusive deal protection measures contained in the merger agreement. We believe the lawsuit to be without merit and intend to defend it vigorously, including opposing any efforts to enjoin the proposed transaction.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between the Company and LSREF Investments and Merger Sub with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about the Company, LSREF Investments or Merger Sub. The representations, warranties and covenants made by the Company, LSREF Investments and Merger Sub are qualified and subject to important limitations agreed to by the Company, LSREF Investments and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the Company, LSREF Investments and Merger Sub that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of LSREF Investments, will be merged with and into the Company. The separate existence of Merger Sub will cease and we will continue as the surviving corporation and will become a wholly owned subsidiary of LSREF Investments.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such other time as is agreed by LSREF Investments, Merger Sub and the Company and specified in the certificate of merger.

The closing of the merger will occur no later than the second business day after the date that all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Company, LSREF Investments and Merger Sub. Although we

expect to complete the merger shortly after the special meeting of the Company’s stockholders, we cannot specify when, or assure you that we, LSREF Investments and Merger Sub will satisfy or waive all conditions to the merger.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the charter and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified, or until their death, resignation or removal.

Charter and Bylaws of the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation will be amended and restated in its entirety to read substantially identically to the charter of Merger Sub, as in effect immediately prior to the effective time of the merger, and such amended and restated charter will become the charter of the surviving corporation; and

•	the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until they are changed or amended as provided by the law or the charter and bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of the Company’s common stock, other than (1) shares owned by Merger Sub or LSREF Investments, (2) shares owned by the Company as treasury stock and (3) shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law, will be converted into the right to receive $2.50 per share in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock that they own, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger. Shares owned by LSREF Investments, Merger Sub or the Company will be cancelled at the effective time of the merger without payment. The Company stockholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to the Company stockholders shortly after completion of the merger. The price of $2.50 per share was determined through negotiations between LSREF Investments and the Company.

LSREF Investments, Merger Sub and the Company will be entitled to deduct and withhold, or cause American Stock Transfer & Trust Company, LLC, the exchange agent, to deduct and withhold, from the merger consideration payable to any holder of shares of the Company’s common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Code, or any applicable provision of state, local or foreign tax law.

Effect on Option Plans

All outstanding options to purchase shares granted under our 2002 Plan, whether or not vested, will be cancelled and all of such holder’s rights under such option will terminate at the effective time.

At the effective time of the merger, all rights under any Company option and any provision of the Company option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the securities of the Company will be cancelled.

Payment Procedures

American Stock Transfer & Trust Company, LLC will act as exchange agent for the holders of our shares in connection with the merger to receive in trust the aggregate merger consideration. On the closing date, LSREF Investments will deposit with the exchange agent cash in an amount equal to the aggregate cash consideration payable in the merger. Promptly after the effective time of the merger, LSREF Investments and the surviving corporation will cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares or non-certificated shares represented by book-entry, a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry share in exchange for the merger consideration to be received by each stockholder. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon proper delivery of the certificates to the exchange agent. Upon surrender to the exchange agent of a stock certificate representing shares of our common stock or a book-entry share together with a duly executed letter of transmittal and any other documents that may be reasonably required by the exchange agent, you will be entitled to receive from the exchange agent $2.50 in cash, without interest and less any applicable withholding tax, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $2.50 in cash per share represented by such certificate or book-entry share less any applicable withholding taxes, subject to decrease only if we have more than 21,675,040 shares of common stock issued and outstanding at the time of the merger. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered, if the certificate surrendered is properly endorsed or otherwise in proper form for transfer and the person requesting such payment shall pay all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the surviving corporation that such taxes either has been paid or are not applicable.

The surviving corporation may request the exchange agent to deliver to it any funds unclaimed by our stockholders six months after the effective time of the merger. Any holders of our share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

If any share certificate for our common stock has been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by LSREF Investments or the surviving corporation, the posting of an indemnity or bond by such person in the amount reasonably required by LSREF Investments or the surviving corporation as indemnity against any claim that may be made against LSREF Investments, Merger Sub, the Company or the surviving corporation with respect to that certificate, the exchange agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letter of transmittal to be mailed to our stockholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other factors pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	due organization and good standing;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the absence of any conflict with or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	governmental approvals;

•	no conflicts;

•	litigation; and

•	brokers’ fees.

In addition, we made additional representations and warranties related to the following subject matters:

•	our capitalization;

•	our subsidiaries;

•	our filings and reports with the SEC, our financial statements and internal controls and disclosure controls and procedures;

•	the absence of specified changes or events with respect to the Company and its subsidiaries;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	permits;

•	contracts;

•	intellectual property;

•	employee benefit plans;

•	tax matters;

•	the receipt of Houlihan Lokey fairness opinion;

•	insurance;

•	the special meeting and voting requirements for the merger;

•	real property;

•	employee matters;

•	environmental matters;

•	proxy statement;

•	franchise matters; and

•	transactions with affiliates.

LSREF Investments and Merger Sub made additional representations and warranties related to the following subject matters:

•	disclosures;

•	availability of sufficient committed financing and other funds on hand to complete the merger;

•	no prior activities of LSREF Investments and Merger Sub;

•	absence of ownership of our capital stock by LSREF Investments and Merger Sub;

•	solvency;

•	absence of arrangements with our management; and

•	investigation of the Company and its subsidiaries.

Material Adverse Effect

For purposes of this proxy statement, “company material adverse effect” means any fact, event, change, development, circumstances, effect or any combination of the foregoing that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries’ business, taken as a whole, or the Company’s ability to consummate the merger, except any such fact, event, change, development, circumstance, or effect resulting from, arising out of or related to (a) any change in or interpretations of U.S. generally accepted accounting principles, (b) any change in interest rates, or general market, political or economic conditions, including financial, credit and securities markets generally (which changes do not affect the Company and its subsidiaries’ to a materially disproportionate degree compared to other businesses operating in the same or similar industries), (c) any action taken, or failure to act, by LSREF Investments, Merger Sub or any of their respective affiliates other than as contemplated by the merger agreement, (d) any weather-related or other force majeure event or conditions arising out of acts of terrorism or war, including the escalation thereof, (e) changes in accounting rules and regulations of the SEC or any United States federal, state or local or any foreign statue, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (which changes do not affect the Company and its subsidiaries’ to a materially disproportionate degree compared to other businesses operating in the same or similar industries), (f) the execution and delivery of the merger agreement or announcement thereof, the performance of the Company’s obligations thereunder or the pendency or consummation of the transactions contemplated hereby, (g) any loss of customers or employees by the Company or any of its subsidiaries, (h) the Company’s failure to meet any internal or published projections, forecasts or estimates of revenues or earnings or published industry analyst expectations of financial performance (it being understood that this exception, as it relates to this clause (h), shall not exclude any underlying fact, event, change, development, circumstance, effect of any combination of the foregoing which resulted in the failure of Lodgian to meet any internal or published projection, forecasts or estimates of revenues or earnings or published industry analyst expectations of financial performance), or (i) any taking of action at the written request of LSREF Investments or Merger Sub; provided, however, that the occurrence of any fact, event, act, omission, change, development, circumstance, effect or any combination of the foregoing that results, or would reasonably be expected to result, in any of the Mortgage Loan, the IXIS Portfolio loan, the IXIS — Holiday Inn Hilton Head, ML Pool 1, ML Pool 3, ML Pool 4, the Wachovia Bank — Worcester loan, the Wachovia Bank — Palm Desert loan, the Wachovia Bank — Phoenix West loan or the Wachovia Bank — Springhill Suites Pinehurst loan becoming full recourse to Lodgian (other than the full recourse liability of Lodgian pursuant to that certain Full Recourse Guaranty dated July 1, 2009, executed by Lodgian in favor of Wells Fargo Bank, N.A., as Trustee for the Registered Holders of Merrill Lynch Mortgage Trust 2005-CKI1, Commercial Mortgage Pass-Through Certificates, Series 2005-CKI1 relating to the Merrill Lynch Fixed Rate #4 loan), or to any of the Company’s subsidiaries that are currently not obligated with respect to such indebtedness shall be deemed to result in a company material adverse effect.

Conduct of the Business of the Company

The merger agreement provides that until the effective time of the merger and unless otherwise contemplated by the merger agreement:

•	the Company will, and will cause each of its subsidiaries to, conduct their respective business in the ordinary course consistent with past practice;

•	the Company will, and it will cause each of its subsidiaries to, use its commercially reasonable efforts to preserve intact their current business organizations, to keep available the services of its current officers and employees, to maintain satisfactory relationships with all persons with whom they do business, to preserve title, possession, control and condition of all their assets, and to preserve and maintain the effectiveness and validity of specified company permits;

•	the Company has also agreed to take certain other specified actions at the request of LSREF Investments.

In addition, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or as required by applicable law, the Company has agreed to specific restraints relating to the following which it may not do without prior written consent of LSREF Investments (which consent may not be unreasonably withheld, conditioned or delayed):

•	amending or otherwise changing the Company’s certificate of incorporation or bylaws, or changing its corporate and organizational structure or ownership;

•	authorizing for issuance, issuing, delivering, selling, granting, pledging, disposing of, or proposing any of the foregoing, with respect to any shares of its capital stock, any voting securities or any securities convertible into, or any rights to acquire, any of its capital stock;

•	splitting, combining, reclassifying, altering or amending any shares of its common stock or declaring, paying or setting aside any dividend or other distribution for any shares of its common stock, or directly or indirectly redeeming, purchasing or otherwise acquiring or offering to acquire any shares of its common stock, other than dividends or distributions by its wholly-owned subsidiary to the Company or another one of its subsidiaries;

•	(A) creating, incurring, assuming, forgiving or making any changes to the terms or collateral of any of its or its subsidiaries’ indebtedness (whether owed by or to the Company or any of its subsidiaries) or receivables (other than trade payables and receivables in the ordinary course of business consistent in type and amount with prior practice) or making any loans to, or any employee or officer; (B) assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (C) making any capital expenditures in any month in excess of the monthly expenditures set forth in the Company’s 2010 capital expenditure budget, except for (1) such expenditures that are not more than five percent (5%) over the amount set forth by month for each hotel or by category by quarter for each hotel beginning March 31, 2010 for each capital expenditure described in the Company’s 2010 capital expenditure budget and (2) expenditures for emergency and life and safety expenditures required to prevent imminent material damage to the properties or to the operations of any hotel; (D) making any commitments relating to or with respect to capital expenditures not set forth in the monthly or quarterly category budgets included in the Company’s 2010 capital expenditure budget; (E) making any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees consistent with past practices); (F) acquiring stock or assets of, or merging or consolidating with, any other person; (G) taking any action which would reasonably be expected to result in liabilities or obligations (absolute, accrued contingent or otherwise) in excess of $100,000 individually, other than actions taken in the ordinary course of business consistent with past practice; or (H) selling, transferring, mortgaging, pledging, leasing, encumbering or otherwise disposing of, or agreeing to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible), other than inventory held for sale or the disposition and replacement of obsolete personal property in the ordinary course of business;

•	increasing or committing to increase the wages, salaries, bonus, compensation or other benefits of, or paying or committing to pay any bonuses or special compensation to, any of its officers or employees or enter into, establish, amend or terminate any employee plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director or employee, other than as required by applicable law or pursuant to the terms of agreements in effect on the date of the merger agreement or in the ordinary course of business consistent with past practice with employees of the Company or its subsidiaries;

•	except for claims in the ordinary course of business, commencing or settling any litigation with any governmental authority or other person that results in claims payments or obligations being incurred by the Company or its subsidiaries in excess of $50,000 individually or $250,000 in the aggregate, or making , amending or rescinding any election relating to income or similar taxes, settling any litigation, audit or controversy relating to taxes in excess of amounts reserved in the our financial statements, filing any amended tax return (other than with respect to payroll taxes) or claiming refund for income or similar taxes, changing any method of accounting or making any other change in our accounting or tax policies or procedures, agreeing to an extension of any statute of limitations, entering into a closing agreement related to any tax, or surrendering any right to claim a tax refund, except as required by applicable law or GAAP;

•	adopting or amending any resolution or agreement concerning indemnification or exculpation of the Company’s directors, officers, employees or agents;

•	transferring or licensing to any person or entity or otherwise extending, materially amending or modifying, permitting to lapse or failing to preserve any of the Company’s intellectual property as currently maintained or disclosing its or its subsidiaries’ material trade secrets to any person who has not entered into a confidentiality agreement, other than to an employee of the Company or one of its subsidiaries;

•	modifying, amending or terminating any material contract, or waiving, releasing or assigning any rights or claims thereunder, entering into any agreement that if entered into prior to the date hereof would be a company material contract that would have been required to have been disclosed under the merger agreement or entering into or amending any contract or agreement with any of affiliate of the Company;

•	agreeing to or modifying any property improvement plan under any franchise agreement;

•	modifying, amending or terminating, or waiving, releasing or assigning any rights or claims with respect to, any confidentiality agreement, non-solicitation agreement or non-competition agreement to which the Company or any of its subsidiaries is a party;

•	failing to maintain the Company’s books, accounts and records in the usual manner on a basis consistent with that used in the past;

•	establishing any subsidiary or entering into any new line of business;

•	entering into any lease, contract or agreement (A) pursuant to which the Company or any of its subsidiaries is obligated to pay or incur obligations of more than $50,000 per year or (B) which extends for a period in excess of one year and which cannot be terminated by the Company or the applicable subsidiary on 90 days or less notice and without payment of any premium or penalty;

•	permitting any insurance policy to which the Company or its subsidiaries are named as beneficiaries or a loss payee to be cancelled or terminated, unless the Company maintains substantially similar coverage as is currently in place for substantially the same premium amounts;

•	revaluing any of its assets or making any change in accounting methods, principles or practices, except as required by GAAP;

•	failing to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	discharging any obligations (including accounts payable) other than on a substantially timely basis in the ordinary course of business consistent with past practice;

•	closing or materially reducing the Company’s or any subsidiaries’ activities, or effecting any layoff or other initiated personnel reduction or change, at any of the Company’s or any subsidiaries’ facilities;

•	authorizing any of, or agreeing to do any of, the foregoing actions.

Other Covenants Under the Merger Agreement

Access to Information

Until the effective time of the merger, the merger agreement provides that the Company will afford LSREF Investments and its representatives, at all reasonable times, access as reasonably requested to all personnel, offices, properties and other facilities, and to all data, information, documents, contracts, agreements, commitments, books and records of or pertaining to the Company and any of its subsidiaries and will furnish to LSREF Investments, as soon as reasonably practicable, with (1) monthly unaudited consolidated statements of operations of the Company and its subsidiaries as of each month then ended and related balance sheet, in the Company’s standard format, excluding footnotes thereto (other than footnotes that address the areas addressed in footnotes 5, 7, 8 and 11 to the financial statements contained in the Company’s Form 10-Q filed for the period ended September 30, 2009, which footnotes may be in summary form), (2) monthly Hotelligence or STR reports received by the Company or any of its subsidiaries, and (3) other financial and operating data and other information with respect to the Company’s business and properties as LSREF Investments may from time to time reasonably request.

Company Recommendation

The merger agreement provides that subject to the duties of the Company’s board of directors under applicable law, the Company will (subject to certain exceptions) include in this proxy statement the unanimous recommendation of the Company’s board of directors that the stockholders of the Company adopt the merger agreement and approve the merger, which we refer to in this proxy statement as the “company recommendation”. At any time before the stockholder approval has been obtained, the company recommendation may be withdrawn or modified (other than in connection with a company takeover proposal, which is governed exclusively by the “non-solicitation” provisions of the merger agreement) only if the Company’s board of directors determines in good faith (after taking into account the advice of the Company’s outside legal counsel) that the failure to so withdraw or modify the company recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, but only after:

•	providing written notice to LSREF Investments that the board of directors is prepared to make such withdrawal or modification and setting forth in reasonable detail the reasons therefore, and

•	for a period of five business days after providing such notice (or such shorter period (but not less than 48 hours) as set forth in such notice that the board of directors determines in good faith is required under applicable law in light of the circumstances surrounding such proposed withdrawal or modification), the Company negotiates in good faith with LSREF Investments (if LSREF Investments so desires) to make such adjustments to the terms and conditions of the merger agreement and the merger as would enable the board of directors to proceed with the company recommendation, and at the end of such period the board maintains its determination (after taking into account any proposed adjustments made by LSREF Investments) that the failure to withdraw or modify the company recommendation is still inconsistent with the board’s fiduciary duties to the Company’s stockholders under applicable law.

No Solicitation

Unless otherwise permitted by the merger agreement, the merger agreement provides that the Company will not, and will cause its subsidiaries to not, directly or indirectly, and the Company will not, and will cause its subsidiaries to not, directly or indirectly, authorize or permit any of its or their officers, directors, employees, agents, consultants, investment bankers, lawyers, accountants, agents and other representatives of the Company to:

•	solicit, knowingly encourage, initiate or knowingly facilitate the making, submission or announcement of any company takeover proposal,

•	furnish any non-public information regarding the Company or its subsidiaries to any person (other than LSREF Investments, Merger Sub or their representatives) in connection with or in response to a company takeover proposal or any inquiry, proposal or offer that reasonably could be expected to lead to a company takeover proposal,

•	engage in discussions or negotiations with any person with respect to any company takeover proposal or any inquiry, proposal or offer that reasonably could be expected to lead to a company takeover proposal,

•	withdraw or modify, or propose publicly to withdraw or modify the company recommendation, except other than in connection with a company takeover proposal or to the extent permitted by the merger agreement,

•	endorse, approve or recommend, or propose publicly to endorse, approve or recommend, any company takeover proposal, or

•	cause the Company to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (whether binding or not) related to any company takeover proposal or requiring the Company to abandon or terminate the merger agreement or to fail to consummate the merger.

However, at any time prior to the adoption of the merger agreement by the stockholders, if the Company:

•	receives an unsolicited bona fide written company takeover proposal from a third party, and

•	the Company’s board of directors determines in good faith, after consultation with its outside financial advisor and legal counsel, that such company takeover proposal is or could reasonably be expected to be a company takeover proposal, then the Company may,

•	furnish information to such third party pursuant to a confidentiality agreement on terms no less favorable (in the aggregate) to the Company than those contained in the confidentiality agreement between LSREF Investments and the Company, provided that a copy of all such information is delivered simultaneously to LSREF Investments to the extent it has not previously been furnished to LSREF Investments, and

•	participate in discussions or negotiations with such third party regarding such company takeover proposal.

In addition, the Company has agreed to promptly as practicable (and in any event within 24 hours) notify LSREF Investments in writing of any bona fide inquiries, proposals or offers regarding any company takeover proposal, or any request for information or inquiry relating to, or that could reasonably be expected to lead to, a company takeover proposal, received by the Company. The notification must include a copy of the applicable company takeover proposal, request or inquiry. The Company has agreed to keep LSREF Investments informed on a current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

At any time prior to the date of the special meeting, the board of directors of the Company may (i) withdraw or modify the company recommendation or (ii) terminate the merger agreement and approve or recommend a company superior offer if, (A) the Company receives an unsolicited, bona fide written company takeover proposal not in breach of the non-solicitation provisions of the merger agreement, (B) the board of directors determines in good faith, after consultation with its outside financial and legal advisors, that such offer constitutes a company superior offer, and (C) following consultation with outside legal counsel, the board of directors determines in good faith that the failure to withdraw or modify the company recommendation would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable law; provided, however that the board of directors may not take such actions set forth in (i) or (ii) above, unless:

•	the Company has provided written notice to LSREF Investments, which we refer to in this proxy statement as a “notice of superior offer”, that shall (1) specify the material terms and conditions of the company superior offer and the identity of the person or group making the company superior offer, (2) state that the board of directors intends to withdraw or modify the company recommendation and that the Company intends to terminate the merger agreement to enter into such company superior offer, and (3) be accompanied by a copy of the draft of the definitive agreement proposed to be entered into with respect to the company superior offer;

•	during the five-day period following delivery of the notice of superior offer, the Company negotiates, and causes its financial and legal advisors to negotiate, in good faith with LSREF Investments (if LSREF Investments so desires) and provide LSREF Investments with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement so that the company takeover proposal would no longer constitute a company superior offer and / or the board of directors could proceed with the company recommendation (any subsequent material amendment or material revision (including any change in price or form of consideration or in financing is considered to be material) to such company superior offer will require the Company to deliver to LSREF Investments a new notice of superior offer and result in an additional three-business day period from the date of receipt of any such material amendment or material revision during which the Company shall negotiate in good faith with LSREF Investments); and

•	following such period, the Company’s board of directors determines in good faith, after consultation with outside counsel and after taking into account any such adjustments proposed by LSREF Investments, that the company takeover proposal remains a company superior offer and that the failure to withdraw or modify the company recommendation would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable law.

As described in this proxy statement, a “company takeover proposal” means (other than the merger) any inquiry, proposal or offer, whether in one transaction or a series of transactions, relating to (1) any direct or indirect acquisition or purchase of assets of the Company representing 20% or more of the consolidated assets of the Company and its subsidiaries, including by way of the purchase of stock or other equity interests of subsidiaries of the Company, (2) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of the Company, (3) any tender offer, exchange offer, stock purchase or other transaction in which, if consummated, any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power or economic interests of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation or dissolution involving the Company.

As described in this proxy statement, a “company superior offer” means a company takeover proposal (but replacing references to “20% or more” with “50% or more”) on terms that our board or directors determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, are more favorable from a financial point of view to the Company’s stockholders than the merger agreement and the merger, taken as a whole, after giving effect to any proposed adjustments to the terms and conditions of the merger agreement by LSREF Investments in response to such company takeover proposal, and which is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects and the estimated timing, risks and probability of the consummation of, and the conditions to, such company superior offer and the person making the company superior offer, and for which financing, if a cash transaction

(whether in whole or in part), is then fully committed or reasonably determined by our board of directors to be readily available.

Other Covenants

The merger agreement contains a number of mutual covenants, which subject to certain exceptions obligate the Company and LSREF Investments (and in some instance Merger Sub), to

•	use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the merger;

•	use commercially reasonable efforts to have any law or injunction (whether temporary, preliminary or permanent) that shall have been enacted, entered, promulgated or enforced by any court or other governmental authority, which makes illegal, prohibits or prevents the consummation of the merger or the other transactions contemplated by the merger agreement and which has not been vacated, dismissed or withdrawn prior to the closing date of the merger, vacated, dismissed or withdrawn by the closing date of the merger;

•	cooperate in preparing this proxy statement; and

•	notify the other party (i) if there has been a failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, (ii) of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of it contained in the merger agreement to be untrue or inaccurate in any material respect, (iii) of the receipt of any written notice or other communication in writing from any third party alleging that the consent of such third party is or may be required in connection with the merger, (iv) of the receipt of any written notice from any governmental authority in connection with the merger, (v) of the commencement of or written threat of any litigation against it, or, to it’s knowledge, any director or officer, in his or her capacity as such, which, if pending on the date of the merger agreement, would have been required to have been disclosed by such party or which relates to the merger agreement, the voting agreements, the merger or the other transactions contemplated herein and therein; and (vi) notify the other party of the occurrence of an event which could reasonably be expected to have a purchaser material adverse effect or company material adverse effect, as applicable.

The merger agreement also contains covenants requiring the Company (subject to certain exceptions), to

•	provide, as promptly as practicable after the receipt thereof, LSREF Investments with copies of any written comments received from the SEC;

•	provide LSREF and its counsel the reasonable opportunity to review and comment on this proxy statement;

•	as promptly as practicable after this proxy statement is cleared by the SEC, use commercially reasonable efforts to cause the definitive proxy statement to be filed with the SEC and mailed to its stockholders;

•	duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the date of the merger agreement to obtain stockholder approval of the merger agreement;

•	recommend to its stockholders, through board of directors of the Company, to approve and adopt the merger agreement except as otherwise permitted by the merger agreement and use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement and use commercially reasonable efforts to take all other actions necessary or advisable to secure the required stockholder approval of the merger agreement;

•	deliver to LSREF Investments prior to the effective time the resignations, effective as of the effective time of the merger, of all of its directors;

•	provide LSREF Investments with a copy of all reports and materials promptly after the time the Company sends the same to its stockholders, NYSE Amex Equities, the SEC, FINRA or any state or foreign securities commission; and

•	cause the dispositions of its equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Indemnification and Insurance

After the closing of the merger, the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each of the Company’s and its subsidiaries’ present and former directors and officers as of the effective time of the merger (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts actually and reasonably incurred or paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent, occurring on or before the effective time of the merger, to the same extent as provided in the charter or bylaws of the Company, or any other applicable contract or agreement, in effect on the date of the merger agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) the surviving corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the surviving corporation, promptly after reasonably detailed statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) all counsel selected by the Indemnified Parties shall, to the extent consistent with their professional responsibilities, cooperate with the surviving corporation and its counsel, if any, in the defense of any such matter; provided, however, that the surviving corporation shall not be liable for any settlement effected without the surviving corporation’s written consent.

The surviving corporation may not amend its bylaws or certificate of incorporation as of or after the effective time of the merger if such action would adversely affect the rights of individuals who, on or prior to the effective time of the merger, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers at any time prior to the effective time of the merger.

The surviving corporation will either (i) cause to be obtained at the effective time of the merger “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the effective time of the merger; or (ii) maintain in effect for six years from the effective time of the merger, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the surviving corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the surviving corporation, in order to obtain such insurance policies required be required to expend in any year during such six year period more than 200% of current annual premiums paid by the Company for current comparable insurance coverage. In the event of an expiration, termination or cancellation of such current policies, the surviving corporation will be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount.

Employee Benefits Matters

The merger agreement provides that LSREF Investments will cause the surviving corporation and each of its subsidiaries to continue to perform all of the Company’s and its subsidiaries’ obligations under the company employment plans in accordance with the terms and conditions of such company employment plans. The merger agreement further provides that LSREF Investments will cause the surviving corporation and each of its subsidiaries to honor the terms of each employment agreement, retention agreement, separation agreement and other agreement to which it is a party.

The merger agreement also provides that LSREF Investments will cause the surviving corporation and each of its subsidiaries to give each of the Company’s employees full service credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals (i) under any defined benefit pension plan or (ii) which would result in any duplication of benefits for the same period of service) under the company employment plans after the effective time of the merger to the same extent such service was recognized under such plan prior to the effective time of the merger. With respect to each company employment plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the merger agreement provides that LSREF Investments will cause the surviving corporation and its subsidiaries (i) to waive immediately after the effective time of the merger any pre-existing condition limitation or eligibility limitation for any of the Company’s employees to the extent neither such employee nor his or her eligible dependents were subject to any such limitation under the corresponding company employment plan immediately prior to the effective time of the merger and (ii) to give effect after the effective time of the merger, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, any of the Company’s employees under any company employment plan prior to the effective time of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	the company stockholder approval shall have been obtained;

•	no law (including common law), judgment or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or other governmental authority, which makes illegal, prohibits or prevents the consummation of the merger or the other transactions contemplated by the merger agreement and which has not been vacated, dismissed or withdrawn prior to the closing date of the merger; and

•	the waiting period applicable to the merger under the HSR Act will have been terminated or expired.

Additional Conditions to the Company’s Obligation

The Company’s obligation to complete the merger are subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	the representations and warranties of LSREF Investments set forth in the merger agreement must be true and correct as of the closing date of the merger (other than representations and warranties which address matters only as a particular date, which shall be true and correct on and as of such particular date) as though made on the closing date of the merger, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “purchaser material adverse effect” set forth therein) could not reasonably be expected to have a material adverse effect on the ability of LSREF Investments or Merger Sub to consummate the merger or perform their obligations under the merger agreement;

•	LSREF Investments must have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants to be performed or complied with by it under the merger agreement on or prior to the closing date; and

•	the president of LSREF Investments must have delivered to the Company a certificate dated as of the closing date to the effect that the forgoing conditions to the Company’s obligations to complete the merger have been satisfied.

Additional Conditions to LSREF Investments’ and Merger Sub’s Obligation

The obligations of LSREF Investments and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	the representations and warranties of the Company (i) set forth in the merger agreement (other than those relating to certain capitalization matters and a company material adverse effect) must be true and correct as of the closing date as if made at and as of such date (other than representations and warranties which address matters only as of a particular date, which must be true and correct on and as of such particular date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “company material adverse effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a company material adverse effect, and (ii) those relating to certain capitalization matters and a company material adverse effect must be true and correct in all respects as of the closing date, as if made at and as of such date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date);

•	the Company must have performed in all material respects its obligations and complied in all material respects with its agreements and covenants to be performed or complied with by it under the merger agreement on or prior to the closing date;

•	the Company’s chief executive officer must have delivered to LSREF Investments a certificate to the effect that the before mentioned conditions to LSREF Investments’ obligations to complete the merger have been satisfied;

•	since the date of the merger agreement, there will not have occurred any changes, conditions, events or developments that have had or that could reasonably be expected to have a company material adverse effect;

•	the total number of shares of the Company’s common stock outstanding immediately prior to the effective time of the merger and held by holders who have not voted in favor of the merger or consented thereto in writing, and who have properly demanded appraisal for such shares in accordance with Delaware law, shall not have exceeded twenty-five percent (25%) of the issued and outstanding shares of the Company’s common stock as of the closing of the merger; and

•	the Company shall have procured and delivered to LSREF Investments a fully executed and delivered agreement or court order, which we refer to in this proxy statement as the “Release Side Letter” or “Release Court Order”, as appropriate, in form and substance reasonably acceptable to LSREF Investments, made and entered into by certain of its subsidiaries, the Company and ING Clarion Capital Loan Services LLC (the “Special Servicer”), as special servicer for Wells Fargo Bank, N.A., successor-in-interest to LaSalle Bank National Association, as Trustee for the Registered Holders of Merrill Lynch Mortgage Trust 2005-MKB2, Commercial Mortgage Pass-Through Certificates, Series 2005-MKB2 (“Lender”), which contains a release of the Company and such subsidiaries from any recourse liability or recourse claim arising solely from the Company or such subsidiaries consenting to an order appointing a receiver and/or the Special Servicer (on behalf of the Lender) obtaining the appointment of a receiver for the properties securing the Merrill Lynch Fixed Rate Pool #3.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

The Company procured and delivered to LSREF Investments the fully executed Release Side Letter, on February 9, 2010, in a form and substance reasonably acceptable to LSREF Investments. Such condition has therefore been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our stockholders have approved and adopted the merger agreement, as follows:

1. by mutual written consent of LSREF Investments and the Company;

2. by either LSREF Investments or the Company if the merger is not consummated on or before June 30, 2010 (the “Outside Date”, which date may be extended to September 15, 2010 (i) by LSREF Investments providing written notice to the Company before June 30, 2010, provided that LSREF Investments is not in material breach of any of its representations, warranties or covenants under the merger agreement as of such date, or (ii) by the Company providing written notice to LSREF Investments before June 30, 2010, if, with respect to this clause (ii), (A) the Company is not in material breach of any of its representations, warranties or covenants under the merger agreement as of such date, and (B) the maturities of each of the items of certain indebtedness of the Company, other than the ML Pool 3, the Wachovia — Worcester Loan, and the Wachovia — Phoenix West Loan, are December 1, 2010 or later, as of such date, as so extended, such date shall be the “Outside Date”); provided that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the principal cause of, or resulted in, the failure of the merger to be consummated on or before such date;

3. by either LSREF Investments or the Company if any governmental authority shall have enacted, issued, promulgated, enforced or entered into any law, injunction, order, decree or ruling or taken any other action including the failure to have taken an action which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

4. by LSREF Investments, if neither LSREF Investments nor Merger Sub is in material breach of any of its representations, warranties or covenants under the merger agreement, and if (i) any of the Company’s representations or warranties set forth in the merger agreement become untrue or inaccurate, which would give rise to the failure of applicable closing condition, or (ii) there has been a breach on the Company’s part of any of its covenants or agreements set forth in the merger agreement, which would give rise to the failure of applicable closing condition, and such breach (if curable) has not been cured within 20 days after we receive notice;

5. by the Company, if it is not in material breach of its representations, warranties or covenants under the merger agreement, and if (i) any of the representations or warranties of LSREF Investments or Merger Sub set forth in the merger agreement become untrue or inaccurate, which would give rise to the failure of applicable closing condition, or (ii) there has been a breach on the part of LSREF Investments or Merger Sub of any of its covenants or agreements set forth in the merger agreement, which would give rise to the failure of applicable closing condition, and such breach (if curable) has not been cured within 20 days after notice to LSREF Investments and Merger Sub;

6. by LSREF Investments, if (i) the Company enters into a definitive agreement providing for a transaction that is a company superior offer, (ii) the Company’s board of directors (or any committee thereof) withdraws or modifies the company recommendation in a manner adverse to LSREF Investments, (iii) within five business days of a written request by LSREF Investments for the board of directors of the Company to reaffirm the company recommendation following the date any company takeover proposal or any material modification thereto is first publicly announced, published or sent to our stockholders, the Company fails to issue a press release that reaffirms the company recommendation (which request may only be made once with respect to such company takeover proposal absent further material changes or amendments in such company takeover proposal), (iv) the Company fails to include the company recommendation in this proxy statement or (v) the Company or its board of directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

7. by the Company prior to receipt of stockholder approval, if our board of directors (or any committee thereof) shall have approved or recommended a company superior offer in accordance with the provisions described under “Proposal 1 — The Merger Agreement — No Solicitation” on page 57; provided, however, that any such purported termination will be void and of no force or effect unless the Company concurrently with such termination (i) pays to LSREF Investments the termination fee and (ii) enters into a definitive acquisition, merger or similar agreement to effect the company superior offer;

8. by LSREF Investments or the Company, if, at the special meeting (or any adjournment or postponement thereof) stockholder approval is not obtained; or

9. by LSREF Investments, if (i) the Company shall have knowingly breached a material provision of the merger agreement related to its obligation to file the proxy statement or the company recommendation provisions of the merger agreement, provided that (A) LSREF Investments must provide to the Company written notice of such breach promptly after LSREF Investments has knowledge of such breach and (B) the Company must have failed to cure any such breach (if curable) within three days after receipt of such notice, or (ii) the Company shall have knowingly breached a material provision of the non-solicitation provisions of the merger agreement.

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses, whether or not the merger is consummated. There are certain circumstances that will require the Company to pay a termination fee of $3.25 million to LSREF Investments:

•	if the Company terminates the merger agreement as described in paragraph 7 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above. In such case, the Company is required to pay the termination fee on the date the merger agreement is terminated;

•	if LSREF Investments terminates the merger agreement as described in paragraph 6 or paragraph 9 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above. In such case, we the Company is required to pay the termination fee within two business days after the termination of the merger agreement; and

•	if the Company or LSREF Investments terminates the merger agreement as described in paragraph 2 or paragraph 8 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above or if LSREF Investments terminates the merger agreement as described in paragraph 4 of “Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above, and if (A) after the January 22, 2010, but prior to the date the merger agreement is terminated, a company takeover proposal is communicated to the Company or to its board of directors (whether or not publicly disclosed) (or if any such company takeover proposal shall have been communicated to the Company or to its board of directors (whether or not publicly disclosed) prior to January 22, 2010 and it is, after such date, communicated again to the Company or to its board of directors (whether or not publicly disclosed)) or publicly announced or otherwise disclosed to the stockholders of the Company, and (B) within 15 months of the termination date, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or its board of directors (or any committee thereof) recommends that the Company stockholders approve, adopt or accept, any company takeover proposal. In such case, the Company is required to pay the termination fee concurrently with entering into a definitive agreement with respect to, or its board recommending that the Company stockholders approve, adopt or accept a company takeover proposal.

On January 22, 2010, Hospitality, an affiliate of LSREF Investments, purchased the Mortgage Loan. An amendment to such loan was also concurrently entered into by Hospitality and Lodgian’s subsidiary borrowing entities which own the hotels securing the loan. Pursuant to such amendment, amongst other things, if the merger agreement is validly terminated for any reason other than as described in paragraph 5 of

“Proposal 1 — The Merger Agreement — Termination of the Merger Agreement” above, the Company’s subsidiary borrowing entities on the loan will be required, in their sole discretion, to either pay down the principal balance of such loan by $5,000,000, or to cause the Holiday Inn Monroeville, Pennsylvania property to be pledged as additional security for the Mortgage Loan. If the Holiday Inn Monroeville, Pennsylvania property is pledged as additional security for the loan, it may be subsequently released from the loan upon payment of cash release price of $5,000,000.

In the event the Company pays to LSREF Investments any termination fee due, the termination fee will be deemed to be liquidated damages and the sole and exclusive remedy for any and all losses or damages suffered or incurred by LSREF Investments, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement, the transactions contemplated by the merger or any matter forming the basis for such termination, and neither LSREF Investments, Merger Sub, any of their respective affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against us, our subsidiaries, any of our respective affiliates or any other person arising out of the merger agreement, any of the transactions contemplated by the merger or any matters forming the basis for such termination.

Amendment and Modification

The merger agreement may be amended, modified or supplemented only by written agreement among the Company, LSREF Investments and Merger Sub. However, after the adoption of the merger agreement by the Company’s stockholders, no amendment or change can be made without first obtaining the approval of the Company’s stockholders if the amendment is otherwise required by law to be approved by its stockholders.

No Third-Party Beneficiaries

The merger agreement expressly disclaims any third party beneficiary rights other than as contemplated by the provision of directors’ and officers’ indemnification insurance and the rights of equity holders to receive the merger consideration after the effective time of the merger.

Waiver of Compliance; Consents

Any failure of the Company, LSREF Investments or Merger Sub, to comply with any obligation, covenant, agreement or condition in the merger agreement can be waived by LSREF Investments, or the Company, only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

The parties agreed that except for the provisions relating to the termination fee which may be paid by the Company to LSREF Investments in certain circumstances, all remedies conferred upon LSREF Investments or Merger Sub are deemed cumulative with and not exclusive of any other remedy conferred by the merger agreement, or by law or equity, upon LSREF Investments or Merger Sub, and the exercise by LSREF Investments or Merger Sub of any one remedy will not preclude the exercise of any other remedy. The Company’s exclusive remedy for breach by LSREF Investments or Merger Sub of the merger agreement or any guarantee entered into in connection therewith is specific performance.

If a court of competent jurisdiction determines that the Company is not entitled to an award of specific performance to remedy a breach of the merger agreement by LSREF Investments or Merger Sub, then the Company may be awarded any other remedy available to it at law or in equity, including monetary damages (which the parties agreed may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may be determined by reference to the amount, if any, that would have been recoverable by the Company stockholders if such Company stockholders were entitled to bring an action against LSREF Investments). Notwithstanding anything else contained in the merger agreement, in no event will the collective damages payable by LSREF Investments, Merger Sub or any of their affiliates, for breaches under the merger agreement or any guarantee entered into in connection therewith exceed $20,000,000 in the aggregate for all such breaches. If a court of competent jurisdiction enters a judgment awarding the Company damages for such alleged breach, the parties agreed that (i) if such judgment is entered within 60 days of the Company filing suit, then within five days following such determination LSREF Investments and Merger Sub may elect to and may consummate the merger, provided that if LSREF Investments and Merger Sub do not so elect to consummate the merger or do not consummate the merger with such five days, then the Company may enforce such judgment, and (ii) if such judgment is entered later than 60 days after the Company files suit, then (A) the Company may enforce such judgment, or, (B) if LSREF Investments and Merger Sub desire to consummate the merger and the Company consents (such consent to be in the sole and absolute discretion of the Company) to such consummation at such time, the parties may consummate the merger.

APPRAISAL RIGHTS

The discussion of the provisions set forth is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with the Company before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to the Company at our address at 3445 Peachtree Road, N.E., Suite 700, Atlanta, GA 30326, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to the Company a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by the Company or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Certain Material United States Federal Income Tax Consequences of the Merger” on page 47.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex C to this proxy statement) may result in termination of such stockholder’s appraisal rights.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding ownership of our common stock as of March 1, 2010, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each member of the Board of Directors, (iii) each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K), and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Common Stock Beneficially Owned
Name	Number of Shares(1)	Percentage of Class(1)

Key Colony Fund, LP(2)	3,022,353	14.0%
Oaktree Capital Management, LP(3)	2,788,864	12.9%
United Capital Corp.(4)	2,129,798	9.8%
Donald Smith & Co., Inc.(5)	2,169,672	10.0%
Dimensional Fund Advisors, LP(6)	2,034,983	9.4%
BRE/HY Funding LLC(7)	1,326,909	6.1%
W. Blair Allen(8)	48,500	*
John W. Allison(9)	68,100	*
Stewart J. Brown(10)	28,800	*
Donna B. Cohen(11)	27,318	*
Peter T. Cyrus(12)	—	—
Daniel E. Ellis(13)	131,442	*
Paul J. Garity(14)	8,000	*
Michael J. Grondahl(15)	13,000	*
Joseph F. Kelly(16)	17,057	*
Alex R. Lieblong(2)	3,022,353	14.0%
James A. MacLennan	81,398	*
Mark S. Oei(3)	2,788,864	12.9%
All directors and executive officers as a group (12 persons)(17)	6,234,832	28.8%

*	Less than one percent.

(1)	Ownership percentages are based on 21,631,958 shares of common stock outstanding as of March 1, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons has or have the right to acquire within 60 days of March 1, 2010. Unless otherwise indicated, the address for each person listed in the table is our principal office.

(2)	Based solely on information obtained from Amendment No. 3 to Schedule 13D for Key Colony Fund, LP, Key Colony Management, LLC, Lieblong & Associates, Inc., Alex R. Lieblong and Michael J. Grondahl filed with the SEC on January 25, 2010. The shares of common stock include 3,004,853 shares owned by Key Colony Fund, LP, 8,500 shares owned by Lieblong & Associates, Inc., and 9,000 shares held directly by Alex R. Lieblong. Key Colony Management, LLC, Lieblong & Associates, Inc. and Alex R. Lieblong are affiliated with Key Colony Fund, LP but disclaim beneficial ownership of any shares not directly owned. Mr. Lieblong is a director of Lodgian. The business address for Key Colony Fund, LP and Alex R. Lieblong is 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211.

(3)	Based solely on information obtained from Amendment No. 6 to Schedule 13 D/A filed with the SEC on January 26, 2010. The shares of common stock include 2,512,726 shares owned by OCM Real Estate

Opportunities Fund II, L.P., which we refer to this proxy statement as (“OCM Fund II”), 267,855 shares owned by OCM Real Estate Opportunities Fund III, L.P., which we refer to this proxy statement as (“OCM Fund III”) and 8,283 shares owned by OCM Real Estate Opportunities Fund IIIA, L.P., which we refer to this proxy statement as (“OCM Fund IIIA”). Oaktree is (x) the general partner of OCM Fund II and (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III and OCM Fund IIIA. Oaktree disclaims any such beneficial ownership. Mr. Oei is a Managing Director of Oaktree Capital Management, LP. The business address for Oaktree and Mr. Oei is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)	Based solely on information obtained from a Schedule 13D filed with the SEC on January 22, 2009. The business address of United Capital Corp. is 9 Park Place, Great Neck, NY 11021.

(5)	Based solely on information obtained from an Amendment No. 1 to Schedule 13G filed with the SEC on January 5, 2010. The business address of Donald Smith & Co., Inc. is 152 W. 57th Street, 22nd Floor, New York, NY 10019.

(6)	Based solely on information obtained from a Schedule 13G/A filed with the SEC on February 8, 2010. The business address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(7)	Based solely on information obtained from a Schedule 13D/A filed with the SEC on June 29, 2004. The business address of BRE/HY Funding LLC is 345 Park Avenue, 31st Floor, New York, NY 10154.

(8)	Mr. Allen’s business address is P.O. Box 29, Little Rock, AR 72203.

(9)	Mr. Allison’s business address is P.O. Box 1089, Little Rock, AR 72033.

(10)	This number includes 5,000 shares subject to exercisable options held by Mr. Brown. Mr. Brown’s business address is c/o Booz Allen Hamilton, 8251 Greensboro Drive, McLean, VA 22101.

(11)	This number includes 5,000 shares subject to exercisable options held by Ms. Cohen.

(12)	Mr. Cyrus resigned as our Interim President and Chief Executive Officer on June 9, 2009. The Company is unaware of any shares held by Mr. Cyrus.

(13)	This number includes 55,000 shares subject to exercisable options.

(14)	Mr. Garity’s business address is Real Estate Consulting Solutions, Inc., 880 Apollo Street, El Segundo, CA 90245.

(15)	Mr. Grondahl’s business address is 45 South 7th Street, Suite 2000, Minneapolis, MN 55402.

(16)	This number includes 2,500 shares subject to exercisable options.

(17)	This number includes 78,332 shares of common stock subject to exercisable options.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient votes to adopt the merger agreement. Approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

Our board of directors recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer have public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and to participate in our stockholders meetings. We intend to hold an annual stockholders meeting in 2010 only if the merger is not completed, or if we are required to do so by law.

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2010 Annual Meeting, the written proposal must have been received by our Secretary at our principal executive offices no later than February 28, 2010. If the date of the 2010 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2009 Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Lodgian Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, GA 30326

If the date of the 2010 Annual Meeting is not within 30 days before or after the anniversary of the 2009 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day after public announcement of the meeting date. The stockholder who gives the notice must have been a stockholder at the time the notice was given and must be entitled to vote at the meeting during which the business set forth in the proposal will be considered. The notice must set forth as to each matter the stockholder proposes to bring before the meeting the following information:

•	A brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting,

•	The name and address, as they appear on our stock transfer records, of the stockholder proposing the business,

•	The class and number of shares of common stock that the stockholder beneficially owns, and

•	A description of all arrangements or undertakings between the stockholder and any other person or persons (including their names) in connection with such business and any material interest of the stockholder in such business.

The stockholder must also comply with all applicable requirements of the Exchange Act that apply to the proposal.

Nomination of Director Candidates

A stockholder may nominate a person or persons for election to our board of directors by giving timely written notice of his or her nomination to the Secretary. To be timely given with respect to the 2010 Annual Meeting, the notice must have been delivered to or mailed and received at our principal executive offices

•	Not earlier than the close of business on January 28, 2010, and

•	Not later than the close of business on February 28, 2010.

If the date of the 2010 Annual Meeting is not within 30 days before or after the anniversary of the 2009 Annual Meeting, then notice of a stockholder nomination must be received no later than the close of business on the tenth day after public announcement of the meeting date. The stockholder who makes the nomination must have been a stockholder at the time the nomination was made and must be entitled to vote at the meeting during which the nomination will be considered. The notice must set forth the following information:

•	As to each person nominated, all information relating to such person that is required to be disclosed in a solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person’s written consent to being named as a nominee and to serve as a director if elected),

•	The name and address, as they appear on our stock transfer records, of the stockholder making the nomination,

•	The class and number of shares of common stock that the stockholder beneficially owns, and

•	A description of all arrangements or undertakings between the stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of the stockholder in such nomination.

The stockholder must also comply with all applicable requirements of the Exchange Act that apply to the nomination.

Copy of Bylaw Provisions

You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this proxy statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the proxy statement by contacting us at Lodgian Inc., Attention: Investor Relations, 3445 Peachtree Road N.E, Suite 700, Atlanta, GA 30326, or by contacting us via telephone at (404) 364-9400. Conversely, if multiple stockholders sharing an address receive multiple proxy statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Innisfree our proxy solicitor, toll free at (888) 750-5834 (banks and brokers may call collect at: (212) 750-5833).

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference any documents that may be filed with the SEC between the date of this proxy statement and prior to the date of the special meeting of our stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Lodgian Inc., Attention: Investor Relations, 3445 Peachtree Road N.E, Suite 700, Atlanta, GA 30326, Telephone: (404) 364-9400. If you would like to request documents, please do so by March 25, 2010, in order to receive them before the special meeting. In addition, these documents may also be obtained through our website at www.lodgian.com.

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 5, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
by and among
LODGIAN, INC.,
LSREF LODGING INVESTMENTS, LLC
and
LSREF LODGING MERGER CO., INC.
Dated as of January 22, 2010

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 22, 2010, by and among LODGIAN, INC., a Delaware corporation (the “Company”), LSREF LODGING INVESTMENTS, LLC, a Delaware limited liability company (“Purchaser”), and LSREF LODGING MERGER CO., INC., a Delaware corporation and an affiliate of Purchaser (“Merger Sub”).

WITNESSETH:

A. The respective boards of directors or other governing body of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective stockholders and/or interest holders that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

B. The board of directors of the Company (the “Board”) has unanimously approved this Agreement and the merger of Merger Sub with and into the Company with the Company surviving (the “Merger”), and the Board has determined that such approval is sufficient to render inapplicable to this Agreement and the Merger the restrictions against the parties hereto engaging in any business combination as set forth in Section 203 of the Delaware General Corporation Law (“DGCL”), has determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that the holders of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”, with all of the outstanding shares of Common Stock being hereinafter referred to as the “Shares”), adopt this Agreement and approve the Merger.

C. The board of directors or other governing body of each of Purchaser and Merger Sub have each approved this Agreement and the Merger, all in accordance with the DGCL and, in each such case, upon the terms and conditions set forth in this Agreement.

D. Concurrently with the execution of this Agreement, and as a condition and material inducement to Purchaser’s and Merger Sub’s willingness to enter into this Agreement, Purchaser, Merger Sub, the Company and certain stockholders of the Company have entered into Voting Agreements (each a “Voting Agreement” and, collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1.  The Merger.

Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its existence as a corporation under the laws of the State of Delaware.

1.2.  The Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, at 10:00 a.m. local time on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after the date that all of the conditions to each party’s obligations to effect the Merger have been satisfied or waived (if waivable) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed upon in writing by the parties hereto.

(b) Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in accordance with the DGCL (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time” and the date on which the Effective Time occurs is herein referred to as the “Closing Date”.

1.3.  Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.  Charter and Bylaws.

(a) Charter.  At the Effective Time, subject to the provisions of Section 5.4, the certificate of incorporation of the Company (the “Charter”), by virtue of the Merger, shall be amended and restated in its entirety to read substantially identically to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated charter shall become the Charter of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Charter; provided, however, that at the Effective Time the Charter of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Lodgian, Inc.”

(b) Bylaws.  At the Effective Time, the bylaws of Merger Sub (the “Bylaws”), as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Charter of Surviving Corporation and such Bylaws.

1.5.  Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their death, resignation or removal.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their death, resignation or removal.

1.6.  Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a) Each Share that is owned by Purchaser or Merger Sub, or that is owned by the Company as treasury stock, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares (as defined herein)) shall automatically be converted into the right to receive an amount in cash equal to the amount obtained by dividing (i) the product of $2.50 multiplied by the lesser of (A) 21,675,040 and (B) the total number of issued and outstanding Shares (other than Shares to be cancelled in accordance with Section 1.6(c)) immediately prior to the Effective Time, by (ii) the total number of issued and outstanding Shares (other than Shares to be cancelled in accordance with Section 1.6(c)) immediately prior to the Effective Time (the “Merger Consideration”) payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof. Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to the Common Stock occurring after the date hereof and prior to the Closing Date.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7.  Payment for Certificates.

(a) Exchange Agent.  American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) shall act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger to receive in trust the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit or cause to be deposited the aggregate Merger Consideration with the Exchange Agent on the Closing Date and such amounts shall not be used for any other purpose. The aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Purchaser and all interest and other income resulting from such investment shall be paid to Purchaser.

(b) Exchange Procedures.  Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), or non-certificated Shares represented by book entry (“Book-Entry Shares”), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Purchaser or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration to be received by each stockholder. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in respect of any Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes (as defined herein) required by reason of the issuance to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax (as defined herein) either has been paid or is not applicable. Until surrendered as contemplated by this Section1.7, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash upon surrender of such Certificate or Book-Entry Share as contemplated by Section 1.6(b) hereof.

(c) Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Purchaser, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. If any Certificate or Book-Entry Share has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or any dividends or other distributions payable to the holder of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration, dividends or other distributions in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

(d) Termination of Fund; No Liability.  At any time following the six-month anniversary of the Effective Time, the Surviving Corporation, at its option, shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) which had been made available to the Exchange Agent, and holders of Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, neither Purchaser, the Surviving Corporation nor the Exchange Agent nor any of their respective directors, managers, officers, employees or agents shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Corporation, the posting by such person of an indemnity or bond in such sum as Purchaser or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will disburse the Merger Consideration pursuant to Section 1.7(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

(f) Withholding Taxes.  Purchaser, Merger Sub and the Company, as applicable, shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Purchaser, Merger Sub or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser, Merger Sub or the Company.

1.8.  Options.

(a) With respect to all outstanding options to purchase Shares (the “Company Options”) granted under the Company Amended and Restated 2002 Stock Incentive Plan or otherwise (collectively, the “Company Option Plan”), whether or not then vested, at the Effective Time, each such Company Option shall be cancelled and be of no further force or effect, without payment of any form of consideration, and all of such holder’s rights under such Company Options shall terminate at the Effective Time.

(b) As of the Effective Time, except as provided in this Section 1.8, all rights under any Company Option and any provision of the Company Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the securities of the Company shall be cancelled. The Company shall ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any right (including, without limitation, any right to acquire any securities of the Company or any of its subsidiaries) under the Company Option Plan or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Option Plan and any other resolutions, consents or notices, in form and substance reasonably acceptable to Purchaser, required under the Company Option Plan or any Company Options to give effect to the foregoing provisions of this Section 1.8.

1.9.  Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, each Share issued and outstanding immediately prior to the Effective Time whose holder has not voted or consented in favor of the Merger and who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with the DGCL and, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands appraisal rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b) hereof, without interest thereon, upon surrender of the Certificate or Certificates or Book-Entry Shares formerly representing such Shares, in the manner provided in Section 1.7 hereof. The Company shall give Purchaser (i) prompt written notice of any demand or notice of intent to demand appraisal for any Shares, withdrawals of such notices, and any other instruments received by the Company in respect of Dissenting Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal for Shares. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal for Shares or offer to settle or settle any such demands.

1.10.  Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Purchaser or the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement and the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Purchaser or Surviving Corporation, as applicable, or otherwise to carry out this Agreement and the Merger. Any such transfers or actions that occur pursuant to this Section 1.10 shall be deemed to have occurred immediately prior to or on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser and Merger Sub that, except (a) as set forth in the disclosure schedule, which sets forth certain disclosures concerning the Company, its subsidiaries and its and their business (the “Company Disclosure Schedule”), and (b) as disclosed in the reports, statements and other documents filed by the Company with the SEC, in each case pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, and “Quantitative and Qualitative Disclosures About Market Risk”) in each case on or after December 31, 2007 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is readily apparent from the language of the disclosure itself in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure

Schedule, other than, in each case, any matters required to be disclosed for the purposes of Section 2.2 (Capitalization), Section 2.7 (SEC Filings; Company Financial Statements), and Section 2.8 (Absence of Certain Changes), of this Agreement, which matters shall be specifically disclosed in Sections 2.2, 2.7 and 2.8 of the Company Disclosure Schedule, respectively, and not disclosed by reference to a Recent SEC Report), the statements contained in this Article II are true and correct.

2.1.  Due Organization and Good Standing.

Each of the Company and its subsidiaries that own or lease real property is a corporation or other form of entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company’s subsidiaries that is not referred to in the immediately preceding sentence is a corporation or other form of entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any fact, event, change, development, circumstance, effect or any combination of the foregoing that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate the Merger, except for any such fact, event, change, development, circumstance, or effect resulting from, arising out of or relating to (a) any change in or interpretations of U.S. generally accepted accounting principles (“GAAP”), (b) any change in interest rates, or general market, political or economic conditions, including financial, credit and securities markets generally (which changes do not affect the Company and its subsidiaries to a materially disproportionate degree compared to other businesses operating in the same or similar industries), (c) any action taken by Purchaser, Merger Sub or any of their respective affiliates other than as contemplated by this Agreement, (d) any weather-related or other force majeure event or conditions arising out of acts of terrorism or war, including the escalation thereof, (e) changes in accounting rules and regulations of the SEC or any United States federal, state or local or any foreign Law, judgment or decree (which changes do not affect the Company and its subsidiaries to a materially disproportionate degree compared to other businesses operating in the same or similar industries), (f) the execution and delivery of this Agreement or the announcement thereof, the performance of the Company of its obligations hereunder or the pendency or consummation of the transactions contemplated hereby, (g) any loss of customers or employees by the Company or any Company subsidiary, (h) the failure of the Company to meet any internal or published projection, forecasts or estimates of revenues or earnings or published industry analyst expectations of financial performance (it being understood that this exception, as it relates to this clause (h), shall not exclude any underlying fact, event, change, development, circumstance, effect of any combination of the foregoing which resulted in the failure of the Company to meet any internal or published projection, forecasts or estimates of revenues or earnings or published industry analyst expectations of financial performance), or (i) any taking of action at the written request of Purchaser or Merger Sub; provided, however, that, notwithstanding anything else contained in this Agreement, the occurrence of any fact, event, act, omission, change, development, circumstance, effect or any combination of the foregoing that results, or would reasonably be expected to result, in any of the Goldman Sachs loan, the IXIS Portfolio loan, the IXIS — Holiday Inn Hilton Head, the Merrill Lynch Fixed Rate #1 loan, the Merrill Lynch Fixed Rate #3 loan, the Merrill Lynch Fixed Rate #4 loan, the Wachovia Bank — Worcester loan, the Wachovia Bank — Palm Desert loan, the Wachovia Bank — Phoenix West loan or the Wachovia Bank — Springhill Suites Pinehurst loan becoming full recourse to the Company (other than the full recourse liability of the Company pursuant to that certain Full Recourse Guaranty dated July 1, 2009, executed by the Company in favor of Wells Fargo Bank, N.A., as Trustee for the Registered Holders of Merrill Lynch Mortgage Trust 2005-CKI1, Commercial Mortgage Pass-Through Certificates, Series 2005-CKI1 relating to the

Merrill Lynch Fixed Rate #4 loan), or to any of its subsidiaries that are currently not obligated with respect to such Indebtedness shall be deemed to result in a Company Material Adverse Effect.

2.2.  Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and, together with the Common Stock, the “Company Capital Stock”). As of the date hereof, (i) 21,675,040 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 141,083 shares of Common Stock are subject to outstanding Company Options (which are not reflected in clause (a)(i)) and (iv) 353,790 shares of Restricted Stock (which are reflected in clause (a)(i)) are issued and outstanding. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding shares of Company Capital Stock have been issued in violation of any applicable Laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above or in Section2.3 below, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company or its subsidiaries are issued, reserved for issuance or outstanding. All outstanding Company Options were granted under the Company Option Plan. The exercise price of each outstanding Company Option is greater than $2.50. Neither the Company nor any of its subsidiaries has issued any Company Option where, as of the date the Company Option was granted, the exercise price of the Company Option was less than the fair market value of the stock subject to such Company Option on the date of the grant, as determined in accordance with the terms of the applicable Company Option Plan and Code Section 409A. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights, restricted stock awards or agreements, or other agreements, arrangements or commitments of any character (contingent or otherwise), (i) pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or performance (financial or otherwise), stock price performance or assets of the Company or any of its subsidiaries or calculated in accordance therewith or (ii) which would cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or would otherwise require the registration of any securities of the Company or any of its subsidiaries.

(b) There are no bonds, debentures, notes or other indebtedness having voting rights or debt convertible into securities having such rights (“Voting Debt”). Except for the Company Options, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment and (ii) there are no outstanding contractual obligations or other commitments of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of, or equity interests in, the Company or any of its subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no voting trusts, voting agreements or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

2.3.  Subsidiaries.

Section 2.3 of the Company Disclosure Schedule contains an organizational chart of the Company and all subsidiaries of the Company, which is materially true and correct. Other than as set forth on such organizational chart, each subsidiary is wholly-owned by the Company or one or more of its wholly-owned subsidiaries. All of the capital stock and other equity interests of the subsidiaries so held are owned (directly or indirectly) by the Company free and clear of any liens, claims, pledges, mortgages, security interests, charges, restrictions or encumbrances of any kind or nature whatsoever. All of the outstanding shares of capital stock, or other equity interests, in each of the subsidiaries held by the Company or one or more of its wholly-owned subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.

2.4.  Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the adoption of this Agreement by the stockholders of the Company and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, to consummate the Merger. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of, and performance of its obligations under, this Agreement or to consummate the Merger, other than the Company Stockholder Approval (as defined herein) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (“Enforceability Exceptions”).

(b) The Board, at a duly held special meeting, has by unanimous vote of those directors present (who constitute 100% of the directors then in office duly elected) (i) determined that this Agreement, the Merger and the other transactions contemplated herein are fair to, and in the best interests, of the Company and its stockholders, (ii) approved, authorized and declared advisable this Agreement and approved and authorized the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement

(c) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 3.10 are accurate, the Board has taken all actions necessary and advisable so that the restrictions contained in Section 203 of the DGCL are inapplicable to this Agreement, the Voting Agreements and the Merger and the other transactions contemplated herein and therein. The Company has taken all necessary action so that no stockholder rights plan applicable to the Company and, to the knowledge of the Company, no other anti-takeover, “fair price,” “moratorium,” “control share acquisition” or similar Law or similar provision in the Charter or the Bylaws is applicable to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated herein or therein.

2.5.  Governmental Approvals.

No consent, approval, waiver or authorization of, notice to or declaration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (“Governmental Authority”) on the part of the Company or any of its subsidiaries is required to be obtained or made in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the Merger other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (b) filings with the Securities and Exchange Commission (the “SEC”), including the filing with the SEC of (i) a proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (ii) such reports under the Exchange Act as may be required in connection with this

Agreement and the Merger, (c) applicable requirements, if any, of state securities or “blue sky” laws, (d) such filings as may be required in any jurisdiction where the Company or its subsidiaries are qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (e) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law, (f) such Consents, if any, that are set forth in Section 2.11 of the Company Disclosure Schedule as may be required with respect to the Company Material Permits (as defined herein), (g) any filings required by, and approvals required under, the rules and regulations of the NYSE Amex Equities (“AMEX”), and (h) those Consents that, if they were not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

2.6.  No Violations.

The execution and delivery of this Agreement, the consummation of the Merger and the compliance by the Company and its subsidiaries with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the Charter or Bylaws or other governing instruments of the Company or any of its subsidiaries, (b) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract (as defined herein) or Company Material Permit, to which the Company or any of its subsidiaries is a party or by which any of their assets are bound, (c) result in the creation or imposition of any liens, charges, security interests, options, claims, mortgages, pledges, assessments, adverse claims, or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, understanding, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (collectively, “Encumbrances”) upon any of the assets of the Company or any of its subsidiaries or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof and, solely with respect to the consummation of the Merger, subject to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, contravene any applicable provision of any Law to which the Company, any of its subsidiaries, or any of their respective assets or properties is subject; except, with respect to clauses (b), (c) and (d), for any such conflicts, Consents, violations, breaches, defaults, Encumbrances or other occurrences which have not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

2.7.  SEC Filings; Company Financial Statements.

(a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2007 under the Exchange Act or the Securities Act. All such required forms, reports and documents filed by the Company with the SEC (including those that the Company may file subsequent to the date hereof), as have been, or will be, amended since the time of their filing, are referred to herein as the “Company SEC Reports”. As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date hereof, then on the date of such later filing), the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Purchaser true and complete copies of all comment letters received by the Company from the staff of the SEC at any time during the one-year period prior to the date hereof and all responses to such comment letters by or on behalf of the Company. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Company SEC Reports. To the Company’s knowledge, none of the Company SEC Reports is currently being reviewed by the SEC, and the Company has not received any written correspondence from the SEC that it, or any transaction or transactions entered into by the Company or any of its subsidiaries, is being investigated either formally or informally by the SEC.

None of the Company’s subsidiaries has filed, or is obligated to file, any report, registration statement or other filing with the SEC. The Company has complied in all material respects with all applicable listing and corporation governance rules and regulations of AMEX.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, in accordance with and accurately reflects in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the applicable accounting rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iv) fairly presented in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments). The balance sheet of the Company contained in the Company SEC Report as of September 30, 2009 (the “Balance Sheet Date”) as filed with the SEC before the date hereof is hereinafter referred to as the “Company Balance Sheet”.

(c) The Company has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its subsidiaries. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of in writing (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its subsidiaries, or (B) any material fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its subsidiaries.

(d) Neither the Company nor any of its subsidiaries has any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K promulgated by the SEC).

(e) All accounts receivable reflected in the Company Financials arose from, and the accounts receivable existing as of the Closing Date will have arisen from, bona fide transactions entered into in the ordinary course of business consistent with past practice, and to the knowledge of the Company constitute or will constitute, as the case may be, valid claims of the Company or its subsidiaries not subject to valid claims of setoff or other valid defenses or valid counterclaims, other than normal cash discounts, returns, chargebacks, rebates and other adjustments in the ordinary course of business consistent with past practice.

2.8.  Absence of Certain Changes.

(a) Since the Balance Sheet Date, the Company and its subsidiaries have not:

(i) taken any action by which the Company or its subsidiaries would incur any liability or obligation (absolute, accrued, contingent or otherwise) which would exceed $100,000 individually per liability or obligation or exceed $1,000,000 in the aggregate, except for items incurred in the ordinary course of business consistent with past practice;

(ii) paid, discharged or satisfied any claims, liabilities or obligations in excess of $100,000 individually, other than in the ordinary course of business consistent with past practice;

(iii) cancelled any debts or waived any claims or rights with a value in excess of $100,000 individually;

(iv) sold, transferred or otherwise disposed of any of their properties or assets (real, personal or mixed, tangible or intangible) with a value in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(v) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or other equity interests or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any of its subsidiaries;

(vi) written-down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or current assets, or written off as uncollectible any notes or accounts receivable in excess of $100,000 in the aggregate;

(vii) made any change in severance, retention, termination, change of control, or bonus policies or practices;

(viii) paid or awarded any bonus to any employee of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, or paid or awarded any bonus, incentive or special compensation to any executive officer of the Company;

(ix) suffered any impairment of any Company Intellectual Property (as defined herein); or

(x) authorized or agreed, whether in writing or otherwise, to take any action described in this Section 2.8(a).

(b) Since December 31, 2008, the Company and its subsidiaries have not:

(i) suffered any Company Material Adverse Effect or any change, condition, event or development which could reasonably be expected to result in a Company Material Adverse Effect;

(ii) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances, except for Permitted Encumbrances;

(iii) (A) merged, consolidated or entered into any other business combination transaction with any person, (B) acquired (by merger, consolidation or any other acquisition) any corporation, partnership or other entity, (C) purchased any equity interest in, or all or substantially all of the assets of, any person or any division or business thereof or (D) acquired or licensed any assets with a value in excess of $50,000 individually, other than in the ordinary course of business consistent with past practice;

(iv) failed to pay any premiums due and payable for insurance policies and/or failed to keep insurance policies in full force and effect;

(v) granted any increase in the compensation or benefits payable or to become payable to any director or executive officer of the Company, except for such increases not to exceed $5,000 in the aggregate per individual;

(vi) (A) made any changes in any of the accounting methods used by it, except for such changes required by GAAP; or (B) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(vii) loaned, or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders that hold five percent (5%) or more of the issued and outstanding Common Stock or any affiliate of any of their respective officers, directors or stockholders that hold five percent (5%) or more of the issued and outstanding Common Stock, except for (A) directors’ fees and expense reimbursements in the ordinary course of business consistent with past practice, (B) items that did not have to be or will not have to be reported in the Company SEC Reports or (C) other than in than in the ordinary course of business consistent with past practice; or

(viii) authorized or agreed, whether in writing or otherwise, to take any action described in this Section 2.8(b).

2.9.  Absence of Undisclosed Liabilities.

As of the date hereof, except (a) for liabilities and obligations disclosed in or otherwise reflected or otherwise reserved against on the Company Balance Sheet (or described in the notes thereto), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities and obligations incurred under this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement, or (d) liabilities and obligations under Company Material Contracts existing as of the date of this Agreement or that are entered into after the date of this Agreement with the prior consent of Purchaser (other than liabilities or obligations arising from any breach of any Company Material Contract), neither the Company nor its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) that are material to the financial condition of the Company and its subsidiaries, taken as a whole. Section 2.9 of the Company Disclosure Schedule lists all real property leases (other than Company Leases) under which, to the knowledge of the Company, the Company or any of its subsidiaries may have any contingent liabilities in excess of $100,000. Neither the Company nor any of its subsidiaries has any material contingent liabilities under any terminated or expired management or franchise agreement with a hotel manager or Franchisor (as defined herein). Neither the Company nor its subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) with respect to any franchise agreement (or any guaranty, amendment, side letter, lender comfort letter, tri-party agreement or similar agreement delivered in connection with such franchise agreement), Company Lease or otherwise with respect to any Company Real Property sold, conveyed, transferred, surrendered or assigned to, or foreclosed upon by, a third party during the 24 months preceding the date hereof.

2.10.  Compliance with Laws.

The business of the Company and its subsidiaries is, and at all times since January 1, 2007, has been operated in compliance with all applicable Laws, except for such instances of non-compliance which would not reasonably be expected to have a Company Material Adverse Effect.

2.11.  Permits.

Each of the Company and its subsidiaries has all material permits, certificates, licenses, approvals and other authorizations required to conduct its business, including those required under regulatory Laws and those required by state, city or local liquor licensing boards, agencies or other similar entities (collectively, “Company Permits”). Section 2.11 of the Company Disclosure Schedule sets out a listing of Company Permits required under regulatory Laws relating to the sale of alcohol that are required by state, city or local liquor licensing boards, agencies or other similar entities (collectively, the “Company Material Permits”). To the Company’s knowledge, neither the Company nor any of its subsidiaries is in violation of any Company Material Permit. No proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any Company Material Permit.

2.12.  Litigation.

As of the date hereof, there is no private or governmental action, suit, litigation, proceeding, claim, arbitration, or mediation (“Litigation”) pending before any agency, arbitrator, mediator, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, its subsidiaries or any of their respective properties or, to the knowledge of the Company, pending or threatened against any of its or their officers or directors (in their capacities as an officer or director of the Company or its subsidiaries) that has had or could reasonably be expected to result in damages to the Company and its subsidiaries in excess of $100,000 individually. As of the date hereof, there is no judgment, decree or order against the Company or its subsidiaries or, to the knowledge of the Company, any of its or their directors or officers (in their capacities as an officer or director of the Company or its subsidiaries) that would prevent, enjoin or materially alter or materially delay any aspect of the Merger or adversely affect the Company’s ability to perform its obligations under this Agreement. As of the date hereof, there is no Litigation that the Company or any of its subsidiaries have pending against other parties where the Company’s claims exceed $50,000 individually. As of the date hereof, there is no judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting acquisition of property by the Company or any of its subsidiaries, prohibiting or materially restricting the conduct of business by the Company or any of its subsidiaries as currently conducted, or materially restricting the ability of the Company or any of its subsidiaries from engaging in business.

2.13.  Material Contracts.

(a) Except as filed as an exhibit to the Company SEC Reports filed before the date of this Agreement or as set forth in Section 2.13(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any:

(i) employment agreement (other than those that are terminable at will by the Company or such subsidiary without cost, payment or penalty) or restricted stock award agreement;

(ii) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset with total payments in excess of $100,000 in the aggregate or that is not terminable upon no more than 90 days prior written notice without payment of premium or penalty, other than (A) the Franchise Agreements, (B) ancillary licenses required to be entered into by the Company or its subsidiaries pursuant to the Franchise Agreements, (C) non-negotiated licenses of commercial off-the-shelf computer software, (D) point-of-sale systems with a person approved by a Franchisor entered into by the Company or its subsidiaries in connection with any of the Franchise Agreements and (E) property management systems with a person approved by a Franchisor entered into by the Company or its subsidiaries in connection with any of the Franchise Agreements;

(iii) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued, other than as listed on Section 2.13(b) of the Company Disclosure Schedule;

(iv) mortgage, security agreement, conditional sales contract, capital lease or similar agreement with total payments in excess of $100,000 per year or that effectively creates a lien, encumbrance or security interest on any assets of the Company or any of its subsidiaries, other than as listed on Section 2.13(b) of the Company Disclosure Schedule;

(v) contract materially restricting the Company or any of its subsidiaries from acquiring any properties or assets, engaging in business or from competing with any other parties, including, but not limited to, geographic limitations on the Company’s or any of its subsidiaries’ activities;

(vi) written agreement relating to the reorganization or merger of the Company or any subsidiary that has not been consummated as of the date hereof;

(vii) partnership or joint venture agreement with a party that is not directly or indirectly wholly-owned by the Company;

(viii) collective bargaining agreement;

(ix) contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(x) services, lease, license, franchise, management, royalty or similar agreement with total payments by the Company or any subsidiary in excess of $100,000 per year, other than (A) the Company Leases (as defined herein), (B) the Franchise Agreements (as defined herein), and (C) the hotel management agreements in effect for each hotel included in the Company Real Property (as defined herein) between the owner of such hotel and the Company’s management subsidiary, Lodgian Management Corp.;

(xi) agreements relating to capital expenditures with a total consideration payable after the date hereof under any such agreement in excess of $100,000;

(xii) agreements relating to the merger or consolidation of the Company or any of its subsidiaries with any other entity that have (A) not been consummated as of the date hereof or (B) that, if consummated as of the date hereof, have any remaining outstanding monetary or contingent obligations in excess of $100,000;

(xiii) investment banking agreement of any kind or nature whatsoever;

(xiv) any (A) power of attorney not granted to (1) employees of the Company or any of its subsidiaries or (2) lenders or servicers in connection with Indebtedness of the Company or its subsidiaries, (3) payroll processors or (4) real or personal property tax service providers or (B) any contract, commitment or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, cosigner, endorser, co-maker, or indemnitor for obligations for funded debt or real property leases in respect of the contract or commitment of any other person, except for negotiable instruments in the process of collection;

(xv) other contracts (other than those listed in clauses (i) through (xiv) above) that involve payments by the Company and/or any of its subsidiaries in excess of $100,000 per year;

(xvi) agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its subsidiaries, other than the existing directors’ and officers’ insurance policy and the Charter and Bylaws or other organizational documents, as currently in effect, of the Company and each of its subsidiaries; or

(xvii) agreements evidencing a loan to any officer or director of the Company or any of its subsidiaries, other than advances for expenses pursuant to the Company’s standard expense reimbursement policies.

Each of the contracts or agreements described in Sections 2.13(a)(i)-(a)(xvii) above, together with the Company Leases, all Franchise Agreements, the Company Intellectual Property Agreements, all documents and instruments with respect to the Indebtedness (as defined herein) of the Company and the Company’s subsidiaries described on Section 2.13(b) of the Company Disclosure Schedule, and all documents filed as exhibits to the Company SEC Reports are collectively referred to herein as “Company Material Contracts”.

(b) Section 2.13(b) of the Company Disclosure Schedule sets forth a description of all Indebtedness of the Company and its subsidiaries. As used in this Agreement, “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property (other than those Permitted Encumbrances contained in clauses (a), (b), (d) and (g) of the definition thereof; except with respect to those Permitted Encumbrances contained in said clause (g) that would otherwise qualify as “Indebtedness” under clauses (i) through (iv), inclusive, or (vi) of this Section 2.13(b)), and (vi) all guarantee obligations.

(c) All Company Material Contracts are in full force and effect and are valid and binding obligations of the Company or its subsidiaries and enforceable against the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract is in material breach of or in material default under any of the Company Material Contracts. True and complete copies of all Company Material Contracts have been made available to Purchaser.

2.14.  Intellectual Property.

(a) Each of the Company and its subsidiaries owns, or holds adequate licenses or other rights to use, all Company Intellectual Property. Neither the Company nor any of its subsidiaries has received any written notice of infringement of or conflict with the intellectual property rights of others by the Company or any of its subsidiaries, and, to the Company’s knowledge, there are no infringements of or conflicts by others with respect to the Company Intellectual Property.

(b) For purposes of this Agreement, “Company Intellectual Property” means all material (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights and registrations and applications for registration thereof, including, without limitation, software, recipes, menus, operation manuals, marketing materials, architectural designs and layouts, and (iv) confidential and proprietary information, including, without limitation, trade secrets, customer lists, vendor and supply lists, know-how and processes, in each case necessary for the operation of the business of the Company and its subsidiaries as currently conducted.

2.15.  Employee Benefit Plans.

(a) Set forth in Section 2.15(a) of the Company Disclosure Schedule is a correct and complete list of: (i) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA (“Multiemployer Plan”) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or any other employee benefit of any kind, including without limitation insurance coverage, severance benefits, disability benefits, bonus, deferred compensation, stock or stock based (such as stock option, stock purchase, phantom stock, stock appreciation), cafeteria plan or other programs that permit payment of any benefits on a pre-tax basis, or other forms of incentive compensation or post-retirement compensation, whether formal or informal, written or unwritten, funded or unfunded, for the benefit of any present or former shareholders, employees, retirees, directors or contractors (or their respective beneficiaries, dependents, agents or spouses) of the Company or any ERISA Affiliate and for which the Company or any ERISA Affiliate has any material liability of any nature, contingent or otherwise; and (ii) Section 2.15(a)(ii)of the Company Disclosure Schedule separately lists and designates (A) each agreement, plan or arrangement, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, any agreements under such plans or any other similar agreement (A) under which the Company or any ERISA Affiliate has any material liability for (1) benefits that are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or an ERISA Affiliate relating to any of the transactions contemplated by this Agreement, (2) any benefit subject to Section 409A of the Code, (3) any term of employment or compensation guarantee, or (4) severance benefits or other similar benefits after the termination of such person; (B) all awards outstanding or committed to be made under the Company’s 2009 Executive Incentive Plan, 2008 Amended and Restated Executive Incentive Plan, 2006 Executive Incentive Plan and Amended and Restated 2002 Stock Incentive Plan or outstanding or committed to be made to officers or directors of the Company or any ERISA Affiliate under any other program; and (C) any outstanding loans to any executive officers and directors, other than advances for expenses reimbursements incurred in the ordinary course of business involving the Company or any ERISA Affiliates (collectively, the “Company Employee Plans”). “ERISA Affiliate” means any entity or trade or business that is or since December 31, 2003 has been a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company.

(b) There has been made available to Purchaser, with respect to each Company Employee Plan, the following: (i) a copy of the three most recent annual reports (if required under ERISA) with respect to each such plan (including all schedules and attachments) and any related summary annual reports; (ii) a copy of the latest summary plan description (if required under ERISA), together with each summary of material modification required under ERISA with respect to such plan or such other disclosure documents used with respect to such plan; (iii) a true and complete copy of each such written plan as currently in effect, including all amendments thereto; (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion or approval letter issued by the Internal Revenue Service with respect to the qualified status of such plan; (v) all trust agreements, insurance contracts, and other funding vehicles currently in effect, including all amendments thereto, (vi) to the extent applicable, the most recent actuarial report and financial statements; (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other service providers as currently in effect, including all amendments thereto; (viii) all reports, including all discrimination testing reports and actuarial reports, submitted since December 31, 2006 by third party administrators, actuaries, investment managers, consultants, or other service providers; (ix) all substantive correspondence in the Company’s records to or from (A) the Internal Revenue Service (“IRS”), (B) Department of Labor (“DOL”), (C) Pension Benefit Guaranty Corporation (“PBGC”), (D) other governmental body, (E) any Multiemployer Plan or (F) any corresponding labor organization since December 31, 2006; and (x) any other correspondence reasonably requested of the Company by Purchaser.

(c) Each Company Employee Plan has been, and continues to be, in compliance in all material respects with, and has been operated and administered in all material respects accordance with its terms and all applicable Law, including ERISA and the Code.

(d) Since the date such Company Employee Plans were made available to Purchaser, the Company and its ERISA Affiliates have not modified, changed or terminated any Company Employee Plan, and none of the Company and its ERISA Affiliates have made any commitment to modify, change or terminate any such plan.

(e) As required by the Code, ERISA and any other applicable Law and pursuant to the terms of each Company Employee Plan, all contributions, premiums and other payments required to have been made prior to Closing by the Company or any ERISA Affiliates to the Company Employee Plans have in all material respects been made or will in all material respects be made or have in all material respects been accrued on the financial records of the Company or any ERISA Affiliate in accordance with GAAP. With respect to the Company Employee Plans, no event has occurred in connection with the Company or any of its ERISA Affiliates which would subject the Company or any ERISA Affiliate to any material liability (other than for routine benefit liabilities, liabilities for contributions or other liabilities incurred in the ordinary course of operations) under the terms of a Company Employee Plan.

(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has a current favorable determination letter from the IRS that the Company Employee Plan is so qualified and its trust is exempt from federal income taxation under Section 501(a) of the Code. Each of the Qualified Plans has been (or still can be) timely amended by the appropriate parties to comply with all applicable legislation and IRS guidance, as required by the IRS, ERISA, the Code or other applicable Law and, to the extent such letter can be secured under applicable IRS guidance, each Qualified Plan has a favorable determination letter or opinion or approval letter from the IRS which covers all amendments to the Code effected by the Tax Reform Act of 1986, as amended and subsequent legislation. No such favorable determination letter or opinion or approval letter has been revoked, and to the Company’s knowledge revocation has not been threatened, nor has any event or omission occurred that would reasonably be expected to adversely affect the qualification under Section 401(a) of the Code of any Company Employee Plan or increase the cost or expenses of each such Company Employee Plan. There has been no termination or partial termination, as defined in Section 411(d) of the Code and regulations thereunder, with respect to any Qualified Plan which has not been properly recognize as such.

(g) With respect to each Company Employee Plan, (i) neither the Company nor an ERISA Affiliate has engaged in any “prohibited transactions” as described in or otherwise defined in Section 406 of ERISA and Section 4975 of the Code which are not non-exempt or which have not been fully corrected in accordance with applicable IRS or DOL guidance and applicable Law, (ii) there have been no payments under any such Company Employee Plans or any other agreements which will be parachute payments under Section 280G of the Code that will be non-deductible to the Company or be subject to Taxes under Section 4999 of the Code, nor will any payments under any Company Employee Plan or other agreement fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) for which the Company or an ERISA Affiliate might have any material liability, (iv) there is no litigation, administrative proceeding, investigation or audit under way, or to the knowledge of the Company, threatened, against or with respect to, any Company Employee Plan, including without limitation any audit or inquiry by the IRS, DOL, labor organization or other governmental body (other than routine benefits claims); and (v) no security of the Company or any ERISA Affiliate or any real property is included in the “plan assets” (as defined in ERISA) of any Company Employee Plan. Each Company Employee Plan covers only employees of the Company and the ERISA Affiliates that will be purchased by Purchaser, so that the transactions contemplated by this Agreement will require no spin-off of assets or other division or transfer of rights with respect to any such plan.

(h) Excluding any Multiemployer Plan or as set forth in Section 2.15(h) of the Company Disclosure Schedule, no Company Employee Plan has been since 2000 or now is covered by Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 430 of the Code and neither the Company nor any ERISA Affiliate has any material liability or obligation under Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 430 of the Code. Neither the Company nor any ERISA Affiliate (A) has an obligation to contribute to, (B) contributes to or has an obligation to contribute to, (C) has any obligation or material liability whatsoever relating to, or (D) expects to incur an obligation or material liability relating to, any of the following Company Employee Plans: (i) any Company Employee Plan subject to Title IV of ERISA, Section 302 or Section 303 of ERISA or Section 412 or Section 430 of the Code (“Pension Benefit Plan”), or (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 4001(a)(3) of ERISA).

(i) Neither a Company Employee Plan nor the Company or an ERISA Affiliate has incurred, or has experienced an event that has resulted in or may within the ensuing 12 months reasonably be expected to, result in a “complete withdrawal” or “partial withdrawal,” as such terms are defined in Sections 4203 or 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that reasonably could be expected to result in such a complete or partial withdrawal. Neither the Company nor any ERISA Affiliate has been a party to a sale to which Section 4204 of ERISA has or could apply or, if ERISA Section 4204 has applied to any such sale, the Company or an ERISA Affiliate has complied with that Section. The Company has made available a record of the contributions made by the Company and each ERISA Affiliate in 2007, 2008 and 2009 to Multiemployer Plans. The Company has provided a copy of the most recent withdrawal estimate to Purchaser for the two Multiemployer Plans to which the Company or an ERISA Affiliate might have any withdrawal liability and a copy of the Company’s potential liability under ERISA Section 4202. No reporting obligation with respect to any Multiemployer Plan has occurred under Section 4043 of ERISA.

(j) For any Company Employee Plan which is a Multiemployer Plan (which for purpose of this Section 2.15(j) includes each employee welfare benefit plan which, pursuant to its trust agreement, contract, or otherwise, imposes any post-withdrawal liability or contribution obligations upon employers withdrawing from such plan) to which the Company or an ERISA Affiliate has an obligation to contribute or any material withdrawal liability, the Company has:

(i) provided Purchaser with a copy of the most recent letter, if any, received by the Company or any ERISA Affiliate from the administrator of the Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed by the Company Employee Plan if the Company or any ERISA Affiliate were to withdraw from such Company Employee Plan in a complete withdrawal, as of the most recently-available information, and the factors used to determine such estimate;

(ii) Section 2.15(j) of the Company Disclosure Schedule lists the most recent such letter, including the dollar amount of such estimate, for each such Multiemployer Plan;

(iii) the Company has provided Purchaser with a copy of the most recent such letter, if any, received by the Company or any ERISA Affiliate for each such Multiemployer Plan; and

(iv) provided Purchaser with a copy of the most recently-available Form 5500 and/or actuarial report of the Multiemployer Plan, if any, furnished by the plan to the Company or an ERISA Affiliate.

(k) In connection with the consummation of the transactions contemplated by this Agreement, except as contemplated by this Agreement or set forth in Section 2.15(k) of the Company Disclosure Schedule, no

payments of money or other property, acceleration or accrual of benefits, or provisions of other rights have or will be made under any agreement to which the Company or any ERISA Affiliate is a party or under the Company Employee Plans.

(l) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”), or any similar state Law, no Company Employee Plan provides any post-employment health or other welfare benefits or coverage to any person.

(m) Neither the Company nor any ERISA Affiliate has entered into any side letter or other agreement which is separate from, and independent of, any Company Employee Plan with any person which would limit the right of the Company or any ERISA Affiliate to amend or terminate any Company Employee Plan (other than a Multiemployer Plan) at any time or which would, upon any such amendment or termination, require any payment of any additional contribution or amount or create any unfunded or unaccrued liability or accelerate the vesting or payment of any benefits promised by such Company Employee Plan.

(n) No Company Employee Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(o) With respect to any Company Employee Plan, neither the Company nor any ERISA Affiliate has violated in any material respect the health care continuation requirements of the COBRA, or any amendment to COBRA, or any similar provisions of state Law applicable to its employees, and the premiums for COBRA coverage currently include an administrative fee of two percent (2%).

(p) With respect to any Company Employee Plan, neither Company nor any ERISA Affiliate has violated in any material respect the requirements of (i) the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), specifically the “HIPAA Privacy Rules” and “HIPAA Security Rules” set forth in 45 C.F.R. §§ 160-64 or (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder.

(q) Section 2.15(q) of the Company Disclosure Schedule sets forth each written employment, compensation and employee benefit plan, program or arrangement with respect to persons with no U.S. source income, as defined in Section 862 of the Code, and who provide or have provided services to the Company or an ERISA Affiliate.

(r) All Company Employee Plans providing deferred compensation (as defined in Section 409A of the Code or otherwise under the Code) either have complied, or consistent with guidance from the Internal Revenue Service can be interpreted or amended to comply, with Section 409A of the Code or have been exempt, or consistent with such guidance can be interpreted or amended to be exempt, from Section 409A of the Code.

(s) For purposes of this Section 2.15, each reference to a “material liability” means any liability which together with all other liabilities not disclosed pursuant to this section exceeds $100,000.

2.16.  Taxes and Returns.

(a) The Company has timely filed, or caused to be timely filed, all Tax Returns (as defined herein) required to be filed by it and its subsidiaries under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes (as defined herein) due and owing by the Company or any of its subsidiaries (whether or not shown on any Tax Return) have been paid, except for such Taxes not to exceed $100,000 in the aggregate. Neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing within the six years immediately preceding the date hereof by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. The Company and each of its subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld (whether or not any such Taxes were shown on any Tax Return), except for such Taxes that do not exceed $100,000 in the aggregate.

(b) The unpaid Taxes of the Company and its subsidiaries (i) did not, as of the date of the most recent Company Financials, exceed the reserve or accrual for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financials (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns. Since the date of the most recent Company Financials, neither the Company nor any of its subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. The Company is in compliance with the requirements of interpretation No. 48 - Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 issued by Financial Accounting Standards Board (FIN 48), and its Tax accrual workpapers explain and support all amounts provided and positions taken by the Company with respect to FIN 48.

(c) There are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries, except for statutory liens for current Taxes not yet due and payable.

(d) There are no outstanding claims or assessments pending against the Company or any of its subsidiaries for any alleged material deficiency in any Tax claimed or raised by any Governmental Authority in writing. Neither the Company nor any of its subsidiaries has any outstanding waivers of any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its subsidiaries has distributed stock of another person, or, to the knowledge of the Company, has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) The Company (i) is a domestic corporation as defined in 7701(a)(4) of the Code and (ii) has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purpose other than a group of which the Company is or was the common parent corporation. Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person or entity (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) As of the date hereof, neither the Company nor any of its subsidiaries is being audited by any taxing authority or, to the knowledge of the Company, has been notified by any tax authority that any such audit is contemplated or pending.

(i) Neither the Company nor any of its subsidiaries is or has been a beneficiary or has otherwise participated in: (i) any listed transaction within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation § 1.6011-4(b)(2); or (ii) any transaction subject to comparable provisions of state law.

(j) None of the assets of the Company or any of its subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code and none of the assets reflected on the Company Financials or the Company Balance Sheet will be subject to a safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(k) Neither the Company nor any of its subsidiaries holds any asset that is “tax-exempt use property” within the meaning of Section 168(g)(5) of the Code.

(l) Neither the Company nor any of its subsidiaries is a party to any Tax sharing agreement.

(m) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership or disregarded entity for federal income tax purposes.

(n) Correct and complete copies of all federal income Tax Returns filed by the Company or any of its subsidiaries (including any predecessors) for each of the last three years, together with all schedules and attachments thereto, have been delivered or made available to Purchaser. Copies of examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its subsidiaries with respect to such Tax Returns or any other Tax Returns filed covering the taxable years of those Tax Returns have been delivered or made available to Purchaser. None of such Tax Returns has been audited or is currently the subject of an audit by a Governmental Authority.

(o) The Company has delivered or made available to Purchaser a listing of the tax bases for all of the fixed assets of the Company and its subsidiaries as of December 31, 2008, that is true and correct in all material respects. Section 2.16(o) of the Company Disclosure Schedule lists the following Tax attributes as of the date hereof of the Company and each of its subsidiaries (including any applicable limitations on the use of such Tax attributes under Section 382, 383 or 384 of the Code or any other federal, state, local or foreign tax Law): (i) net operating loss carryforwards; (ii) net capital loss carryforwards; (iii) Tax credit carryforwards (including any alternative minimum tax credit carryforwards); (iv) unused foreign tax credits; (v) excess charitable deductions; and (vi) the amount of any deferred gain or loss allocable to the Company or any of its subsidiaries arising out of any intercompany transaction.

(p) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, assessment, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, real property, personal property, public improvements, public utilities, public services, sales, use, registration, license, excise, severance, stamp, profits, franchise, employment, payroll, occupation, windfall profits, environmental, capital stock, withholding, social security (or similar), unemployment, disability, estimated, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person. For purposes of this Agreement, “Tax Return” shall mean any report, return or other information statement (including any attached schedules or any amendments to such report, return or other information statement) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

2.17.  Brokers; Finders; Investment Bankers.

The Company has not employed any broker, finder investment banker or otherwise incurred any liability for any brokerage fees, commissions, finders’ fees or investment banking fees in connection with the Merger. Section 2.17 of the Company Disclosure Schedule sets forth the amount of any brokerage fees, commissions, finders’ fees or investment banking fees (excluding expenses) payable in connection with the Merger.

2.18.  Opinion of the Company’s Financial Advisor.

The Company has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view. A true and complete copy of the foregoing opinion shall promptly be delivered to Purchaser following the execution of this Agreement, solely for informational purposes.

2.19.  Insurance.

Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all insurance policies carried by, or covering, (i) the Company or any of its subsidiaries with respect to each of their businesses, assets and properties, and (ii) the directors and officers of the Company or its subsidiaries. The Company and its subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as the Company reasonably believes is sufficient to comply with applicable material Laws and all Company Material Contracts. As of the date hereof, each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full. The Company has delivered, or has caused to be delivered, or made available, or caused to be made available, to Purchaser true, correct and complete copies of each of the insurance policies set forth on Section 2.19 of the Company Disclosure Schedule. With respect to each such insurance policy, neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party to the policy, is in material breach or default thereunder. As of the date hereof, there is no claim in excess of $50,000 individually, or $100,000 in the aggregate, by the Company or any of its subsidiaries pending under any such policies as to which coverage has been denied or disputed by the insurer. As of the date hereof, neither the Company nor any of its subsidiaries has received (A) any written notice of cancellation or termination of any such policy (other than written notices related to ordinary course renewals) or refusal of coverage thereunder, or (B) any other written indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

2.20.  Vote Required.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”) to adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to consummate the Merger.

2.21.  Title to Properties.

Section 2.21 of the Company Disclosure Schedule sets forth (i) a complete list of all real property owned in fee by the Company and its subsidiaries and (ii) all real property leased by the Company and its subsidiaries as lessee as of the date hereof (such owned and leased real property, including all improvements thereon, referred to collectively as the “Company Real Property”). The Company has heretofore made available to Purchaser true and correct copies of all ground leases, leases and subleases concerning the Company Real Property to which the Company or any of its subsidiaries is a party (whether as lessor, lessee, or in any other capacity) (collectively, the “Company Leases”). All such Company Leases are in full force and effect and are valid and binding obligations of the Company or its subsidiaries and enforceable against the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party to any Company Lease is in material breach of or in material default under any of the Company Leases. Subject to the Permitted Encumbrances, the Company and its subsidiaries own indefeasible fee simple title to, or, as to Company Real Property designated as leased, have a valid leasehold interest in, all of the Company Real Property. The Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and its subsidiaries. The Company Real Property is free of Encumbrances, except for the following encumbrances (collectively, the “Permitted Encumbrances”): (a) liens with respect to Taxes either not due or being diligently contested in appropriate proceedings; (b) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; (c) the terms and conditions of the Company Leases; (d) statutory liens in favor of lessors in connection with the Company Leases; (e) the terms and conditions of the Franchise Agreements; (f) the documents listed on Section 2.13(b) of the Company Disclosure Schedule; (g) the exceptions to title described in the title insurance commitments prepared by First American Title Insurance Company, which title commitments are listed in Section 2.21 of the Company Disclosure Schedule; (h) encumbrances or restrictions imposed or promulgated by Law or any Governmental Authority with respect to the Company Real Property, including zoning regulations that do not, or as a consequence of the transactions contemplated herein, will not materially and adversely affect the current use of the applicable Company Real Property, other than any limitations or restrictions on rebuilding or restoration in the event of a casualty to or condemnation of the particular Company Real Property; and (i) other exceptions with respect to title to the Company Real Property (including, without limitation, easements of public record) that do not or would not materially and adversely interfere with the current or currently intended use of such Company Real Property or the sale, transfer or other disposition of such Company Real Property. To the knowledge of the Company, no condemnation, eminent domain or similar proceedings have been instituted or threatened against any Company Real Property.

2.22.  Employee Matters.

(a) As of the date hereof, there are no labor or employment claims, grievances, arbitration demands, actions, suits or disputes pending or, to the Company’s knowledge, threatened involving the Company or any of its subsidiaries and any of their employees or former employees, other than those that could not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its subsidiaries (i) are in compliance in all material respects with all applicable Laws, regulations, policies and procedures, and collective bargaining and other contractual obligations respecting employment and employment practices, terms and conditions of employment, including all such obligations relating to health and safety, discrimination, harassment, immigration, compensation, and wages and hours, and are not engaged in any unfair labor practice, (ii) are not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) To the Company’s knowledge, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its subsidiaries. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(d) Neither the Company nor any of its subsidiaries: (A) has effected during the past three (3) years, or currently intends to effect, any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act (“WARN”) (or other similar state law); or (B) has implemented during the past three years any early mass retirement or mass separation program.

(e) There has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, picketing, or lock out or other collective labor action by or with respect to any employees of the Company or any of its subsidiaries pending or occurring within the past three years, or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its subsidiaries and no such agreement is currently being negotiated.

2.23.  Environmental Matters.

Except has not had, and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) neither the Company nor any of its subsidiaries is the subject of any federal, state, local or foreign decree, order or judgment or, to the knowledge of the Company, any investigation, and neither the Company nor any of its subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any alleged or asserted non-compliance with, investigation related to, or liability or remedial action under, any applicable Environmental Laws;

(b) since January 1, 2007, the Company and its subsidiaries have complied and currently comply with all Environmental Laws;

(c) to the knowledge of the Company, neither the Company nor any of its subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance or owned or leased any property or facility, or operated or used any property or facility in a manner that has given or would reasonably be expected to give rise to any liability against the Company or its subsidiaries for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees pursuant to any Environmental Laws;

(d) to the knowledge of the Company, no Hazardous Substances have been released or otherwise come to be located at any property or facility owned, leased, operated or used by or on behalf of the Company or any of its subsidiaries in a manner that is in violation of any Environmental Law that has given or that would reasonably be expected to give rise to any Environmental Claim or other liability under Environmental Laws against the Company or any of its subsidiaries, or against any person whose liability the Company or any of its subsidiaries retained or assumed either contractually or by operation of law;

(e) since January 1, 2007, neither the Company nor any of its subsidiaries has received any written Environmental Claim against it, nor has any such Environmental Claim been threatened in writing and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to lead to any such Environmental Claim; and

(f) to the knowledge of the Company, neither the Company nor any of its subsidiaries have failed to timely file any reports and notifications required to be filed with respect to its property and facilities or have failed to generate and maintain any required records or data under all applicable Environmental Laws.

(g) For purposes of this Agreement, “Environmental Claim” means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter or notice of noncompliance, violation or liability by any person asserting liability or potential liability (including, without limitation, liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, attorney fees, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substance; (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or any permit issued under any Environmental Law; or (iii) otherwise relating to obligations or liabilities under any Environmental Laws;

“Environmental Laws” means any and all applicable federal, state or local statutes, regulations, treaties, ordinances, guidelines, codes, decrees, permits or other legally enforceable requirement (including, without limitation, common law), together with any amendment or reauthorization thereto or thereof, as in effect on the date hereof, of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning Hazardous Substances, protection of the environment (including, without limitation, indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Substances (including employee health and safety); and

“Hazardous Substance” means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), mold, and radon gas, pollutants and contaminants (including petroleum or any fraction thereof) that are regulated pursuant to applicable Environmental Law, including without limitation, any waste or substance that is listed, defined, designated, or classified as, or otherwise determined by any Environmental Laws to be hazardous, ignitable, corrosive, radioactive or toxic.

2.24.  Proxy Statement.

The Proxy Statement will not, on each relevant filing date, or the date of mailing to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by or on behalf of Purchaser or Merger Sub which is contained in the Proxy Statement.

2.25.  Franchise Matters.

(a) Section 2.25(a) of the Company Disclosure Schedule lists, as of the date hereof, each franchise or similar agreement to which the Company or any of its subsidiaries utilizes rights from any third party (individually, a “Franchisor” and, collectively, the “Franchisors”) to operate any Company Real Property under the brand set forth in such franchise or similar agreement (collectively, together with any side letter, the “Franchise Agreements”). No side letter, manager acknowledgement, lender comfort letter, tri-party agreement or any similar agreement entered into in connection with any Franchise Agreement listed on Section 2.25(a) of the Company Disclosure Schedule materially affects the rights, or increases the obligations of, the Company or any of its subsidiaries under any of such listed Franchise Agreements.

(b) Neither the Company nor any of its subsidiaries has received any written notice from any Franchisor which asserts that the Company or any of its subsidiaries is not currently in compliance with any guest quality scoring program, quality assurance inspection requirements or similar procedures or programs implemented by any Franchisor such that any failure to cure such noncompliance could result in a notice of default being delivered by such Franchisor to the Company or any of its subsidiaries.

(c) Section 2.25(c) of the Company Disclosure Schedule sets forth a list of all outstanding (i) product improvement plans required under each Franchise Agreement, (ii) all other Capital Improvements required under each Franchise Agreement and the time periods within which the Company or any of its subsidiaries must complete such other Capital Improvements, and (iii) for each scheduled product improvement plan or other Capital Improvement, (A) the total estimated cost of such product improvement plan or other Capital Improvement, and (B) the aggregate dollar amount paid, or incurred and payable, from inception through December 31, 2009, to complete such product improvement plan or other Capital Improvement. For purposes of this Agreement, a “Capital Improvement” shall mean any capital improvement that (x) is part of a brand mandated program of capital improvements that the Company has received written notice of and (y) the cost of which is individually greater than $25,000.

(d) Neither the Company nor any of its subsidiaries has granted to any Franchisor any rights of first offer or refusal, options to purchase or lease, conditional or installment sale contracts or any other similar rights to purchase any Property.

(e) No person holds any option or right to acquire from the Company or any of its subsidiaries any rights to operate, or license others to operate or to develop, any concept or business franchised, managed or developed by Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has offered or sold a franchise or similar agreement or concept as a franchisor. None of the Company or any of its subsidiaries has previously registered, or been legally required to register, to offer and sell franchises in any jurisdiction, foreign or domestic.

2.26.  Transactions with Affiliates.

All transactions, agreements, arrangements or understandings between the Company or any of its subsidiaries, on the one hand, and the Company’s affiliates or other persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K which have not already been disclosed in the Company SEC Reports.

2.27.  No Other Representations or Warranties.

Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or Merger Sub or any its affiliates with respect to any financial projection, forecast, estimate, budget or prospect information relating to the Company and any of its subsidiaries or their respective business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

3.1.  Due Organization and Good Standing.

Each of Purchaser and Merger Sub is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.2.  Authorization; Binding Agreement.

Purchaser and Merger Sub have all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the respective boards of directors, or other governing bodies, of Purchaser and Merger Sub, as appropriate, and has been adopted by the sole stockholder of Merger Sub, and no other corporate or limited liability company proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3.  Governmental Approvals.

No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required to be obtained or made in connection with the execution or delivery by Purchaser or Merger Sub of this Agreement or the consummation by Purchaser or Merger Sub of the Merger other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (b) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger, (c) applicable requirements, if any, of state securities, “blue sky” laws or the Financial Industry Regulatory Authority (“FINRA”), (d) pursuant to the HSR Act, and (e) those Consents that, if they were not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the Merger or perform its obligations under this Agreement, except in each case for any such effects resulting from, arising out of or relating directly to any action taken by the Company or any of its affiliates other than as contemplated by this Agreement (“Purchaser Material Adverse Effect”).

3.4.  No Violations.

The execution and delivery of this Agreement, the consummation of the Merger and the compliance by Purchaser and Merger Sub with any of the provisions hereof will not (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser or Merger Sub, (b) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser or Merger Sub is a party or by which its assets are bound, (c) result in the creation or imposition of any Encumbrance upon any of the assets of Purchaser or Merger Sub or (d) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (b), (c) and (d) above, for any deviations from the foregoing which would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.5.  Brokers; Finders; Investment Bankers.

Except as set forth on Section 3.5 of the Purchaser disclosure schedule, none of Purchaser, Merger Sub or their respective affiliates has employed any broker, finder or investment banker or otherwise incurred any liability for any brokerage fees, commissions, finders’ fees or investment banking fees in connection with the Merger.

3.6.  Disclosures.

The information to be supplied by Purchaser and Merger Sub for inclusion in the Proxy Statement shall not, on each relevant filing date, or the date of mailing to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser or Merger Sub with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement. If at any time prior to the Effective Time, any event relating to Purchaser, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Purchaser or Merger Sub which is required to be set forth in a supplement to the Proxy Statement, Purchaser shall promptly inform the Company.

3.7.  Financing.

At the Closing Date, Purchaser and Merger Sub will have sufficient cash or cash equivalent resources available to pay the aggregate Merger Consideration and all fees and expenses of Purchaser and Merger Sub related to the Merger.

3.8.  Litigation.

There is no Litigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser, Merger Sub, their respective subsidiaries or any of their respective properties or, to the knowledge of Purchaser, any of their respective officers or directors (in their capacities as officers and directors of Purchaser or Merger Sub) that would prevent, enjoin or materially alter or delay the Merger or impair their ability to perform their respective obligations under this Agreement. There is no judgment, decree or order against Purchaser, Merger Sub or their respective subsidiaries or, to the knowledge of Purchaser and Merger Sub, any of their directors or officers (in their capacities as officers and directors of Purchaser or Merger Sub) that would prevent, enjoin or materially alter or delay the Merger or impair their ability to perform their respective obligations under this Agreement.

3.9.  No Prior Activities.

Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Voting Agreements and the Merger, Merger Sub has not

incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

3.10.  Ownership of Company Common Stock.

Neither Purchaser nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

3.11.  Solvency

Assuming the accuracy of the Company’s representations and warranties contained in Article II, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (a) the Surviving Corporation and its subsidiaries, taken as a whole, will not have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of the Surviving Corporation and its subsidiaries, taken as a whole, in each case at a fair valuation, will exceed its respective debts (including the present value of the probable amount of all contingent liabilities) and (c) the Surviving Corporation and its subsidiaries, taken as a whole, will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.

3.12.  Absence of Arrangements with Management.

Other than this Agreement and the Voting Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings between Purchaser or Merger Sub or any of their affiliates, on the one hand, and any of the Company’s executive officers or members of the Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

3.13.  Investigation by Parent and Merger Sub.

Each of Purchaser and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries and acknowledges that each of Purchaser and Merger Sub has been provided access to the properties, premises and records of the Company and its subsidiaries for this purpose and in entering into this Agreement, each of Purchaser and Merger Sub has relied solely upon its own investigation and analysis.

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

4.1.  Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed) or except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date of this Agreement to the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, (i) the Company shall, and shall cause its subsidiaries to, conduct their business in the ordinary course consistent with past practice, (ii) the Company shall, and shall cause its subsidiaries to, use their commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their officers and employees, to maintain satisfactory relationships with all persons with whom they do business, to preserve the title, possession, control and condition of all of their assets, and to preserve and maintain the effectiveness and validity of all Company Material Permits, and (iii) the Company shall take such actions as are set out in Section 4.1(a) of the Company Disclosure Schedule.

(b) Without limiting the generality of the foregoing clause (a) and except as expressly contemplated by this Agreement, as required by applicable Law, or as specifically set forth in Section 4.1(b) of the Company Disclosure Schedule, during the period from the date of this Agreement to the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or propose to amend its certificate of incorporation or bylaws (or comparable governing instruments) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate or organizational structure or ownership of the Company or any of its subsidiaries;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of (A) any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any Voting Debt, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class, or (B) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units or restricted stock awards or agreements;

(iii) split, combine, reclassify, alter or amend the terms of any of the items set out in Section 4.1(b)(ii) or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the items set out in Section 4.1(b)(ii), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of the items set out in Section 4.1(b)(ii), other than dividends or distributions to the Company from its wholly-owned subsidiaries (or to a wholly-owned subsidiary of the Company from its wholly-owned subsidiaries);

(iv) (A) create, incur, assume, forgive or make any changes to the terms or collateral of any Indebtedness (whether owed by or to the Company or any of its subsidiaries) or receivables (other than trade payables and receivables in the ordinary course of business consistent in type and amount with prior practice) of the Company or its subsidiaries or make any loans to, or any employee or officer; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (C) make any capital expenditures in any month in excess of the monthly expenditures set forth in the Company’s capital expenditure budget for the 2010 fiscal year included in Section 4.1(b)(iv) of the Company Disclosure Schedule the (“Capital Expenditure Budget”), except for (1) such expenditures that are not more than five percent (5%) over the amount set forth by month for each hotel or by category by quarter for each hotel beginning March 31, 2010 for each capital expenditure described in the Capital Expenditure Budget and (2) expenditures for emergency and life and safety expenditures required to prevent imminent material damage to the properties or to the operations of any hotel; (D) make any commitments relating to or with respect to capital expenditures not set forth in the monthly or quarterly category budgets included in the Capital Expenditure Budget; (E) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees consistent with past practices); (F) acquire stock or assets of, or merge or consolidate with, any other person; (G) take any action which would reasonably be expected to result in liabilities or obligations (absolute, accrued contingent or otherwise) in excess of $100,000 individually, other than actions taken in the ordinary course of business consistent with past practice; or (H) sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than inventory held for sale or the disposition and replacement of obsolete personal property in the ordinary course of business;

(v) increase or commit to increase the wages, salaries, bonus, compensation or other benefits of, or pay or commit to pay any bonuses or special compensation to, any of its officers or employees or enter into, establish, amend or terminate any Company Employee Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director or employee, other than as required by applicable Law or pursuant to the terms of agreements in effect on the date of this Agreement that have been disclosed to Purchaser or in the ordinary course of business consistent with past practice with employees (other than officers) of the Company or any of its subsidiaries;

(vi) (A) except for claims in the ordinary course of business, commence or settle any Litigation with any Governmental Authority or other person that results in claims, payments or obligations being incurred by the Company or any of its subsidiaries in excess of $50,000 individually or $250,000 in the aggregate or (B) make, amend or rescind any election relating to income or similar Taxes, settle any Litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Company Financial Statements, file any amended Tax Return (other than with respect to payroll Tax Returns) or claim for refund for income or similar Taxes, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP;

(vii) adopt or amend any resolution or agreement concerning indemnification or exculpation of its directors, officers, employees or agents;

(viii) transfer or license to any person or entity or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property as currently maintained or disclose material trade secrets of the Company or its subsidiaries to any person who has not entered into a confidentiality agreement, other than to an employee of the Company or any of its subsidiaries;

(ix) modify, amend or terminate any Company Material Contract, or waive, release or assign any rights or claims thereunder, enter into any agreement that if entered into prior to the date hereof would be a Company Material Contract, or enter into or amend any contract or agreement with any affiliate of the Company;

(x) agree to or modify any property improvement plan under any Franchise Agreement;

(xi) modify, amend or terminate, or waive, release or assign any rights or claims with respect to, any confidentiality agreement, non-solicitation agreement or non-competition agreement to which the Company or any of its subsidiaries is a party;

(xii) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(xiii) establish any subsidiary or enter into any new line of business;

(xiv) enter into any lease, contract or agreement (A) pursuant to which the Company or any of its subsidiaries is obligated to pay or incur obligations of more than $50,000 per year or (B) which extends for a period in excess of one year and which cannot be terminated by the Company or the applicable subsidiary on 90 days or less notice and without payment of any premium or penalty;

(xv) permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be cancelled or terminated, unless the Company maintains substantially similar insurance coverage as is currently in place for substantially the same premium amounts;

(xvi) revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP;

(xvii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xviii) discharge any obligations (including accounts payable) other than on a substantially timely basis in the ordinary course of business consistent with past practice;

(xix) close or materially reduce the Company’s or any subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any subsidiary’s facilities; or

(xx) authorize any of, or agree to commit to do any of, the foregoing actions.

4.2.  Notification of Certain Matters.

The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement (and shall promptly provide Purchaser a copy of any written materials related to any of the foregoing): (i) there has been a failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (ii) to the knowledge of the Company, the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect; (iii) receipt of any written notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the Merger; (iv) receipt of any written notice from any Governmental Authority (including, but not limited to, FINRA, the SEC or the AMEX or any securities exchange) in connection with the Merger; (v) receipt or transmittal of any material notice or other material communication from or to any lender or servicer of the Company’s Indebtedness or any Franchisor; (vi) the occurrence of an event which could reasonably be expected to have a Company Material Adverse Effect or that could otherwise reasonably be expected to cause a condition in Section 6.1 or 6.2 not to be satisfied; (vii) the occurrence of any claim in excess of $50,000 individually, or $100,000 in the aggregate, by the Company or any of its subsidiaries pending under any of its insurance policies as to which coverage has been denied or disputed by the insurer; (viii) the receipt by the Company or any of its subsidiaries of (A) any written notice of cancellation or termination of any insurance policy set forth on Section 2.19 of the Company Disclosure Schedule (other than written notices related to ordinary course renewals) or refusal of coverage thereunder, or (B) any other written indication that such policies are no longer in full force or effect or that the issuer or any such policy is no longer willing or able to perform its obligations thereunder; or (ix) the commencement of or written threat of any Litigation against the Company or any of its subsidiaries or, to the knowledge of the Company, any director or officer, in his or her capacity as such, of the Company or any of its subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed by the Company in this Agreement or which relates to this Agreement, the Merger or the other transactions contemplated herein. No such notice to Purchaser shall have any effect on the determination of whether any of the conditions to the Merger have been satisfied or in determining whether any of the representations, warranties or covenants contained in this Agreement have been breached.

4.3.  Access and Information.

(a) Between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, upon reasonable prior notice, the Company will give, and shall direct its and its subsidiaries’ officers, employees, agents, consultants, investment bankers, auditors, accountants, legal counsel and other representatives to give, Purchaser and its authorized representatives (including, without limitation, its financial advisors, accountants, environmental consultants, and legal counsel) (collectively, “Representatives”), at all reasonable times, access as reasonably requested to all personnel, offices, properties and other facilities, and to all data, information, documents, contracts, agreements, commitments, books and records (including work papers) of or pertaining to the Company and any of its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and, without limiting the foregoing, will furnish Purchaser, as soon as reasonably practicable, with (i) monthly unaudited consolidated statements of operations of the Company and its subsidiaries as of each month then ended and related balance sheet, in the Company’s standard format, excluding footnotes thereto (other than footnotes that address the areas addressed in footnotes 5, 7, 8 and 11 to the financial statements contained in the Company’s Form 10-Q filed for the period ended September 30, 2009, which footnotes may be in summary form), (ii) any monthly Hotelligence or STR reports received by the Company or any of its subsidiaries and (iii) such other financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Purchaser may from time to time reasonably request. No such access, inspections or furnishing of information shall have any effect on Purchaser or Merger Sub’s ability to assert that conditions to Closing or to the consummation of the Merger have not been satisfied. Other than as set forth on Section 4.3(a) of the Company Disclosure Schedule, notwithstanding the foregoing, none of Purchaser, Merger Sub or any of their counsel, environmental consultants, investment bankers, financial sources, lenders or other representatives will, prior to Closing Date, conduct any on-site environmental site activities of any type, including the conduct of Phase I or Phase II environmental site assessments, monitoring or invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment, pertaining to Environmental Laws or Hazardous Materials and relating to the Company Real Property, or contact any relevant environmental agency. Without the prior consent of the Company’s Chief Executive Officer or Chief Financial Officer (not to be unreasonably withheld, conditioned or delayed), none of Purchaser, Merger Sub or any of their respective Representatives will contact any employee of the Company or its subsidiaries.

(b) Between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, subject to any limitations set forth in Section 4.3(a), the Company shall provide such information as is reasonably requested by Purchaser, and shall reasonably cooperate with Purchaser, to enable Purchaser to determine the current and accumulated earnings and profits of the Company and each of its subsidiaries for federal income tax purposes.

(c) The Company shall in good faith cooperate with Purchaser (including, without limitation, by attending meetings, providing information, making personnel available and taking such other commercially reasonable actions as Purchaser may request) in connection with obtaining such assignments, consents to change of control, licenses, franchises, or terminations from the Franchisors as Purchaser may reasonably request in connection with Purchaser’s actions contemplated by Section 5.7.

(d) All information obtained by Purchaser or its Representatives pursuant to this Section 4.3 shall be kept confidential in accordance with the terms of the letter agreement dated as of July 31, 2009 (as amended) between the Company and Purchaser (the “Confidentiality Agreement”).

4.4.  Proxy Statement; Company Recommendation.

(a) The Company and Purchaser shall cooperate with each other in the preparation of the Proxy Statement. As promptly as practicable after the date of this Agreement (and, in any event, within 30 calendar days), the Company shall prepare and file the preliminary Proxy Statement with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of any written comments, and shall inform Purchaser in detail of any oral comments, received from the SEC with respect to the Proxy Statement. The Company shall provide Purchaser and its counsel the reasonable opportunity to review and comment on the preliminary and final Proxy Statement and all amendments and supplements thereto, and on any proposed response to any comments of the SEC staff, and the Company shall take into good faith consideration all of Purchaser’s reasonable changes, additions or deletions to each version of or amendment or supplement to the Proxy Statement and to any such response to a comment of the SEC staff. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. As promptly as practicable after the Proxy Statement is cleared by the SEC, the Company shall use commercially reasonable efforts to cause the definitive Proxy Statement (which, subject to Section 4.4(b) and Section 4.8, shall include the Company Recommendation) to be filed with the SEC and mailed to the Company’s stockholders of record as of the record date established by the Board. The Company will advise Purchaser, promptly after being advised thereof, of any request by the SEC for any amendment of or supplement to the Proxy Statement. The Company, on the one hand, and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company shall cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in this Section 4.4(a), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company shall, in accordance with applicable Law and its Charter and Bylaws, as promptly as reasonably practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special

Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company’s stockholders. Subject to the duties of the Board under applicable Law, the Company shall (i) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and will use commercially reasonable efforts to take all other actions necessary or advisable to secure the vote or consent of its stockholders in compliance with the rules of the AMEX, the DGCL and all other applicable Laws, and (ii) subject to the provisions of this Section 4.4(b) and Section 4.8, include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). At any time before the Company Stockholder Approval has been obtained, the Company Recommendation may be withdrawn or modified (other than in connection with a Company Takeover Proposal, which the parties agree shall be governed exclusively by Section 4.8) only if the Board determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, but only after (A) providing written notice to Purchaser that the Board is prepared to make such withdrawal or modification of the Company Recommendation permitted by this Section 4.4(b) and setting forth in reasonable detail the reasons therefor and (B) for a period of five Business Days after providing such notice (or such shorter period (but not less than 48 hours) as set forth in such notice that the Board determines in good faith is required under applicable Law in light of the circumstances surrounding such proposed withdrawal or modification), the Company negotiates in good faith with Purchaser (if Purchaser so desires) to make such adjustments to the terms and conditions of this Agreement and the Merger as would enable the Board to proceed with the Company Recommendation, and at the end of such period the Board maintains its determination permitted by this Section 4.4(b) (after taking into account any proposed adjustments made by Purchaser) that the failure to withdraw or modify the Company Recommendation is still inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law. The Company may, after consultation with Purchaser, postpone or adjourn the Special Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Law is provided to the Company’s stockholders or, if as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. The obligations of the Company to file and mail the Proxy Statement and hold the Special Meeting pursuant to this Section 4.4 shall not be affected by the commencement, public proposal, public disclosure or other communication to the Company or any other person of any Company Takeover Proposal; provided, however, that the Company shall not be required to hold the Special Meeting or file or mail the Proxy Statement if this Agreement is terminated in accordance with Section 7.1 before that meeting is held or before the Proxy Statement is filed or mailed.

4.5.  Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, including Section 4.8 of this Agreement, the Company agrees to, and shall cause its subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger, including, but not limited to: (a) as promptly as practicable, obtaining all Consents from Governmental Authorities for which the Company or any of its subsidiaries would need to obtain consent required for the consummation of the Merger (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser), and (b) obtaining all Consents and delivering all notifications required by the terms of any Company Material Contract or Company Material Permit in connection with, or as a result of, this Agreement or the consummation of the Merger so as to maintain and preserve the benefits under all such agreements and permits as of the Effective Time. Upon the terms and subject to the conditions hereof, the Company agrees to, and shall cause its subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Merger to be satisfied by the Company.

(b) The Company shall use commercially reasonable efforts to have any Law or injunction (whether temporary, preliminary or permanent) that shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which makes illegal, prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement and which has not been vacated, dismissed or withdrawn prior to the Closing Date of the foregoing, vacated, dismissed or withdrawn by the Closing Date.

4.6.  Public Announcements.

The initial press release regarding the Merger shall be a joint press release approved by Purchaser and the Company. Between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement or the Merger without the prior written consent of Purchaser, or (b) discuss with the press or the media this Agreement or the Merger (and will refer any and all questions and inquiries concerning Purchaser or its affiliates to Purchaser), except in any case under (a) or (b) above to the extent that such release, announcement, communication or discussion is required by applicable Law or Governmental Authority and in such cases only after consultation with Purchaser and considering in good faith any modifications to such release, announcement, communication or discussion reasonably requested by Purchaser.

4.7.  Compliance.

In consummating the Merger, the Company shall, and shall cause its subsidiaries to, comply with the provisions of the Exchange Act, the Securities Act, the DGCL and all other material applicable Laws.

4.8.  No Solicitation.

(a) For purposes of this Agreement, “Company Takeover Proposal” means (other than the Merger) any inquiry, proposal or offer, whether in one transaction or a series of transactions, relating to (1) any direct or indirect acquisition or purchase of assets of the Company representing 20% or more of the consolidated assets of the Company and its subsidiaries, including by way of the purchase of stock or other equity interests of subsidiaries of the Company, (2) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture, partnership or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power or economic interests of the Company, (3) any tender offer, exchange offer, stock purchase or other transaction in which, if consummated, any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power or economic interests of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation or dissolution involving the Company. For purposes of this Agreement, a “Company Superior Offer” means a Company Takeover Proposal (but replacing references to “20% or more” with “50% or more”) on terms that the Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, are more favorable from a financial point of view to the Company’s stockholders than this Agreement and the Merger, taken as a whole, after giving effect to any proposed adjustments to the terms and conditions of this Agreement by Purchaser in response to such Company Takeover Proposal, and which is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects and the estimated timing, risks and probability of the consummation of, and the conditions to, such Company Superior Offer and the person making the Company Superior Offer, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined by the Board to be readily available.

(b) Except as set forth in this Section 4.8, the Company shall not, and shall cause its subsidiaries to not, directly or indirectly, and the Company shall not, and shall cause its subsidiaries to not, directly or indirectly, authorize or permit any of its or their officers, directors, employees, agents, consultants, investment bankers, lawyers, accountants, agents and other representatives of the Company to, (i) solicit, knowingly encourage, initiate or knowingly facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company or its subsidiaries to any person (other than

Purchaser, Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal or any inquiry, proposal or offer that reasonably could be expected to lead to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Takeover Proposal or any inquiry, proposal or offer that reasonably could be expected to lead to a Company Takeover Proposal, (iv) withdraw or modify, or propose publicly to withdraw or modify the Company Recommendation, except other than in connection with a Company Takeover Proposal or to the extent permitted by Section 4.4, (v) endorse, approve or recommend, or propose publicly to endorse, approve or recommend, any Company Takeover Proposal, or (vi) cause the Company to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (whether binding or not) related to any Company Takeover Proposal or requiring the Company to abandon or terminate this Agreement or to fail to consummate the Merger.

(c) Notwithstanding the provisions of Section 4.8(b), nothing in this Agreement shall prohibit or limit the Company, or the Board, prior to the date of the Special Meeting, from furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any person in response to an unsolicited, bona fide written Company Takeover Proposal, that did not result from a breach of Section 4.8, that the Board believes in good faith (after consultation with its outside financial and legal advisors) is, or could reasonably be expected to be, a Company Superior Offer if (i) the Board determines in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Takeover Proposal is necessary for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (ii) the Company receives from such person an executed confidentiality agreement with provisions no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement, and (iii) contemporaneously with furnishing any such information to such person, the Company furnishes such information to Purchaser to the extent such information has not been previously furnished to Purchaser.

(d) The Company shall notify Purchaser as promptly as practicable (and in any event within 24 hours of receipt) of the receipt by the Company, or any of its representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Company Takeover Proposal or that could reasonably be expected to result in a Company Takeover Proposal, specifying the terms and conditions thereof and the identity of the person or group making such inquiry, proposal, offer or request. The Company shall promptly keep Purchaser informed on a current basis of the status of any discussions or negotiations and of any modifications to such Company Takeover Proposal or inquiries, proposals, offers or requests for information. Except to the extent the Board determines in good faith, after consultation with its outside legal counsel, that such action is necessary to comply with its fiduciary duties to the Company’s stockholders under applicable Law, the Company agrees that it shall not terminate, waive, amend or modify any provision of any standstill, confidentiality or non-solicitation agreement to which it is a party and that relates to a Company Takeover Proposal, and the Company shall use commercially reasonable efforts to enforce the provisions of any such agreement (provided that if the Company waives, amends or otherwise does not enforce any standstill provisions in any such agreement, then Purchaser shall be relieved of compliance with the Confidentiality Agreement’s standstill provisions). The Company shall immediately cease and cause to be terminated any discussions or negotiations with any third parties that may be ongoing with respect to any Company Takeover Proposal as of the date hereof and shall inform its representatives of the obligations undertaken in this Section 4.8.

(e) Notwithstanding anything in this Agreement to the contrary, including Section 4.8(b), the Board may, at any time prior to the date of the Special Meeting: (i) withdraw or modify the Company Recommendation or (ii) terminate this Agreement and approve or recommend a Company Superior Offer if, in the case of both clauses (i) and (ii) above: (x) the Company receives an unsolicited, bona fide written Company Takeover Proposal not in breach of this Section 4.8; (y) the Board determines in good faith, after consultation with its outside financial and legal advisors, that such offer constitutes a Company Superior Offer; and (z) following consultation with outside legal counsel, the Board determines in good faith that the failure to withdraw or modify the Company Recommendation would be inconsistent with the fiduciary duties of the Board to the stockholders of the Company under applicable Law; but only, in the case of both clauses (i) and (ii) above, (A) after providing written notice to Purchaser (a “Notice of Superior Offer”) that shall (1) specify the material terms and conditions of the Company Superior Offer and the identity of the person or group making the Company Superior Offer, (2) state that the Board intends to withdraw or modify the Company Recommendation and that the Company intends to terminate this Agreement to enter into such Company Superior Offer and (3) be accompanied by a copy of the draft of the definitive agreement proposed to be entered into with respect to the Company Superior Offer; (B) during the five-day period following delivery of the Notice of Superior Offer, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Purchaser (if Purchaser so desires) and provide Purchaser with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement such that the Company Takeover Proposal would no longer constitute a Company Superior Offer and/or the Board could proceed with the Company Recommendation (it being agreed that any subsequent material amendment or material revision (including any change in price or form of consideration or in financing, which, in each case, shall be deemed to be material) to such Company Superior Offer shall require the Company to deliver to Purchaser a new Notice of Superior Offer and result in an additional three-Business Day period from the date of receipt of any such material amendment or material revision during which the Company shall negotiate in good faith with Purchaser); and (C) following such period, the Board determines in good faith, after consultation with outside counsel and after taking into account any such adjustments proposed by Purchaser, that the Company Takeover Proposal remains a Company Superior Offer and that the failure to withdraw or modify the Company Recommendation would be inconsistent with the fiduciary duties of the Board to the stockholders of the Company under applicable Law.

(f) The Company agrees that any violations of the restrictions in this Section 4.8 by any subsidiary or representative of the Company shall be deemed to be a breach of this Section 4.8 by the Company.

(g) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any other disclosure to the Company’s stockholders if, in either case, the Company shall have, to the extent reasonably practicable, provided Purchaser with a reasonable opportunity to comment on and review any such disclosure and, in the case of any disclosure described in this clause (ii), the Board determines in good faith, after consultation with outside legal counsel, that failure to make such disclosure would be inconsistent with the Board’s fiduciary duties to the Company and its stockholders under applicable Law; provided, however, that any disclosure other than (x) a factually accurate statement by the Company that only describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (y) an express rejection of any applicable Company Takeover Proposal or (z) an express reaffirmation of the Company Recommendation shall be deemed to be a withdrawal or modification of the Company Recommendation in a manner adverse to Purchaser (including for purposes of Section 7.1(f)).

4.9.  SEC and Stockholder Filings.

The Company shall send to Purchaser a copy of all reports and materials promptly after the time it sends the same to its stockholders, the AMEX, the SEC, FINRA or any state or foreign securities commission.

4.10.  State Takeover Laws.

Notwithstanding any other provision in this Agreement, if any state takeover statute is, may become, or may purport to be, applicable to the Merger, the Company and the members of its Board will, and the Company will cause its subsidiaries to, grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any takeover statute on the Merger.

4.11.  HSR Act.

The Company will, and will cause its subsidiaries to, promptly after the execution of this Agreement, file all Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the Merger, will exercise commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary to consummate the Merger.

4.12.  Merger Litigation.

The Company shall consult and cooperate with Purchaser in the defense, shall keep Purchaser promptly informed with respect to and shall give Purchaser the opportunity to participate in any settlement discussions involving any stockholder litigation or claim against the Company, any of its subsidiaries or any of its or their directors or officers relating to the Merger or the other transactions contemplated hereby; provided that (a) no such settlement shall be agreed to without Purchaser’s written consent (which may not be unreasonably withheld, conditioned or delayed), and (b) Purchaser shall have no obligation to participate in the defense or settlement of any such stockholder litigation or claim. In the event any such litigation or claim is commenced, the Company agrees, at the Company’s expense, to promptly defend against it and respond thereto.

4.13.  Resignation of Directors.

Prior to the Effective Time, the Company will cause each member of the Board to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective at the Effective Time.

4.14.  Rule 16b-3.

Prior to the Effective Time, the Company shall take such actions as may be necessary or advisable to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchanges Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

ARTICLE V

ADDITIONAL COVENANTS OF PURCHASER

5.1.  Notification of Certain Matters.

Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) there has been a failure of Purchaser or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (ii) to the knowledge of Purchaser, the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect; (iii) receipt of any written notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the Merger; (iv) receipt of any written notice from any Governmental Authority (including, but not limited to, FINRA, the SEC or the AMEX or any securities exchange) in connection with the Merger; (v) the occurrence of an event which could reasonably be expected to have a Purchaser Material Adverse Effect or that could otherwise reasonably be expected to cause a condition in Section 6.1 or 6.3 not to be satisfied; or (vi) the commencement of or written threat of any Litigation against Purchaser or any of its subsidiaries, or, to Purchaser’s knowledge, any director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed by Purchaser in this Agreement or which relates to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated herein and therein. No such notice to the Company shall have any effect on the determination of whether any of the conditions to the consummation of the Merger have been satisfied or in determining whether any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2.  Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger, including, but not limited to: (i) as promptly as practicable, obtaining all Consents from Governmental Authorities and other third parties (for which Purchaser would need to obtain Consent) required for the consummation of the Merger and (ii) consulting and cooperating with, providing assistance to and furnishing information reasonably requested by the Company in preparation and filing with the SEC of the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Merger to be satisfied by Purchaser.

(b) Purchaser shall use commercially reasonable efforts to have any Law or injunction (whether temporary, preliminary or permanent) that shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which makes illegal, prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement and which has not been vacated, dismissed or withdrawn prior to the Closing Date of the foregoing, vacated, dismissed or withdrawn by the Closing Date.

5.3.  Compliance.

In consummating the Merger, Purchaser and Merger Sub shall comply with the provisions of the Exchange Act, the Securities Act, the DGCL and all other material applicable Laws.

5.4.  Indemnification and Insurance.

(a) After the Closing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of its subsidiaries as of the Effective Time (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts actually and reasonably incurred or paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Charter or Bylaws of the Company, or any other applicable contract or agreement, in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after reasonably detailed statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) all counsel selected by the Indemnified Parties shall, to the extent consistent with their professional responsibilities, cooperate with the Surviving Corporation and its counsel, if any, in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.4(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within six years after the Effective Time, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. Notwithstanding anything contained herein, the Surviving Corporation shall not amend its bylaws or certificate of incorporation as of or after the Effective Time if such action would adversely affect the rights of individuals who, on or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers at any time prior to the Effective Time.

(b) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation, in order to obtain the insurance policies required under this Section 5.4(b), be required to expend in any year during such six year period more than 200% of current annual premiums paid by the Company for current comparable insurance coverage; provided, however, that in the event of an expiration, termination or cancellation of such current policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount. The Company represents that such current annual premium amount is set forth in Section 5.4(b) of the Company Disclosure Schedule.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.4.

(d) The provisions of this Section 5.4 (i) are, from and after the Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. This Section 5.4 may not be amended in a manner that is adverse to the Indemnified Parties (including their heirs and representatives) or terminated without the consent of the Indemnified Parties (including their heirs and representatives) affected thereby.

5.5.  Public Announcements.

So long as this Agreement is in effect, each of Purchaser and Merger Sub shall not, and each shall cause its respective affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement or the Merger without the prior written consent of the Company, or (b) discuss with the press or the media this Agreement or the Merger (and will refer any and all questions and inquiries concerning the Company or its affiliates to the Company), except in any case under (a) or (b) above to the extent that such release, announcement, communication or discussion is required by applicable Law or Governmental Authority and in such cases only after consultation with the Company.

5.6.  HSR Act.

Each of Purchaser and Merger Sub will, promptly after the execution of this Agreement, file all Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the Merger, will exercise its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary to consummate the Merger.

5.7.  Franchise Matters.

With respect to each Franchise Agreement, Purchaser shall, as soon as practicable after the date hereof, use its commercially reasonable efforts to apply to each Franchisor for (a) the assignment to and assumption by Purchaser, or the consent to the change of control, of such Franchise Agreement effective as of the Closing Date without the payment of any penalty or termination fee in connection therewith, (b) the issuance to Purchaser of a new franchise or license agreement(s) by such Franchisor effective as of the Closing Date without the payment of any penalty or termination fee in connection therewith, or (c) the termination of such

Franchise Agreement effective as of the Closing Date, all as determined by Purchaser and on terms satisfactory to Purchaser.

5.8.  Employee Benefit Matters.

(a) Purchaser shall cause the Surviving Corporation and each of its subsidiaries to continue to perform all of the Company’s and its subsidiaries’ respective obligations under the Company Employment Plans listed in Section 2.15(a) of the Company Disclosure Schedule in accordance with the terms and conditions of such Company Employment Plans.

(b) Purchaser shall cause the Surviving Corporation and each of its subsidiaries to give each Company employee full service credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals (i) under any defined benefit pension plan or (ii) which would result in any duplication of benefits for the same period of service) under the Company Employment Plans after the Effective Time to the same extent such service was recognized under such Company Employment Plan prior to the Effective Time. With respect to each Company Employment Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Purchaser shall cause the Surviving Corporation and its subsidiaries (i) to waive immediately after the Effective Time any pre-existing condition limitation or eligibility limitation for any Company employee to the extent neither such employee nor his or her eligible dependents were subject to any such limitation under the corresponding Company Employment Plan immediately prior to the Effective Time and (ii) to give effect after the Effective Time, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, any Company employee under any Company Employment Plan prior to the Effective Time.

(c) Purchaser shall cause the Surviving Corporation and each of its subsidiaries to honor the terms of each employment agreement, retention agreement, position elimination agreement, separation agreement and other agreement identified in Section 2.13 of the Company Disclosure Schedule to which it is a party.

(d) Notwithstanding any provision in this Section 5.8, nothing in this Section 5.8 shall modify or amend any obligations which the Surviving Corporation has under a collective bargaining agreement.

ARTICLE VI

CONDITIONS

6.1.  Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Injunction or Action.  No Law or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which makes illegal, prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement and which has not been vacated, dismissed or withdrawn prior to the Closing Date.

(c) HSR Act.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

6.2.  Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger.

The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any of which may be waived by Purchaser in writing in its sole discretion:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in this Agreement (other than Section 2.2(a), Section 2.2(b) and Section 2.8(b)(i)) shall be true and correct as of the Closing Date as if made at and as of such date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) set forth in Section 2.2(a), Section 2.2(b) and Section 2.8(b)(i) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date).

(b) Covenants.  The Company shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any changes, conditions, events or developments that have had or that could reasonably be expected to have a Company Material Adverse Effect.

(d) Certificate.  The Company shall have furnished Purchaser with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e) Dissent Condition.  The total number of Shares outstanding immediately prior to the Effective Time and held by holders who have not voted in favor of the Merger or consented thereto in writing, and who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL, shall not have exceeded twenty-five percent (25%) of the issued and outstanding shares of Company Common Stock as of the Closing.

(f) Certain Releases.  The Company shall have procured and delivered to Purchaser a copy of the release set forth in Section 6.2(f) of the Company Disclosure Schedule.

The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in writing in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other or similar facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

6.3.  Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any of which may be waived by the Company in writing in its sole discretion:

(a) Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date), as if made at and as at such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Covenants.  Purchaser shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Certificate.  Purchaser shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

6.4.  Frustration of Conditions.

None of Purchaser, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1.  Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval) by action taken or authorized by the Board or other governing body of the terminating party or parties, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company, if the Merger has not been consummated on or before June 30, 2010 (the “Outside Date”, which date may be extended to September 15, 2010 (i) by Purchaser providing written notice to the Company before June 30, 2010, provided that Purchaser is not in material breach of any of its representations, warranties or covenants under this Agreement as of such date, or (ii) by the Company providing written notice to Purchaser before June 30, 2010, if, with respect to this clause (ii), (A) the Company is not in material breach of any of its representations, warranties or covenants under this Agreement as of such date, and (B) the maturities of each of the items of Indebtedness referenced in Section 2.13(b) of the Company Disclosure Schedule, other than the Merrill Lynch Fixed Rate #3 loan, the Wachovia — Worcester Loan, and the Wachovia — Phoenix West Loan, are December 1, 2010 or later, as of such date, as so extended, such date shall be the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(c) by either Purchaser or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of this Agreement or the Merger;

(d) by Purchaser, if neither Purchaser nor Merger Sub is in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of the Company herein become untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2(b) would not be satisfied, and such breach referred to in either clause (i) or (ii) (if curable) has not been cured within 20 days after notice to the Company;

(e) by the Company, if the Company is not in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of Purchaser or Merger Sub herein become untrue or inaccurate, such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) there has been a breach on the part of Purchaser or Merger Sub of any of its covenants or agreements herein such that the condition set forth in Section 6.3(b) would not be satisfied, and such breach referred to in either clause (i) or (ii) (if curable) has not been cured within 20 days after notice to Purchaser or Merger Sub, as the case may be;

(f) by Purchaser, if (i) the Company has entered into a definitive agreement providing for a transaction that is a Company Superior Offer, (ii) the Board (or any committee thereof) withdraws or modifies the Company Recommendation in a manner adverse to Purchaser, (iii) within five Business Days of a written request by Purchaser for the Board to reaffirm the Company Recommendation following the date any Company Takeover Proposal or any material modification thereto is first publicly announced, published or sent to the Company’s stockholders, the Company fails to issue a press release that reaffirms the Company Recommendation (which request may only be made once with respect to such Company Takeover Proposal absent further material changes or amendments in such Company Takeover Proposal), (iv) the Company shall have failed to include the Company Recommendation in the Proxy Statement distributed to the Company’s stockholders or (v) the Company or the Board (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(g) by the Company prior to the receipt of the Company Stockholder Approval, if the Board, or any committee thereof, shall have approved or recommended a Company Superior Offer in accordance with Section 4.8(e); provided, however, that any such purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination (i) pays to Purchaser the Company Termination Fee in accordance with Section 7.3 and (ii) enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Offer;

(h) by Purchaser or the Company, if, at the Special Meeting (or any adjournment or postponement thereof), the Company Stockholder Approval is not obtained; or

(i) by Purchaser, if (i) the Company shall have knowingly breached a material provision of Section 4.4 (excluding such provisions of Section 4.4 covered by Section 7.1(f)), provided that (A) Purchaser shall provide the Company written notice of such breach promptly after Purchaser has knowledge of such breach and (B) the Company has failed to cure any such breach (if curable) within three days after receipt of such notice, or (ii) the Company shall have knowingly breached a material provision of Section 4.8.

7.2.  Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) that the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Article VIII (Miscellaneous) and the Confidentiality Agreement shall survive any such termination and (b) subject to Section 7.3 (Fees and Expenses) and Section 8.12 (Specific Performance; Remedies), nothing herein shall relieve any party from liability for any breach of this Agreement.

7.3.  Fees and Expenses.

(a) All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket costs, fees and expenses (including all costs, fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Purchaser pursuant to Section 7.1(f) or Section 7.1(i) or by the Company pursuant to Section 7.1(g), then the Company shall pay Purchaser the Company Termination Fee; or

(ii) by the Company or Purchaser pursuant to Section 7.1(b) or Section 7.1(h) or by Purchaser pursuant to Section 7.1(d) if (A) after the date hereof but prior to the Termination Date, a Company Takeover Proposal shall have been communicated to the Company or the Board (whether or not publicly disclosed) (or if any such Company Takeover Proposal shall have been communicated to the Company or the Board (whether or not publicly disclosed) prior to the date hereof it is, after the date hereof, communicated again to the Company or the Board (whether or not publicly disclosed)) or publicly announced or otherwise disclosed to the stockholders of the Company, and (B) within 15 months of the Termination Date, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or the Board (or any committee thereof) recommends that the Company stockholders approve, adopt or accept, any Company Takeover Proposal, then the Company shall pay Purchaser the Company Termination Fee.

(c) In the event that Purchaser shall receive full payment of all amounts due Purchaser pursuant to Section 7.3(b), the full receipt of such amounts shall be deemed to be liquidated damages and the sole and exclusive remedy for any and all losses or damages suffered or incurred by Purchaser, Merger Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, Merger Sub, any of their respective affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, its subsidiaries, any of their respective affiliates or any other person arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3 limits the rights of any affiliates of Purchaser with respect to that certain loan agreement, dated April 12, 2007, by and among certain subsidiaries of the Company and certain affiliates of Purchaser, as amended, and any other agreements, documents, notes or instruments with respect thereto. The parties acknowledge that the damages incurred by Purchaser and Merger Sub would be difficult to determine and that the foregoing liquidated damages amount represents a reasonable estimate of such damages.

(d) The Company Termination Fee shall be paid to Purchaser or its designee by the Company in immediately available funds by wire transfer (i) within two Business Days after the termination of this Agreement pursuant to Section 7.1(f) or Section 7.1(i), (ii) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 7.1(g), and (iii) concurrently upon the Company entering into a definitive agreement with respect to, or the Board recommending that the Company stockholders approve, adopt or accept, a Company Takeover Proposal, if this Agreement is terminated under any of the circumstances set forth in Section 7.3(b)(ii).

(e) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $3,250,000.

(f) Each of the Company and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the Merger.

ARTICLE VIII

MISCELLANEOUS

8.1.  Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

8.2.  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person or, by facsimile or by email, receipt confirmed, (ii) on the next Business Day when sent by overnight courier or (iii) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(A) if to the Company, to:

Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
Attention: Daniel E. Ellis
Facsimile: (404) 364-0088
Email: dellis@lodgian.com

with a copy to (but which shall not constitute notice to the Company):

King & Spalding
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Alan J. Prince, Esq.
Anne M. Cox, Esq.
Facsimile: (404) 572-5100
Email: aprince@kslaw.com
acox@kslaw.com

(B) if to Purchaser or Merger Sub, to:

LSREF Lodging Investments, LLC
2711 N. Haskell Avenue, Suite 1700
Dallas, Texas 75204
Attention: Marc L. Lipshy, Esq.
Facsimile: (214) 459-1430
Email: mlipshy@hudson-advisors.com

with a copy to (but which shall not constitute notice to Purchaser or Merger Sub)

Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attention:	Gregory J. Schmitt, Esq. Robert G. McCormick, Esq. Facsimile: (214) 979-3000 Email: gschmitt@hunton.com rmccormick@hunton.com

8.3.  Confidentiality.

Unless (a) otherwise expressly provided in this Agreement, (b) required by applicable Law or Governmental Authority, (c) necessary to secure any required Consents as to which the other party has been advised, or (d) consented to in writing by Purchaser or the Company, as applicable, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser, Merger Sub and their respective officers, directors, employees, agents and representatives. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall use its commercially reasonable efforts to consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after a party uses its commercially reasonable efforts to consult with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Merger. In the event this Agreement is terminated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.3.  Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.4.  Amendment and Modification.

Except as set forth in Section 5.4(d), this Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

8.5.  Waiver of Compliance; Consents.

Any failure of the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser, on the one hand, or the Company, on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.5.

8.6.  Binding Effect; Assignment.

Subject to the next sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time, without the prior written consent of the other parties hereto; provided, however, that Purchaser and Merger Sub may assign all or any of their rights hereunder to any of their respective affiliates; provided, further, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

8.7.  Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY.

(a) This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the Laws of the State of Delaware, without reference to conflict of laws principles.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, the Merger or other transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement, the Merger or other transactions contemplated herein in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any suit, action or proceeding, including an appeal thereof.

(d) Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 8.5 hereof shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by Law.

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS NEGOTIATION, EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(e).

8.8.  Counterparts.

This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties (including by facsimile or other electronic transmission), it being understood that all parties need not sign the same counterpart.

8.9.  Interpretation; Definitions.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement, and the term “including” shall mean “including, without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) As used in this Agreement the following terms shall have the following meanings: (i) unless otherwise specified herein, the term “affiliate,” with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; (ii) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the City of Atlanta, Georgia, or is a day on which banking institutions located in the State of New York or the State of Georgia are authorized or required by law or other governmental action to close; (iii) the term “knowledge,” when used with respect to the Company, shall mean the knowledge of the individuals set forth on Section 8.9(b) of the Company Disclosure Schedule (after reasonable investigation), and when used with respect to Purchaser, shall mean the knowledge of the executive officers of Purchaser (after reasonable investigation); (iv) “Law” shall mean any statute, law (including common law), ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Authority; (v) “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; and (vi) the term “subsidiary” of any specified person shall mean any corporation twenty percent

(20%) or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity twenty percent (20%) or more of the total equity interest of which, is directly or indirectly owned by such specified person.

(c) The following terms are defined elsewhere in this Agreement, as indicated below:

“affiliate”	Section 8.9(b)
“Affiliate Transaction”	Section 2.26
“Agreement”	Preamble
“AMEX”	Section 2.5
“Balance Sheet Date”	Section 2.7(b)
“Board”	Recitals
“Book-Entry Shares”	Section 1.7(b)
“Business Day”	Section 8.9(b)
“Bylaws”	Section 1.4(b
“Capital Expenditure Budget”	Section 4.1(b)
“Capital Improvement”	Section 2.25(c)
“Certificate of Merger”	Section 1.2(b)
“Certificates”	Section 1.7(b)
“Charter”	Section 1.4(a)
“Closing”	Section 1.2(a)
“Closing Date”	Section 1.2(b)
“COBRA”	Section 2.15(l)
“Code”	Section 1.7(f
“Common Stock”	Recitals
“Company”	Preamble
“Company Balance Sheet”	Section 2.7(b)
“Company Capital Stock”	Section 2.2(a)
“Company Disclosure Schedule”	Article II
“Company Employee Plans”	Section 2.15(a)
“Company Financials”	Section 2.7(b)
“Company Intellectual Property”	Section 2.14(c))
“Company Leases”	Section 2.21
“Company Material Adverse Effect”	Section 2.1
“Company Material Contracts”	Section 2.13(a)
“Company Option Plan”	Section 1.8(a)
“Company Options”	Section 1.8(a)
“Company Material Contract”	Section 2.13(a)
“Company Material Permits”	Section 2.11
“Company Permits”	Section 2.11
“Company Real Property”	Section 2.21
“Company Recommendation”	Section 4.4(b)
“Company SEC Reports”	Section 2.7(a)
“Company Stockholder Approval”	Section 2.20
“Company Superior Offer”	Section 4.8(a)
“Company Takeover Proposal”	Section 4.8(a)
“Company Termination Fee”	Section 7.3(e)

“Confidentiality Agreement”	Section 4.3(d)
“Consent”	Section 2.5
“DGCL”	Recitals
“Dissenting Shares”	Section 1.9
“DOL”	Section 2.15(b)
“Effective Time”	Section 1.2(b)
“Encumbrances”	Section 2.6
“Enforceability Exceptions”	Section 2.4(a)
“Environmental Claim”	Section 2.23(g)
“Environmental Laws”	Section 2.23(g)
“ERISA”	Section 2.15(a)
“ERISA Affiliate”	Section 2.15(a)
“Exchange Act”	Section 1.7(a)
“Exchange Agent”	Section 1.7(a)
“Expenses”	Section 7.3(a)
“FINRA”	Section 3.3
“Franchise Agreements”	Section 2.25(a)
“Franchisor(s)”	Section 2.25(a)
“GAAP”	Section 2.1
“Governmental Authority”	Section 2.5
“Hazardous Substance”	Section 2.23(g)
“HIPAA”	Section 2.15(p)
“HSR Act”	Section 2.5
“including”	Section 8.9(a)
“Indebtedness”	Section 2.13(b)
“Indemnified Parties”	Section 5.4(a)
“IRS”	Section 2.15(b)
“knowledge”	Section 8.9(b)
“Law”	Section 8.9(b)
“Litigation”	Section 2.12
“Merger”	Recitals
“Merger Consideration”	Section 1.6(b)
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 2.15(a)
“Notice of Superior Offer”	Section 4.8(e)
“Outside Date”	Section 7.1(b)
“PBGC”	Section 2.15(b)
“Pension Benefit Plan”	Section 2.15(h)
“Permitted Encumbrances”	Section 2.21
“person”	Section 8.9(b)
“Preferred Stock”	Section 2.2(a)
“Proxy Statement”	Section 2.5
“Purchaser”	Preamble
“Purchaser Material Adverse Effect”	Section 3.3
“Qualified Plan”	Section 2.15(f)

“Recent SEC Reports”	Article II
“Representatives”	Section 4.3(a)
“SEC”	Section 2.5
“Securities Act”	Section 2.2(a)
“Shares”	Recitals
“Special Meeting”	Section 4.4(b)
“subsidiary”	Section 8.9(b)
“Surviving Corporation”	Section 1.1
“Tax(es)”	Section 2.16(p)
“Tax Return”	Section 2.16(p)
“Termination Date”	Section 7.1
“Voting Agreement”	Recitals
“Voting Debt”	Section 2.2(b)
“WARN”	Section 2.22(d)

8.10.  Entire Agreement.

This Agreement, the Confidentiality Agreement and the documents or instruments referred to herein, including, but not limited to, the Company Disclosure Schedule referred to herein, which Company Disclosure Schedule is incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, agreements, understandings or undertakings among the parties relating to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior restrictions, promises, representations, warranties, covenants, agreements, understandings or undertakings between the parties with respect to such subject matter.

8.11.  Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.12.  Specific Performance; Remedies.

(a) Except as otherwise provided in Section 7.3, any and all remedies herein expressly conferred upon Purchaser or Merger Sub will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon Purchaser or Merger Sub, and the exercise by Purchaser or Merger Sub of any one remedy will not preclude the exercise of any other remedy. The Company’s exclusive remedy is as provided in Section 8.12(c) and Section 8.12(d) below, and the Company shall have no other remedies hereunder, or at law or in equity, except as provided in Section 8.12(c) and Section 8.12(d) below.

(b) The parties hereto agree that an award of money damages would be inadequate for any breach of this Agreement and that any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the parties hereto shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

(c) Except as provided in Section 8.12(d) below, the Company agrees that specific performance shall be its exclusive remedy for breach by Purchaser or Merger Sub of this Agreement or any guarantee entered into in connection herewith.

(d) If a court of competent jurisdiction determines that the Company is not entitled to an award of specific performance to remedy a breach of this Agreement by Purchaser or Merger Sub, then the Company may be awarded any other remedy available to it at law or in equity, including monetary damages (which the parties agree may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may be determined by reference to the amount, if any, that would have been recoverable by the Company Stockholders if such Company Stockholders were entitled to bring an action against Purchaser). Notwithstanding anything else contained in this Agreement, in no event shall the collective damages payable by Purchaser, Merger Sub or any of their affiliates, for breaches under this Agreement or any guarantee entered into in connection herewith exceed $20,000,000 in the aggregate for all such breaches. If a court of competent jurisdiction enters a judgment awarding the Company damages for such alleged breach, the parties hereto agree that (i) if such judgment is entered within 60 days of the Company filing suit, then within five days following such determination Purchaser and Merger Sub may elect to and may consummate the Merger (in accordance with Article II of this Agreement) and the parties shall promptly jointly request such judgment be set aside, provided that if Purchaser and Merger Sub do not so elect to consummate the Merger or do not consummate the Merger with such five days, then the Company may enforce such judgment, and (ii) if such judgment is entered later than 60 days after the Company files suit, then (A) the Company may enforce such judgment, or, (B) if Purchaser and Merger Sub desire to consummate the Merger in accordance with Article II of this Agreement and the Company consents (such consent to be in the sole and absolute discretion of the Company) to such consummation at such time, the parties may consummate the Merger and the parties shall promptly jointly request such judgment be set aside.

8.13.  Attorneys’ Fees.

If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach or default in connection with the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.14.  No Third-Party Beneficiaries.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Merger shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party, and any third-party beneficiary is hereby disclaimed, except, following the Effective Time, to the extent provided in Section 5.4.

8.15.  Company Disclosure Schedule References.

The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent from the language of the Disclosure Schedule itself. Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

LODGIAN, INC.,
a Delaware corporation

By:	/s/ Daniel E. Ellis
Name:     Daniel E. Ellis

Title:	President and Chief Executive Officer

LSREF LODGING INVESTMENTS, LLC
a Delaware limited liability company

By:	LSREF Lodging Holdings, LLC, its sole member

By:	/s/ Marc L. Lipshy
Name:     Marc L. Lipshy

Title:	Vice President

LSREF LODGING MERGER CO., INC.
a Delaware corporation

By:	/s/ Marc L. Lipshy
Name:     Marc L. Lipshy

Title:	Vice President

Annex B

Opinion of Houlihan Lokey

January 20, 2010

Lodgian, Inc.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that Lodgian, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, LSREF Lodging Investments, LLC (“Purchaser”) and LSREF Lodging Merger Co., Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”) pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”), each outstanding share of common stock, par value $0.01 per share (“Common Stock”), of the Company will be converted into the right to receive $2.50 in cash (the “Consideration”), subject to adjustment as provided in the Agreement, and the Company will become a wholly owned subsidiary of Purchaser. You have advised us that Purchaser and Merger Sub were formed by Lone Star Funds (“Lone Star”) or entities affiliated or associated with Lone Star for purposes of engaging in the Transaction.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft dated January 18, 2010, of the Agreement;

2. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2009 through 2014 (the “Projections”);

4. spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, properties, operations, financial condition and prospects of the Company, the Transaction and related matters;

5. compared the financial and operating performance of the Company and certain of its properties with that of other companies with publicly traded securities that we deemed relevant;

6. reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

7. reviewed a liquidation analysis prepared by Company’s management as to the value, if any, that holders of Common Stock would be expected to receive with respect to the shares of Common Stock in an orderly liquidation of the Company (the “Liquidation Analyses”);

8. reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, management of the Company has advised us, and we have assumed, that the Liquidation Analyses reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the value that holders of Common Stock would be expected to receive with respect to the shares of Common Stock in an orderly liquidation of the Company, and we express no opinion with respect to such estimates or the assumptions on which they are based. For purposes of our analyses and this Opinion, you have advised us and directed us to assume that, (i) the Company is experiencing issues that have adversely affected its business, assets, properties, condition (financial or otherwise), liabilities, results of operations and prospects; and (ii) the Company will convey 19 hotels securing three loans (the “Property Conveyance”). We have also assumed, with your consent, that any adjustments to the Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analyses.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of the Company (the “Board”), the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Lone Star or entities affiliated or associated with Lone Star, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and other financial services to Lone Star and/or certain of its affiliates, as well as certain security holders of the Company including, without limitation, Key Colony Management, L.L.C. (“Key Colony”) and Oaktree Capital Management, L.P. (“Oaktree”) and/or certain of their respective affiliates, for which Houlihan Lokey and such affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Purchaser and other participants in the Transaction (including, without limitation, Lone Star, Key Colony and Oaktree) and/or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Lone Star, Key Colony, Oaktree, other participants in the Transaction and/or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with such funds, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company, Lone Star, Key Colony, Oaktree, other participants in the Transaction and/or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

Our opinion only addresses the fairness to the holders of shares of Common Stock, from a financial point of view of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered in connection therewith or otherwise including, without limitation, any agreements between Lone Star or its affiliates and the Company’s lenders relating to outstanding loans of the Company or the Company’s hotel properties. In addition, this Opinion does not address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction, including potential contingent liabilities arising out of the Property Conveyance. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex C

Appraisal Rights

(a) § 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced as appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from, time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF LODGIAN, INC. ___, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Special Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://proxy.lodgian.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030030000000001000 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of January 22, 2010, by and among Lodgian, Inc., LSREF Lodging Investments, LLC and LSREF Lodging Merger Co., Inc. and approval of the merger of LSREF Lodging Merger Co., Inc. with and into Lodgian, Inc. and the other transactions contemplated by the merger agreement. 2. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. 3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment(s) thereof. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 I PLAN TO ATTEND MEETING To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMON STOCK PROXY LODGIAN, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated ☐, 2010, and does hereby appoint Daniel E. Ellis and James A. MacLennan, and each of them singly, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock of Lodgian, Inc. (the “Corporation”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Corporation to be held at ☐ a.m., local time, on ☐,☐, 2010, at the offices of King & Spalding LLP, 1180 Peachtree Street, N.E., Atlanta, GA 30309, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted in accordance with the recommendations of the Board (“FOR” the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote). (Continued and to be signed on the reverse side) 14475

SPECIAL MEETING OF STOCKHOLDERS OF LODGIAN, INC. ___, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://proxy.lodgian.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030030000000001000 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of January 22, 2010, by and among Lodgian, Inc., LSREF Lodging Investments, LLC and LSREF Lodging Merger Co., Inc. and approval of the merger of LSREF Lodging Merger Co., Inc. with and into Lodgian, Inc. and the other transactions contemplated by the merger agreement. 2. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. 3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment(s) thereof. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE I PLAN TO ATTEND MEETING To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.